    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 28, 2000
                                                      REGISTRATION NO. 333-38326
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                          AMENDMENT NO. 1 TO FORM S-3
                                       ON
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          HOMECOM COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                    7371                                   58-2153309
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                   Identification No.)

                         ------------------------------

                   BUILDING 14, SUITE 100, 3535 PIEDMONT ROAD
                             ATLANTA, GEORGIA 30305
                                 (404) 237-4646
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                         ------------------------------

                                 HARVEY W. SAX
                            CHIEF EXECUTIVE OFFICER
                          HOMECOM COMMUNICATIONS, INC.
                   BUILDING 14, SUITE 100, 3535 PIEDMONT ROAD
                             ATLANTA, GEORGIA 30305
                                 (404) 237-4646
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                          COPIES OF CORRESPONDENCE TO:
                             RAYMOND L. MOSS, ESQ.
                          SIMS MOSS KLINE & DAVIS LLP
                      400 NORTHPARK TOWN CENTER, SUITE 310
                           1000 ABERNATHY ROAD, N.E.
                             ATLANTA, GEORGIA 30328

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: From time to time after the effective date of this Registration Statement until April 14, 2002, or until such earlier time that all the shares registered hereunder have been sold.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THIS REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                   AMOUNT TO         OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
         SECURITIES TO BE REGISTERED            BE REGISTERED(1)       PER SHARE(2)           PRICE(2)        REGISTRATION FEE(3)
Common stock, par value $0.0001..............   2,645,000 shares          $0.8125            $2,149,063             $567.35

(1) Shares of common stock which may be offered by the selling stockholder pursuant to this Registration Statement consist of shares issueable upon conversion of $2,127,000 principal amount of Series E Convertible Preferred Stock and upon exercise of warrants to purchase 66,667 shares of common stock. If all the Series E Convertible Preferred Stock had been converted as of August 15, 2000, the conversion price would have been $.7073 per common share, and approximately 3,088,428 shares of common stock would have been issueable as a result of such conversion. An additional 66,667 shares of common stock would be issueable if all the warrants were exercised. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issueable upon conversion of the Series E Convertible Preferred Stock and exercise of the warrants, as this number of shares may be adjusted solely as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416 of Regulation C under the Securities Act of 1933, but such number of shares does not include additional shares that may be issueable due to the operation of the conversion formula applicable to the Series E Convertible Preferred Stock. Rule 416 does not apply to any additional shares that would be issueable to holders of the Series E Convertible Preferred Stock as a result of changes in the market price of the common stock, and we are not relying on Rule 416 to register any additional shares issueable as a result of the operation of the conversion formula applicable to the Series E Convertible Preferred Stock.

(2) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the Company's common stock as reported on the Nasdaq SmallCap Market on August 25, 2000, in accordance with Rule 457 under the Securities Act of 1933.

(3) $558.55 of such fee was previously paid with our filing with respect to this offering on Form S-3 filed with the Commission on June 1, 2000; the remaining $8.80 is being paid herewith.

                  SUBJECT TO COMPLETION, DATED AUGUST 28, 2000

PROSPECTUS

                            HOMECOM COMMUNICATIONS, INC.

                        2,645,000 SHARES OF COMMON STOCK

    THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED BEGINNING ON PAGE 3 IN DETERMINING WHETHER TO PURCHASE SHARES OF OUR STOCK.

    These shares of common stock are being offered by the selling shareholder
identified on page   of this prospectus in the section entitled "Principal and
Selling Shareholders." The selling shareholder may sell these shares from time to time:

        -- on the NASDAQ SmallCap Market;

        -- on the over-the-counter market;

        -- in transactions directly with market makers; or

        -- in privately negotiated transactions.

    We will not receive any portion of the proceeds from the sale of these shares. In addition to the registration statement, which includes this prospectus, we have filed other registration statements covering a substantial number of additional shares of common stock. They include two registration statements covering an aggregate of 811,429 shares issued in connection with acquisitions, and registration statements covering a maximum of 3,117,371 shares issueable in connection with the private placement of our series B, C and D convertible preferred stock and related warrants. All of these registration statements have been declared effective. These registration statements are more fully described under "Risk Factors--There Is A Substantial Number Of Shares Eligible For Future Sale" at page 7 of this prospectus.

    Our common stock is quoted on the Nasdaq SmallCap Market under the symbol HCOM.

    The selling shareholder will determine the price of the shares independent of us. On August 25, 2000, the last sale price of the common stock on the Nasdaq SmallCap Market was $0.875 per share.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 The date of this prospectus is August 28, 2000

                                    SUMMARY

    We develop and market specialized software applications, products and services that enable financial institutions and their customers to use the internet and intranets/extranets to obtain and communicate important business information, conduct commercial transactions and improve business productivity. Our principal mission is to enable financial institutions to establish electronic channels to consumers and conduct business by providing secure, innovative, internet-based solutions to the banking, insurance and brokerage industries. As a b2b, or business-to-business, technology provider to these electronic channels, we intend to continually enrich the content of our proprietary applications; host and maintain our own as well as third party software applications; and to provide strategic design, consulting and development services to financial institutions on e-commerce and web marketing. Historically, we have derived our revenue from professional web development services, software licensing, application development, insurance and securities sales commissions, and hosting and transactions fees.

    In 1999, we provided our product and service offerings through four distinct but integrated business units:

    -- our FAST, or Financial Application, Solutions and Technology unit, creates internet and intranet business applications, solutions and technology focused on the banking, insurance and brokerage client markets. FAST generates revenue from the installation, integration and customization of our software products within a client's website and e-commerce operations. We also provide turnkey hosting services for these applications.

    -- our Financial Solutions unit, also referred to as the Software Products Group, provides cost effective, one-stop web-based financial service applications to the banking, credit union and brokerage industries that allow its clientele to rapidly deploy competitive e-commerce platforms at lower cost than custom application development.

    -- our InsureRate-TM- group provides turnkey online insurance programs to financial institutions, particularly banks, credit unions, brokerage houses and financial web portals. Broadly, InsureRate offers financial institutions the opportunity to use the InsureRate term life, property and casualty or annuity modules at the institution's website and/or for its own agency force within the institution or to outsource these functions to InsureRate's fully licensed agencies and call centers. InsureRate derives its revenues from participation in the sales commissions paid by insurance carriers, website and extranet setup fees, and insurance carrier enrollment fees. In 1999, we acquired First Institutional Marketing, Inc., or FIMI, and its affiliated insurance agencies and NASD broker dealer and integrated their operations with InsureRate. On August 4, 2000, we announced that we have entered into an agreement to sell the InsureRate division and the FIMI companies to a management group composed of some of our employees and other investors. The transaction is subject to the execution of a definitive purchase agreement and is subject to several conditions, including the completion of financing.

    -- HISS, or our Internet Security Services business unit. In October, 1999, we sold the HISS business unit and entered into a joint marketing program with the acquiror, Infrastructure Defense, Inc.

    As a result of the sale of the HISS business unit, and the anticipated sale of the InsureRate/FIMI unit, we will be focused on our core offerings of FAST and the Software Products Group.

    As used in this prospectus, the company described refers to HomeCom Communications, Inc., a Delaware corporation, and its wholly owned subsidiaries. We were incorporated on December 2, 1994, under the laws of Delaware. Our principal executive offices are located at Building 14, Suite 100, 3535 Piedmont Road, Atlanta, Georgia 30305 and our telephone number is (404) 237-4646.

                         SUMMARY FINANCIAL INFORMATION

                                                                                           SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                          JUNE 30,
                             ---------------------------------------------------------   ---------------------
                               1995        1996        1997        1998        1999        1999        2000
                             ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                       (IN THOUSANDS, EXCEPT SHARES OUTSTANDING AND PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Net sales..................  $     328   $   2,230   $   2,503   $   2,511   $   6,556   $   2,819   $   4,620
Operating loss.............         (2)       (581)     (4,368)     (5,261)     (9,894)     (3,531)     (3,872)
Net income (loss)..........  $      (5)  $    (626)  $  (4,881)  $  (1,204)  $  (9,176)  $  (3,508)  $  (3,795)

Basic and diluted earnings
  (loss) per share
  Continuing operations....  $   (0.00)  $   (0.34)  $   (1.86)  $   (0.42)  $   (1.96)  $   (0.73)  $   (0.63)
  Discontinued
    operations.............         --          --   $   (0.02)  $   (0.02)  $    0.10   $   (0.04)         --
                             ---------   ---------   ---------   ---------   ---------   ---------   ---------
Total......................  $   (0.00)  $   (0.34)  $   (1.88)  $   (0.44)  $   (1.86)  $   (0.77)  $   (0.63)
                             =========   =========   =========   =========   =========   =========   =========
Weighted average common
  shares outstanding--basic
  and diluted..............  1,850,447   1,862,223   2,602,515   4,287,183   6,324,791   5,912,072   7,891,021

                                                                      DECEMBER 31
                                                  ----------------------------------------------------
                                                    1995       1996       1997       1998       1999     JUNE 30, 2000
                                                  --------   --------   --------   --------   --------   -------------
BALANCE SHEET DATA:
Working capital (deficit).......................    $134     $(1,305)    $2,722     $2,265     $1,034       $1,086
Total assets....................................     247       1,727      4,665      4,565     10,536        8,312
Long-term obligations...........................     161         148      1,652        155        442          382
Total liabilities...............................     243       2,347      2,708      1,117      2,931        2,327
Redeemable preferred stock......................      --          --         --         --      1,625          283
Common stock and other stockholders' equity
  (deficit).....................................       5        (621)     1,957      3,448      5,980        5,703

    FORWARD-LOOKING STATEMENTS. This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including certain statements contained under "Management's Discussion and Analysis of Financial Condition and Results of Operations" concerning our expectations, beliefs, or strategies regarding increased future revenues and operations, and certain statements contained under "Business" concerning the development and marketing of our products and services and the effect of market conditions and competition. When used in this prospectus, the words "believes," "intends," "anticipates" and similar expressions are intended to identify forward-looking statements. All forward-looking statements included in this prospectus are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements. These risks and uncertainties include the timing and acceptance of new product introductions, the actions of our competitors and business partners, and the factors discussed below.

                                  RISK FACTORS

    WE WILL REQUIRE ADDITIONAL CAPITAL TO FINANCE OUR OPERATING LOSSES AND CAPITAL REQUIREMENTS. We have incurred, and expect to continue to incur, substantial operating losses, and we will require substantial sums of cash in our operations for an indefinite period. We may also need to spend significant amounts of cash to:

        -- fund continued growth, and offset operating losses;

        -- take advantage of unanticipated opportunities, such as major strategic alliances or other special marketing opportunities, acquisitions of complementary businesses or assets, or the development of new products; or

        -- react to unanticipated developments or competitive pressures.

    We have substantially limited unused sources of capital. As of June 30, 2000, we had working capital of approximately $1 million. We have undertaken steps to address our ongoing cash requirements, including concentrating our market focus, identifying additional operational and administrative efficiencies, and actively managing working capital. We also may consider raising additional capital through additional debt and equity offerings.

    Because we expect to continue to incur substantial operating losses, we will continue to use substantial sums of cash in our operations for an indefinite period. We will therefore be required to obtain additional capital. We cannot assure you that we will be successful in securing additional capital, or that capital will be available on terms that are acceptable to us or on terms that will not significantly dilute the interests of existing stockholders. If we exhaust our current sources of capital and are not able to obtain additional capital, we will be required to undertake steps to continue our operations. These steps may include further reduction of our operating costs and other expenditures, including potential reductions of personnel and suspension of salary increases and capital expenditures. If these measures are not sufficient, we may elect to implement other cost reduction actions as we may determine are necessary and in our best interests, including the possible sale of some or all of our business lines. Any actions undertaken may limit our opportunities to realize continued increases in sales and we may not be able to reduce costs in amounts sufficient to achieve break-even or profitable operations. If we exhaust our sources of capital, and subsequent cost reduction measures are not sufficient to allow us to achieve positive cash flows, we will be forced to seek protection from our creditors. The aforementioned factors raise substantial doubt about our ability to continue as a going concern. The financial statements included in this prospectus have been prepared assuming we are a going concern and do not include any adjustments that might result should we be unable to continue as a going concern.

    WE HAVE A LIMITED OPERATING HISTORY. Our growth plans are subject to the risks, expenses, and uncertainties frequently encountered by young companies that operate exclusively in the new and evolving markets for internet products and services. If we fail to achieve our growth plans, our prospects and the market for our shares will be adversely affected. Successfully implementing our growth plans depends on the following factors:

        -- Our ability to attract, retain, and motivate qualified people;

        -- Our ability to upgrade and commercialize products and services;

        -- Our ability to effectively integrate the technology and operations of businesses or technologies we have acquired; and

        -- Our development or acquisition of services or products equal or superior to those of our competitors.

    WE EXPECT TO INCUR CONTINUED LOSSES. As of June 30, 2000, we had an accumulated deficit of approximately $19.7 million. We expect to continue to experience significant losses for an indefinite period. This will be primarily due to increased sales and marketing, product development, customer service and support, and operating costs incurred in support of our product and service offerings. If we cannot generate sufficient revenues to offset our operating expenses, our business and operating results will continue to be materially adversely affected.

    OUR MARGINS MAY DECLINE DUE TO PRICE EROSION. The market for internet and intranet products and services is highly competitive and is characterized by significant pressures to reduce prices, incorporate new capabilities, and accelerate completion schedules. This increase in competition has resulted in significant price competition, which in turn has resulted in significant reductions in the average selling price of many of our products and services, including our web site development and hosting services. Our ability to offset the effects of price reductions through an increase in the number of our customers, higher revenue from enhanced services, or cost reductions is limited, and we also expect our margins may fluctuate. If our margins decline, this will negatively affect our results, and may negatively affect the market for our shares. Our gross margins for each of 1998 and 1999 have been approximately 11% and 31%, respectively.

    There are no substantial barriers to entry in our market, and we expect that competition will continue to intensify. In addition, we compete with many other companies that have longer operating histories, longer customer relationships, and substantially greater financial, management, technical development, sales, marketing, and other resources. Many nationally known companies and regional local companies across the country are involved in Internet and intranet applications, including the development and support of web sites and internet applications, and the number of these companies is increasing.

    WE DEPEND UPON CONTINUED GROWTH IN USE OF THE INTERNET. Our future success is dependent upon continued growth in the use of the internet and the web. The internet may not prove to be a viable commercial marketplace for many reasons, including:

        -- lack of acceptable security technologies,

        -- potentially inadequate development of the necessary infrastructure, or

        -- timely development and commercialization of performance improvements.

    If the internet continues to experience significant growth in the number of users and level of services, the internet infrastructure may not be able to support the demands placed upon it, and the performance and reliability of the web may be adversely affected.

    OUR STOCK PRICE MAY BE VOLATILE. The trading price of our shares has been, and may continue to be, subject to wide fluctuations. During the twelve months ending August 15, 2000, the closing sale prices of our shares on the Nasdaq SmallCap Market has ranged from $0.6875 to $5.5625. Our stock price may fluctuate in response to a number of events and factors such as:

        -- quarterly variations in operating results,

        -- announcements of technological innovations or new products and media products by us or our competitors,

        -- changes in financial estimates and recommendations by securities analysts,

        -- the operating and stock price performance of other companies that investors view as comparable, and

        -- news reports related to trends in our markets.

    In addition, the stock market in general and the market prices for internet-related companies in particular have experienced extreme volatility and often have been unrelated to the operating performance of those companies. These broad market and industry fluctuations may adversely affect the price of the stock regardless of our operating performance.

    WE MAY NOT PROPERLY MANAGE OUR GROWTH. Our growth has placed a significant strain on our managerial, operational and financial resources. To manage our growth, we must continue to implement and improve our operational and financial systems and to expand, train, and manage our employee base. Our systems, procedures or controls may not be adequate to support our operations. Our management may not be able to achieve the rapid execution necessary to support our market opportunity. Any failure to effectively manage growth could have a material adverse effect on our business, operating results, or financial condition.

    WE MAY NOT PROPERLY HANDLE THE RISKS ASSOCIATED WITH ACQUISITIONS. As part of our business strategy, we have completed several acquisitions and expect to enter into additional business combinations to further our goal to become a leading provider of internet software solutions for the financial services industry. Acquisition transactions are accompanied by many risks, and we may not be successful in addressing one or more of these risks. These risks include:

        -- the difficulty of assimilating the operations and personnel of the acquired companies;

        -- the difficulties of managing geographically separate business units;

        -- the difficulty of incorporating acquired technology or content and rights into our product and services;

        -- unanticipated expenses relating to technology integration;

        -- the maintenance of uniform standards, controls, procedures, and policies; and

        -- the impairment of relationships with employees and customers as a result of any integration or management changes.

    Since February 1999, we have completed two acquisitions which have added approximately 35 employees to our operations.

    WE DEPEND ON KEY PERSONNEL. We depend upon the continued services of our senior management for our continued success. The loss of any member of senior management could have a serious negative impact upon our business and operating results. We can provide no assurances that we will be able to retain our senior management or other key personnel. Although we have entered into employment agreements with each of our executive officers that contain non-competition and nondisclosure provisions, our ability to benefit from them is uncertain because these provisions are typically limited in geographic scope and time, and may not effectively prohibit competition due to the global nature of the internet.

    OUR AVERAGE SALES CYCLE MAY LENGTHEN. Our development and implementation of interactive web sites and intranet software applications involves a lengthy sales cycle, which can be as long as six to nine months. Extensive web sites, development or licensing of our products may also involve substantial commitment of capital by potential customers as well as the attendant delays frequently associated with approving larger capital expenditures and reviewing new technologies that affect key operations. If our average sales cycle continues to lengthen, we will face increased costs, potentially lower profit margins and a potential inability to achieve our target and sales goals.

    WE MAY INCUR LOSSES FROM DEFECTS IN OUR PRODUCTS AND SERVICES. Web site services and other services based on software and computing systems frequently encounter development and completion delays. Software may contain undetected errors or failures when introduced, especially in the case of web sites when the volume of traffic on the site increases. Errors found in the software, underlying web site, or other project may result in delays in completion, commercial release, or acceptance of the project. In addition, we may incur unanticipated additional costs in order to cure any defect or be obligated to refund money paid to us or pay for damages caused by any delay or defect. Applications or products developed by us may contain undetected errors or failures when first introduced. If software errors are discovered after introduction, we could experience delays and lost revenues during the period required to correct these errors. Despite our best efforts to the contrary, errors may be found in new applications, products, or releases after the commencement of installation or shipment. These problems can result in losses, or in delays in receiving revenues.

    WE MAY INCUR LOSSES FROM SECURITY RISKS. Our software and equipment is vulnerable to computer viruses or similar disruptive problems caused by customers or other internet users. Computer viruses or problems caused by third parties, such as hackers, could lead to interruptions, delays, or termination of service to our customers. Third parties could also potentially jeopardize security of confidential information stored in our computer systems or our customers' computer systems by their inappropriate use of the internet, which could cause losses to us and to our customers. Inappropriate use of the internet includes attempting to gain unauthorized access to information or systems. Although we intend to continue to implement security measures to prevent this, hackers have circumvented security measures in the past, and may be able to circumvent our security measures or the security measures of third parties in the future. Further, until more comprehensive technologies are developed, the security and privacy concerns of existing and potential customers may inhibit the growth of the internet service industry in general and our customer base and revenue in particular. We do not have errors and omissions, product liability, or other insurance to protect against risks caused by computer viruses or other misuse of software or equipment by third parties.

    WE MAY NOT BE SUCCESSFUL IN PROTECTING OUR PROPRIETARY RIGHTS OR AVOIDING CLAIMS THAT WE INFRINGED THE PROPRIETARY RIGHTS OF OTHERS. Our success depends in part upon our software and related documentation. We principally rely on copyright, trade secret, confidentiality procedures, and contract laws to protect our proprietary technology. The steps we have taken may not be adequate to prevent misappropriation of our technology, and our competitors may independently develop technologies that are substantially equivalent or superior to our technologies. We have a registered service mark for our logo and for Post On the Fly and we have applied for federal registration of the names HomeCom and Personal Internet Banker-TM-. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the United States. Although we do not believe that the software or trademarks we use or any of the other elements of our business infringe on the proprietary rights of any third parties, third parties may assert claims of infringement against us in the future and may succeed in securing injunctive relief or money damages. We could incur substantial costs and diversion of management resources in the defense of any claims relating to proprietary rights, which could materially adversely affect our business, financial condition, and results of operations.

    THERE IS A SUBSTANTIAL NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE. The market for the shares may be adversely affected as a result of sales of a large number of shares in the market, or a perception that large sales may occur. This could also limit our ability to raise capital through offerings of shares, or to effect acquisitions utilizing shares as part or all of the purchase price.

    We had 9,048,100 shares outstanding as of August 15, 2000. There are also the following shares that may become available for resale in the public markets:

        -- As of August 15, 2000, there are outstanding warrants to acquire an aggregate of 944,699 shares at a weighted average exercise price of $7.15 per share. The shares issueable upon exercise of the warrants have been registered under the Securities Act, and will be available for resale upon issuance following exercise of the warrants. Warrants to acquire an additional 300,000 shares at an exercise price of $3.74 per share were issued in conjunction with the acquisition of First Institutional
    Marketing, Inc. and certain of its affiliates. The shares issueable upon exercise of these warrants have not been registered under the Securities Act and are not currently available for resale upon issuance following exercise of the warrants.

        -- As of August 15, 2000, there are outstanding options to purchase 1,027,451 shares under our employee stock option plan at a weighted average exercise price of $4.492 per share, and 35,000 shares under our non-employee directors option plan. As of August 15, 2000, 16,802 shares have been issued under our employee stock purchase plan at a weighted average price of $2.24 per share. We have filed a registration statement on Form S-8 under the Securities Act to register the potential sale of 300,000 shares reserved for issuance under our stock option plan and 150,000 shares reserved for issuance under our stock purchase plan. At our last annual meeting of stockholders, our stockholders approved an increase in the shares authorized for issuance under the employee stock purchase plan from 150,000 to 300,000. Except for shares held by our affiliates, shares purchased under our stock option and purchase plans generally will be available for resale in the public market.

        -- On March 25, 1999, we completed a private placement for cash of $2,500,000 principal amount of our series B convertible preferred stock and related warrants to purchase 250,000 shares of common stock. As of August 15, 2000, the holders of the series B preferred stock had converted $2,000,000 principal amount of the series B preferred stock into common stock. If all the remaining shares of series B preferred stock were converted, and all the related warrants exercised, as of August 15, 2000, we would be required to issue approximately 744,010 shares of common stock, or approximately 7.6% of the number of shares of common stock that would then be outstanding. The total number of shares of common stock issuable upon the conversion and exercise will vary, based upon the closing bid prices of our common stock. The terms of the series B preferred stock and the warrants are more fully described in this prospectus under "Description of Capital Stock," in particular the subsections entitled "Series B Convertible Preferred Stock" on page 41 and "Warrants" on page 54. In connection with registration rights granted to the investors in the private placement, we were obligated to pay penalties if the registration statement was not filed and declared effective within specified time periods. We incurred penalties under those provisions, and we have elected to pay such penalties by issuing the investors additional shares of common stock. Those penalties amounted to an aggregate of 76,000 shares of common stock, which were included in the registration statement.

        -- On July 28, 1999, we completed a private placement for cash of $3,500,000 principal amount of our series C convertible preferred stock and related warrants to purchase 59,574 shares of common stock. As of August 15, 2000, the holders of the series C preferred stock had converted approximately $1,607,860 principal amount of the series C preferred stock into common stock. If all the remaining shares of series C preferred stock were converted, and all the related warrants exercised, as of August 15, 2000, we would be required to issue approximately 2,843,719 shares of common stock, or approximately 23.9% of the number of shares of common stock that would then be outstanding. The total number of shares of common stock issuable upon the conversion and exercise will vary, based upon the closing bid prices of our common stock. The terms of the series C preferred stock and the warrants are more fully described in this prospectus under "Description of Capital Stock," in particular the subsections entitled "Series C Convertible Preferred Stock" on page 44 and "Warrants" on page 54.

        -- On September 28, 1999, we completed a private placement for cash of $1,500,000 principal amount of our series D convertible preferred stock and related warrants to purchase 25,000 shares of common stock. As of August 15, 2000, the holders of the series D preferred stock had converted approximately $1,474,180 principal amount of the series D preferred stock into common stock. If all the remaining shares of series D preferred stock were converted, and all the related warrants exercised, as of August 15, 2000, we would be required to issue approximately 38,433 shares of common stock, or approximately .42% of the number of shares of common stock that would then be outstanding. The total number of shares of common stock issuable upon the conversion and exercise will vary, based upon the closing bid prices of our common stock. The terms of the series D preferred stock and the warrants are more fully described in the prospectus under "Description of Capital Stock," in particular the subsections entitled "Series D Convertible Preferred Stock" on page 47 and "Warrants" on page 54.

        -- On April 14, 2000, we completed a private placement for cash of $2,127,000 principal amount of our series E convertible preferred stock and related warrants to purchase 66,667 shares of common stock. If all the shares of series E preferred stock were converted, and all the related warrants exercised, as of August 15, 2000, we would be required to issue approximately 3,088,428 shares of common stock, or approximately 25.4% of the number of shares of common stock that would then be outstanding. The total number of shares of common stock issuable upon the conversion and exercise will vary, based upon the closing bid prices of our common stock. The terms of the series E preferred stock and the warrants are more fully described in the prospectus under "Description of Capital Stock," in particular the subsections entitled "Series E Convertible Preferred Stock" on page 50 and "Warrants" on page 54.

    PREFERRED STOCK HAS RIGHTS SENIOR TO THE SHARES. We have the right to issue up to 1,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, which include voting rights, of the preferred stock without shareholder approval. There is presently issued and outstanding 25 shares of series B preferred stock, 94.607 shares of series C preferred stock,
1.291 shares of series D preferred stock and 106.35 shares of series E preferred stock. The rights of holders of common stock may be adversely affected by the rights of holders of the preferred stock, including any preferred stock that may be issued in the future. In addition, the issuance of additional shares of preferred stock could make it more difficult for a third party to acquire control of HomeCom, even if the change of control would be beneficial to shareholders.

    WE HAVE ANTI-TAKEOVER PROVISIONS IN PLACE. Our restated certificate of incorporation provides that our board is divided into three classes of directors with each class serving a staggered three-year term. The division of the board of directors into three classes may discourage a third party from making a tender offer or commencing a proxy contest to obtain control of HomeCom, and may serve to maintain the incumbency of the present board of directors.

    THERE ARE LIMITATIONS ON THE LIABILITY OF OUR DIRECTORS AND OFFICERS. Our restated certificate of incorporation provides that our directors will have no personal liability for some breaches of their fiduciary duties. In addition, our restated bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. These limitations on personal liability do not apply to liabilities under the federal securities laws. However these provisions may reduce the likelihood of derivative litigation against directors and officers and may discourage stockholders from bringing a lawsuit against directors and officers for a breach of their fiduciary duties.

    THERE ARE UNCERTAINTIES ASSOCIATED WITH GOVERNMENT REGULATION AND OTHER LEGAL ISSUES. There are currently few laws or regulations directly applicable to access to or commerce on the internet. Due to the increased popularity and the use of the internet, it is possible that laws and regulations may be adopted, covering issues such as:

        -- user privacy,

        -- defamation,

        -- pricing,

        -- taxation,

        -- content regulation,

        -- quality of products and services, and

        -- intellectual property ownership and infringement.

    Legislation of this type could expose us to substantial liability. It could also dampen the growth in use of the web, decrease the acceptance of the web as a communications and commercial medium, or require us to incur significant expense in complying with any new regulations. Other nations, including Germany, have taken actions to restrict the free flow of material considered to be objectionable on the web. The European Union has recently adopted privacy and copyright directives that may impose additional burdens and costs on our international operations. In addition, several telecommunication carriers, including America's Carriers Telecommunications Association, are seeking to have telecommunications over the web regulated by the Federal Communication Commission in the same manner as other telecommunication services. Because the growing popularity and use of the web has burdened the existing telecommunications infrastructure, many areas with high web use have begun to experience interruptions in phone service. Local telephone carriers, including Pacific Bell, have petitioned the Federal Communications Commission to regulate service providers and impose access fees. Increased regulation, or the imposition of access fees, could substantially increase the cost of communicating on the web and potentially decrease the demand for our products. A number of proposals have been made at the federal, state, and local level that would impose additional taxes on the sale of goods and services through the internet. These proposals, if adopted, could substantially impair the growth of electronic commerce and could adversely affect our opportunity to derive financial benefit from the sale of goods and services through the internet.

    THERE ARE POTENTIAL COMMERCE-RELATED LIABILITIES. We are offering and intend to continue to offer insurance and securities products through the internet. These activities will expose us to a number of additional risks and uncertainties, including:

        -- potential liabilities for wrongful or illegal activities that may be conducted in connection with the sale of securities and insurance products;

        -- consumer fraud and false or deceptive advertising or sales practices;

        -- breach of contract claims related to the sales of insurance and securities products;

        -- claims that materials included in our sites infringe on third-party patents, copyrights, trademarks or other intellectual property rights or are libelous, defamatory, or breach third-party confidentiality or privacy rights;

        -- claims relating to any failure to appropriately collect or remit sales or other taxes arising from commerce transactions;

        -- claims that may be brought by customers as a result of losses resulting from any down time or other performance failures in our services; and

        -- state laws limiting the sale of insurance and securities products.

    Although we maintain liability insurance, insurance may not cover these claims or may not be adequate. Even if the claims do not result in material liability, investigating and defending claims of this type is expensive.

    MANAGEMENT AND SIGNIFICANT STOCKHOLDERS CAN EXERCISE INFLUENCE OVER HOMECOM. Based upon stock ownership as of August 15, 2000, our executive officers, directors, and 5% stockholders and their affiliates own an aggregate of 19.1% of our outstanding shares. As a result, these persons acting together may have the ability to substantially affect all matters submitted to our shareholders for approval and to exercise significant influence over the management and over our affairs. This concentration of ownership may have the effect of delaying or preventing a change in control of HomeCom, impede a merger, consolidation, or takeover or other business combination, or discourage a potential acquiror from attempting to obtain control. This concentration of control could also have a negative effect on the market price of your shares.

    EXISTING SHAREHOLDERS WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION. The conversion of preferred shares in conjunction with this offering will likely result in immediate and substantial dilution to the existing shareholders. To the extent that currently outstanding options and warrants are exercised or converted, there may be further dilution in your shares. Please refer to the information above under "There Is a Substantial Number of Shares Eligible For Future Sale."

    WE MAY NOT MAINTAIN NASDAQ LISTING REQUIREMENTS. If we are unable to maintain the standards for continued listing, our shares could be subject to delisting from the Nasdaq SmallCap Market. If our shares were delisted, trading, if any, of our shares would be conducted in the over-the-counter market on the OTC Bulletin Board established for securities that do not meet the Nasdaq SmallCap Market listing requirements or in what are commonly referred to as the pink sheets. As a result, investors may find it more difficult to dispose of or to obtain accurate price quotations on the shares. Under the currently effective criteria for continued listing of securities on the Nasdaq SmallCap Market, a company must maintain $2,000,000 in net tangible assets, a minimum bid price of $1.00, and a public float of at least $1,000,000. On a number of trading days in July and August, 2000, the closing sale price of our shares was $1.00 or less.

    In addition, if our common stock is delisted from trading on the Nasdaq SmallCap Market, trading in the common stock could become subject to the requirements of certain rules promulgated under the Exchange Act that govern trading in so-called penny stocks. These rules would require broker-dealers to provide additional disclosure in connection with any sales of HomeCom common stock. These rules would also require broker-dealers to sell these securities only to established customers, accredited investors, as defined in the Securities Act, or other investors who give prior written consent before purchasing or selling their shares of HomeCom common stock. The additional burdens imposed on broker-dealers by these requirements may discourage them from effecting transactions in HomeCom common stock, which could severely limit the liquidity of the HomeCom common stock.

                   ISSUANCE OF SHARES TO SELLING SHAREHOLDER

    On April 14, 2000, we completed a private placement of $2,127,000 principal amount of our series E convertible preferred stock and warrants to purchase up to 66,667 shares of our common stock. The series E preferred stock and warrants were sold in a private placement in reliance on Rule 506 of the Securities Act of 1933, which provides an exemption from registration for sales to accredited investors, as defined by Rule 501 under Regulation D of the Securities Act. Under the terms of the private placement, we agreed to file the registration statement which includes this prospectus covering the shares of common stock issuable upon conversion of the series E preferred stock and exercise of the warrants. We are obligated to pay penalties if the registration statement is not filed and declared effective within specified time periods.

    The series E preferred stock has an initial stated value of $20,000 per share, which increases at the rate of 8% per year. Each series E preferred share is convertible, at the option of the holder, into a number of shares of common stock determined by dividing the stated value by the lesser of (a) $3.53, and
(b) 82.5% of the average of the closing bid prices for the five trading days prior to the date of conversion.

    We may, at our option at any time through April 14, 2002, prohibit holders of the series E preferred stock from exercising any conversion rights for up to 90 days, provided that specified conditions are met. If we exercise that right, we are required to compensate the holders of the series E preferred stock in cash in an amount equal to 3% of the principal amount of the series E preferred stock held by each holder for each thirty days that the prohibition is in effect, pro-rated for partial months, or, at our option, deliver common stock in payment of such amount, based on the average closing bid prices for the common stock for the twenty trading days preceding the end of each calendar month during the period conversion is prohibited.

    At any time after the issuance date, we have the right, in our sole discretion, to redeem, from time to time, any or all of the series E preferred stock; provided that specified conditions are met, including that we have cash, credit or standby underwriting facilities available to fund the redemption. The redemption price is calculated as 120% of the original purchase price.

    The warrants expire on April 14, 2005 and have an exercise price of $3.35 per share, subject to adjustment under specified circumstances.

                                USE OF PROCEEDS

    The proceeds from the sale of the shares covered by this prospectus are entirely for the benefit of the selling shareholder. We will not receive any proceeds from the sale of the shares by the selling shareholder.

                          PRICE RANGE OF COMMON STOCK

    Our common stock is traded on the Nasdaq SmallCap Market under the symbol "HCOM." The following table shows for the periods indicated the high and low sale prices for the Common Stock as reported by the Nasdaq SmallCap Market.

CALENDAR QUARTER                                                HIGH       LOW
----------------                                              --------   --------
2000
  Third Quarter (through August 25, 2000)...................   $1.25        0.56
  Second Quarter............................................    3.63        1.00
  First Quarter.............................................    5.13        3.13
1999
  Fourth Quarter............................................    5.25        3.00
  Third Quarter.............................................    6.69        2.75
  Second Quarter............................................    9.69        5.00
  First Quarter.............................................    7.63        3.50
1998
  Fourth Quarter............................................    8.88        1.38
  Third Quarter.............................................    4.94        1.63
  Second Quarter............................................   18.25        1.13
  First Quarter.............................................   16.00        2.00

    On August 25, 2000, the last reported sale price of the shares as reported by the Nasdaq SmallCap Market was $0.8125 per share. As of August 15, 2000, there were 92 holders of record of the shares.

                                DIVIDEND POLICY

    We have not paid any cash dividends on our capital stock to date. We currently anticipate that we will retain all future earnings, if any, to fund the development and growth of our business and we do not anticipate paying any cash dividends in the foreseeable future.

                            SELECTED FINANCIAL DATA

    The following selected historical financial data have been derived from our audited and unaudited financial statements. The data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus.

                                                                                                     SIX MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                          JUNE 30,
                                       ---------------------------------------------------------   ---------------------
                                         1995        1996        1997        1998        1999        1999        2000
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                                                        (UNAUDITED)
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA AND SHARES OUTSTANDING)
STATEMENT OF OPERATIONS DATA
Revenues.............................  $     328   $   2,230   $   2,503   $   2,511   $   6,556   $   2,819   $   4,620
Cost Of Revenues.....................         60         775       2,140       2,232       4,555       1,903       2,183
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------
Gross Profit.........................        268       1,455         363         279        2001         916       2,437
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------
  OPERATING EXPENSES
Sales And Marketing..................        124         962       1,440       1,222       3,954       1,318       1,593
Product Development..................         20          79         515         678       1,020         351         279
General And Administrative...........        121         909       2,538       3,098       5,083       2,170       2,604
Depreciation And Amortization........          4          85         239         542       1,838         609       1,832
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------
Total Operating Expenses.............        270       2,035       4,731       5,540      11,895       4,447       6,308
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------
Operating Loss.......................         (2)       (581)     (4,368)     (5,261)     (9,894)     (3,531)     (3,871)
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------
  OTHER EXPENSES (INCOME):
Gain On Sale Of Division.............         --          --          --      (4,402)         --
                                                                                                        ----
Interest Expense.....................          3          51         543         445          33          16         (30)
Other Income, Net....................         --          (7)        (93)       (167)       (104)        (40)        (46)
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------
Loss From Continuing Operations
  Before Income Taxes................         (5)       (626)     (4,818)     (1,137)     (9,823)     (3,507)     (3,795)
Income Tax Provision (Benefit).......         --          --          --          --          --          --          --
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------
Loss From Continuing Operations......         (5)       (626)     (4,818)     (1,137)     (9,823)     (3,508)     (3,795)
Loss From Discontinued Operations....         --          --         (63)        (67)       (498)       (251)         --
Gain On Disposal Of Business
  Segment............................         --          --          --          --       1,145          --          --
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net Loss.............................         (5)       (626)     (4,881)     (1,204)     (9,176)     (3,759)     (3,795)
Deemed Preferred Stock Dividend......         --          --          --        (667)     (2,557)       (792)     (1,183)
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------
Loss Applicable To Common
  Shareholders.......................  $      (5)  $    (626)  $  (4,881)  $  (1,871)  $ (11,734)  $  (4,551)  $  (4,978)
                                       =========   =========   =========   =========   =========   =========   =========
  LOSS PER COMMON SHARE--BASIC AND
  DILUTED
Continuing Operations................  $   (0.00)  $   (0.34)  $   (1.86)  $   (0.42)  $   (1.96)  $   (0.73)  $   (0.63)
Discontinued Operations..............         --          --       (0.02)      (0.02)       0.10       (0.04)         --
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------
    TOTAL............................  $   (0.00)  $   (0.34)  $   (1.88)  $   (0.44)  $   (1.86)  $   (0.77)  $   (0.63)
                                       =========   =========   =========   =========   =========   =========   =========
Weighted Average Common Shares
  Outstanding........................  1,850,447   1,862,223   2,602,515   4,287,183   6,324,791   5,912,072   7,891,021

                                                                                  DECEMBER 31
                                                              ----------------------------------------------------    JUNE 30,
                                                                1995       1996       1997       1998       1999        2000
                                                              --------   --------   --------   --------   --------   -----------
                                                                                                                     (UNAUDITED)
BALANCE SHEET DATA:
Working Capital (Deficit)...................................    134       (1,305)    2,722      2,266       1,034       1,086
Total Assets................................................    247        1,727     4,665      4,565      10,536       8,312
Long-Term Obligations.......................................    160          148     1,652        155         442         382
Total Liabilities...........................................    243        2,347     2,708      1,117       2,931       2,327
Redeemable Preferred Stock..................................                                                1,625         283
Stockholders' Equity (Deficit)..............................      5         (621)    1,957      3,448       5,980       5,703

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    Except for historical information, some matters discussed in this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Many factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. Reference is made in particular to the discussions set forth in our Annual Report on Form 10-K for the year ended December 31, 1999, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2000 and June 30, 2000, and our Registration Statements on Forms S-1 (File Nos. 333-12219, 333-42599, 333-45383, 333-86837, 333-88491 and 333-56795) and S-3
(333-73123 and 333-81581).

GENERAL

    We develop and market specialized software applications, products and services that enable financial institutions and their customers to use the Internet and intranets and extranets to obtain and communicate important business information, conduct commercial transactions and improve business productivity. Our principal mission is to enable financial institutions to establish electronic channels to consumers and conduct business by providing secure, innovative, internet-based applications to the banking, insurance and brokerage industries. As a business to business provider to these electronic channels, we intend to continually enrich the content of our proprietary applications; host and maintain our own as well as third party software applications; and to provide strategic design, consulting, and development services to financial institutions on e-commerce and web marketing. Historically, we have derived our revenue from professional web development services, software licensing, application development, insurance and securities sales commissions, and hosting and transactions fees. We have grown to approximately 90 full-time employees and we occupy approximately 38,900 square feet of office space with offices in Atlanta, Chicago, Houston, and New York City.

    Our proprietary web solutions, which are built around industry standards such as Open Financial Exchange, or OFX, are designed to enable our clients to increase revenues, achieve distinct competitive advantages, reduce costs, and improve customer support. We employ full time multimedia artists, Ph.D. computer programmers, licensed financial brokers and agents, and network engineers. We provide internet and intranet solutions in three areas: (a) the design, development and integration of customized software applications, including world wide web site development and related network outsourcing; (b) the development, sale and integration of our existing software applications into the client's operations; and (c) security consulting and integration services. In October, 1999, we sold our security consulting and integration services operations and entered into a joint marketing program with the acquiror, Infrastructure
Defense Inc.

    Businesses such as banks, brokerage firms, and insurance companies can use our Personal Internet Banker-TM- and InsureRate-TM- software to allow customers and professionals within these organizations to access and manage accounts and to transact insurance sales and quotes. Our Harvey-TM- software collects demographic information from users for personally tailored marketing efforts. Financial institutions that integrate their legacy systems, the Personal Internet Banker or InsureRate applications with the Harvey application can create multiple, focused marketing campaigns for client cross-selling initiatives. We also design and create web sites as well as custom complex web applications for interactive web sites, intranets and extranets, sell third party internet security software, and provide server hosting and outsourcing facilities.

    In 1999, we provided our product and service offerings through four distinct but integrated business units. In 2000, we have provided our products and services through three distinct business units, due to the sale in October, 1999 of our Internet Security Services business unit:

    1. HomeCom Financial Applications, Solutions and Technology, or FAST, creates internet and intranet business applications, solutions and technology focused on the banking, insurance and brokerage client markets. Applications include software programs ranging from simple mathematical calculators to extremely sophisticated intranets and extranets communicating with legacy systems and client/server databases. Significant FAST revenue is generated from the installation, integration and customization of Personal Internet Banker, Harvey and InsureRate within a client's website and e-commerce operations. We also provide turnkey hosting services for these applications.

    2. Our Financial Solutions, or Software Product Group, provides cost effective, one-stop web-based financial service applications to the banking, credit union and brokerage industries that allow its clientele to rapidly deploy competitive e-commerce platforms at far less cost than custom application development. Our turnkey solutions are targeted to the 14,000 banks and credit unions with assets between $500 million and $20 billion. Those applications include:

        -- Personal Internet Banker-TM-, or PIB, provides interactive Internet banking including bill payment, balance inquiry, funds transfer, and statement download for checking, savings and credit card accounts;

        -- Harvey-TM---enables banks to both advertise and market targeted consumers based on demographics and web site browsing preferences. As consumers interact with the financial institution's web site, Harvey-TM-mines the data entered on application forms, adds information about what was looked at or clicked on and then combines that information with data from a variety of legacy systems to dramatically increase the financial institution's cross selling and profit capability; and

        -- Post on the Fly-Registered Trademark- Conference is an online bulletin board, collaboration and conferencing system, allowing customers to capture their most valuable property--the living, moving body of knowledge within an organization, its business partners and its customers. Specifically designed for the needs of financial services companies, Conference can run unlimited numbers of investor forums, private analyst meetings, financial planning workshops, or customer support groups.

    3. Our InsureRate-TM- application provides turnkey online insurance programs to financial institutions, particularly banks, credit unions, brokerage houses and financial web portals. InsureRate's bundled or unbundled modular approach to insurance programs within a financial institution allows InsureRate's clients to choose appropriate insurance programs for their clientele. Broadly, InsureRate offers financial institutions the opportunity to use the InsureRate term life, property and casualty or annuity modules at the institution's website and/or for its own agency force within the institution or to outsource these functions to InsureRate's fully licensed agencies and call centers. InsureRate derives its revenues from participation in the sales commissions paid by insurance carriers, website and extranet setup fees, and insurance carrier enrollment fees. InsureRate operates within the regulated environment of securities and insurance sales. In order to participate in this regulated industry, on March 24, 1999, we acquired First Institutional Marketing, Inc., or FIMI, and its affiliated insurance agencies and NASD broker dealer and integrated their operations with InsureRate. As a result of this combination of technology and industry expertise, InsureRate brings a state-of-the-art internet platform to financial institutions which provides innovative web-based insurance products and marketing programs for the banking and brokerage industries, introduces financial institutions to the sale of insurance and investment products, and trains bank personnel to market and sell leading insurance and investment products to their customers.

    On August 4, 2000, we announced that we had entered into an agreement to sell the InsureRate division and the FIMI companies. The transaction is subject to the execution of a definitive purchase agreement and is subject to a number of conditions, including but not limited to the completion of financing satisfactory to complete the transaction. With the sale of InsureRate, we will focus on our core offerings of FAST and the solutions sets offered by the Software Products Group. Additionally, we are developing relationships with successful third party product companies whose products lend themselves to a high degree of customization and integration within the financial community.

RESULTS OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 2000 COMPARED TO THREE MONTHS ENDED JUNE 30, 1999

    REVENUES: Revenues increased 17% from $1,912,052 in the second quarter of 1999 to $2,236,486 in the second quarter of 2000. This increase of $324,434 is primarily attributable to increases in custom application development revenues of approximately $590,000 and increases in hosting revenues of approximately $51,000. Increases were offset by lower revenues from web site maintenance of $75,889, insurance sales of $82,198 and software applications consulting and integration services of approximately $147,000.

    COST OF REVENUES: Cost of revenues includes salaries for programmers, technical staff and customer support, as well as a pro-rata allocation of telecommunications, facilities and data center costs. Cost of revenues decreased from $1,193,440, or 62% of revenues in the second quarter of 1999 to $1,154,648, or 52% of revenues in the second quarter of 2000. The decline in cost of revenues as a percentage of revenues is due to more efficient utilization of technical staff resources. The improvement in margin for web development services was partially offset by increased costs for staff in the insurance businesses in anticipation of increased revenues.

    SALES AND MARKETING: Sales and marketing expenses include salaries, variable commissions and bonuses for the sales force, advertising and promotional marketing materials, and a pro-rata allocation of telecommunications, facilities and data center costs. Sales and marketing expenses decreased 26% from $948,213 in 1999 to $701,601 in 2000. This decrease was primarily attributable to lower advertising, public relations, and marketing costs. As a percentage of net sales, these expenses declined from 50% in 1999 to 31% in 2000.

    PRODUCT DEVELOPMENT: Product development costs consist of personnel costs required to conduct our product development efforts, and a pro-rata allocation of telecommunications, facilities and data center costs. Total expenditures decreased from $165,280, or 9% of revenues in the second quarter of 1999 to $69,292, or 3% of net sales in the second quarter of 2000. This decrease was primarily attributable to fewer personnel resources required to support the product development group.

    GENERAL AND ADMINISTRATIVE: General and administrative expenses include salaries for administrative personnel, insurance and other administrative expenses, as well as a pro-rata allocation of telecommunications, and facilities and data center costs. General and administrative expenses decreased from $1,407,992 in the second quarter of 1999 to $1,327,276 in the second quarter of 2000. As a percentage of net sales, these expenses decreased from 74% in the second quarter of 1999 to 59% in the second quarter of 2000, due primarily to increases in revenues without corresponding increases in general and administrative expense.

    DEPRECIATION AND AMORTIZATION: Depreciation and amortization includes depreciation and amortization of computers, network equipment, office equipment, equipment under capital leases and intangible assets. Depreciation and amortization increased from $457,104, or 24% of revenues in the second quarter of 1999 to $1,336,734, or 60% of revenues in the second quarter of 2000, primarily due to the write off of approximately $830,000 of goodwill associated with the Ganymede acquisition.

    LOSS FROM DISCONTINUED OPERATIONS: Our HISS Business Unit was sold on October 1, 1999. The loss attributable to HISS operations for the second quarter of 1999 was approximately $143,000.

SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO SIX MONTHS ENDED JUNE 30, 1999

    REVENUES: Revenues increased 64% from $2,819,282 in the first six months of 1999 to $4,619,957 in the first six months of 2000. This increase of $1,800,675 is primarily attributable to increases in custom application development revenues of approximately $897,000 and increases in product revenues of approximately $280,000 and increases in insurance revenues of approximately $603,000. The insurance revenues reflect a full six months of reporting in 2000 and only three months in 1999.

    COST OF REVENUES: Cost of revenues includes salaries for programmers, technical staff and customer support, as well as a pro-rata allocation of telecommunications, facilities and data center costs. Cost of revenues decreased from $1,903,380,or 68% of revenues in the first six months of 1999 to $2,183,324, or 47% of revenues in the first six months of 2000. The decline in cost of revenues as a percentage of revenue is due to more efficient utilization of technical staff resources related to web development projects. The improvement in margin for web development was partially offset by increased costs for staff in the insurance businesses in anticipation of increased revenues.

    SALES AND MARKETING: Sales and marketing expenses include salaries, variable commissions and bonuses for the sales force, advertising and promotional marketing materials, and a pro-rata allocation of telecommunications, facilities and data center costs. Sales and marketing expenses increased 21% from $1,318,010 in 1999 to $1,593,417 in 2000. This increase was primarily attributable to higher cost of sales and marketing costs in the insurance businesses compared to our other business segments. As a percentage of revenues, these expenses declined from 47% in 1999 to 34% in 2000.

    PRODUCT DEVELOPMENT: Product development costs consist of personnel costs required to conduct our product development efforts, and a pro-rata allocation of telecommunications, facilities and data center costs. Total expenditures decreased from $350,579, or 12% of revenues in the first six months of 1999, to 278,523, 0r 6.0% of revenues for the first six months of 2000. This decrease was primarily attributable to fewer personnel resources being required to support the product development group.

    GENERAL AND ADMINISTRATIVE: General and administrative expenses include salaries for administrative personnel, insurance and other administrative expenses, as well as a pro-rata allocation of telecommunications, and facilities and data center costs. General and administrative expenses increased from $2,169,873 for the first six months of 1999 to $2,603,792 for the first six months of 2000. As a percentage of revenues, these expenses increased from 56% for the first six months of 1999 to 77% for the first six months of 2000, due primarily to increases in expenses associated with the Ganymede and FIMI acquisitions and an increased use of outside services during the six months ended June 30, 2000.

    DEPRECIATION AND AMORTIZATION: Depreciation and amortization includes depreciation and amortization of computers, network equipment, office equipment, equipment under capital leases and intangible assets. Depreciation and amortization increased from $608,823, or 22% of revenues for the first six months of 1999 to $1,832,491, or 39.7% of revenues for the first six months of 2000. The increase is primarily due to the writeoff of goodwill associated with the Ganymede acquisition.

    LOSS FROM DISCONTINUED OPERATIONS: The HISS Business Unit was sold on October 1, 1999. The loss attributable to HISS operations for the six months of operations in 1999 through June 30, 1999, was approximately $251,000.

YEAR ENDED DECEMBER 31, 1998 AS COMPARED TO YEAR ENDED DECEMBER 31, 1999

    REVENUES. Revenues increased 161.1% from $2,510,689 in 1998 to $6,556,173 in 1999. This increase of $4,045,484 is primarily attributable to the contribution of FIMI of $2,438,168 in 1999 and an increase in high-end website development revenue of $1,562,408.

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
    COST OF REVENUES. Cost of revenues includes commissions for financial institutions and agents, salaries for programmers, technical staff, sales staff and customer support, as well as a pro-rata allocation of telecommunications, facilities and data center costs. Cost of revenues increased from $2,231,757, or 88.9% of revenues in 1998 to $4,555,337, or 69.5% of revenues in 1999. This increase reflects increased costs associated with our insurance operations. The decrease in cost of revenues as a percentage of revenues is due to increased margins in our FAST group and the margin economies brought by the acquisition of the FIMI companies.

    SALES AND MARKETING. Sales and marketing expenses include salaries, variable commissions, and bonuses for the sales force, advertising and promotional marketing materials, and a pro-rata allocation of telecommunications, facilities and data center costs. Sales and marketing expenses increased $2,731,884 from $1,221,908 in 1998 to $3,953,792 in 1999.
This increase was primarily attributable to the addition of the FIMI companies and higher advertising and promotional marketing costs. As a percentage of net sales, these expenses increased from 48.7% in 1998 to 60.3% in 1999 as a result of the ramp up of PIB and InsureRate sales efforts and the significant implementation time required to generate revenues from these initiatives.

    PRODUCT DEVELOPMENT. Product development costs consist of personnel costs required to conduct our product development efforts, and a pro-rata allocation of telecommunications, facilities and data center costs. Management believes that continuing investment in product development is required to compete effectively in our industry. Total expenditures for product development were $1,020,264, or 15.6% of net sales in 1999. This compares to total product development expenditures of $677,590, or 27.0% of net sales in 1998.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses include salaries for administrative personnel, insurance and other administrative expenses, as well as a pro-rata allocation of telecommunications, and facilities and data center costs. General and administrative expenses increased from $3,098,095 in 1998 to $5,082,979 in 1999. This increase is due to the acquisition of the FIMI companies and the increased administrative burden associated with financings, mergers, acquisitions and divestitures. As a percentage of net sales, these expenses decreased from 123.4% in 1998 to 77.5% in 1999. The percentage decline is a result of operating efficiencies.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization includes depreciation and amortization of computers, network equipment, office equipment, equipment under capital leases, and intangible assets. Depreciation and amortization increased from $542,269, or 21.6% of net sales in 1998 to $1,837,647, or 28.0% in 1999, reflecting the amortization of intangible assets associated with the IRC, FIMI and Ganymede acquisitions.

    OTHER INCOME. In 1999 and 1998 we recorded other income of $103,551 and $166,942, respectively; due primarily to lower balances in interest bearing cash accounts.

    INTEREST EXPENSE. Interest expense decreased from $445,216 in 1998 to $32,669 during 1999, due to the absence of the amortization of the discount on a convertible debenture converted to common stock during 1998.

    DISCONTINUED OPERATIONS. We recorded a gain of $1,144,591 on the sale of our Internet Security Services or HISS, division in 1999. In addition, HISS recorded losses of approximately $498,000 and $67,000 in 1999 and 1998, respectively. During 1998, we recorded a gain on the sale of our HostAmerica division of $4,402,076 (see Note 12).

YEAR ENDED DECEMBER 31, 1997 AS COMPARED TO YEAR ENDED DECEMBER 31, 1998

    NET SALES. Net sales increased 0.3% from $2,503,185 in 1997 to $2,510,689 in 1998. Revenues from service sales decreased 0.8% from $2,484,459 in 1997 to $2,463,490 in 1998. Revenues from equipment sales increased from $18,726 in 1997 to $47,199 during 1998.

    COST OF SALES. Cost of sales includes salaries for programmers, technical staff and customer support, as well as a pro-rata allocation of telecommunications, facilities and data center costs. Cost of sales for services increased from $2,129,968, or 85.1% of revenues in 1997 to $2,208,820, or 88.0%
of revenues in 1998. This increase reflects increased costs for technical personnel hired in advance of anticipated revenue growth, offset by costs eliminated due to the sale of HostAmerica in June 1998. The increase in cost of sales as a percentage of revenues is due to the mix of products and services sold.

    SALES AND MARKETING. Sales and marketing expenses include salaries, variable commissions, and bonuses for the sales force, advertising and promotional marketing materials, and a pro-rata allocation of telecommunications, facilities and data center costs. Sales and marketing expenses decreased 15.1% from $1,440,002 in 1997 to $1,221,908 in 1998. This decrease was primarily attributable to a decrease in advertising and promotional marketing materials. As a percentage of net sales, these expenses decreased from 57.5% in 1997 to 48.7% in 1998.

    PRODUCT DEVELOPMENT. Product development costs consist of personnel costs required to conduct our product development efforts, and a pro-rata allocation of telecommunications, facilities and data center costs. Management believes that continuing investment in product development is required to compete effectively in our industry. Total expenditures for product development were $677,590, or 27.0% of net sales in 1998, of which none were capitalized. This compares to total product development expenditures of $683,488, or 27.3% of net sales in 1997, of which $168,833 were capitalized.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses include salaries for administrative personnel, insurance and other administrative expenses, as well as a pro-rata allocation of telecommunications, and facilities and data center costs. General and administrative expenses increased from $2,538,229 in 1997 to $3,098,095 in 1998. As a percentage of net sales, these expenses increased from 101.4% in 1997 to 123.4% in 1998. These increases reflect additional expenditures for operational and administrative support personnel incurred to support anticipated growth, professional services for public and investor relations, and accounting and legal support for our securities filings and divestiture activities.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization includes depreciation and amortization of computers, network equipment, office equipment, equipment under capital leases, and goodwill increased from $238,537, or 9.5% of net sales in 1997 to $542,269, or 21.6% in 1998, reflecting increased expenditures on capital equipment and the amortization of goodwill associated with the The Insurance Resource Center acquisition.

    OTHER INCOME. During 1998, we recorded a gain on the sale of our HostAmerica division of $4,402,076.

    INTEREST EXPENSE. Interest expense decreased from $543,420 in 1997 to $445,216 during 1998, due to lower amortization of the discount associated with the convertible debentures issued in September 1997.

LIQUIDITY AND CAPITAL RESOURCES

    We have substantially limited unused sources of capital. As of June 30, 2000, we had net working capital of approximately $1.1 million. On April 14, 2000, we completed an equity offering of

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
approximately $2 million to address our immediate liquidity needs. Management has undertaken steps to address our ongoing cash requirements including concentrating our market focus, identifying additional operational and administrative efficiencies, and actively managing working capital. We also may consider raising additional capital through additional debt and equity offerings.

    Because we expect to continue to incur substantial operating losses, we will continue to use substantial sums of cash in our operations for an indefinite period. Accordingly, we will be required to obtain additional capital. No assurance can be given that we will be successful in our efforts to obtain additional capital, or that capital will be available on terms acceptable to us or on terms that will not significantly dilute the interests of existing stockholders. If we exhaust our current sources of capital and are not able to obtain additional capital, we will be required to undertake steps to continue our operations. These steps may include immediate reduction of our operating costs and other expenditures, including potential reductions of personnel and suspension of salary increases and capital expenditures. If these measures are not sufficient, we may elect to implement other cost reduction actions as we determine are necessary and in our best interests, including the possible sale of some or all certain of our business lines. Any actions undertaken may limit our opportunities to realize continued increases in sales and we may not be able to reduce our costs in amounts sufficient to achieve break-even or profitable operations. If we exhaust our sources of capital, and subsequent cost reduction measures are not sufficient to allow us to achieve break-even or profitable operations, we will be forced to seek protection from our creditors. The aforementioned factors raise substantial doubt about our ability to continue as a going concern. The financial statements included herein have been prepared assuming we are a going concern and do not include any adjustments that might result should we be unable to continue as a going concern.

    Net cash used in operating activities was $2,424,339 for six months ended June 30, 2000. We have primarily financed our operations to date through public and private sales of debt and equity securities and loans from our principal stockholders and affiliates. In March 1999, we issued 125 shares of our series B preferred stock for aggregate net proceeds of approximately
$2.3 million. On July 28, 1999, we sold 175 shares of our series C preferred stock for net proceeds of approximately $3.3 million. On September 28, 1999, we sold 75 shares of our series D preferred stock for net proceeds of approximately $1.4 million. On April 14, 2000, we sold 106.35 shares of our series E preferred stock for net proceeds of approximately $1.9 million.

    We spent $93,265 and $252,793 during the six months ended June 30, 2000 and 1999, respectively, for the purchase of capital equipment. These amounts were expended primarily for computer equipment, communications equipment and software necessary for us to increase our presence in the internet and intranet applications marketplace. Our commitments as of June 30, 2000 consist primarily of leases on our Atlanta, Chicago, Houston, and New York City facilities.

    Accounts receivable, net of allowance for doubtful accounts, totaled $1,351,567 as of June 30, 2000. We monitor trade receivables through ongoing credit evaluations of our customers' financial conditions. The allowance for doubtful accounts is considered by management to be an adequate reserve for known and estimated bad debts. A revision in this reserve due to actual results differing from this estimate could have a material impact on our results of operations, financial position and liquidity.

RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, referred to as FAS 133. FAS 133, as deferred by FAS 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, which would be January 1, 2001 for us. FAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Our management anticipates that, due to our limited use of derivative instruments, the adoption of FAS 133 will not have a significant effect on our results of operations or our financial position.

                                    BUSINESS

GENERAL

    HomeCom is a Delaware corporation, organized in 1994 to provide complex web-based software applications and integration services to businesses seeking to take advantage of the Internet. In the fourth quarter of 1997, we made a strategic decision to move away from horizontally focused internet web design and hosting services to become a vertically focused web design, financial applications and solutions provider to the financial services market, including banking, insurance, securities brokerage firms and other financially oriented web portals.

    We develop and market specialized software applications, products and services that enable financial institutions and their customers to use the Internet and intranets and extranets to obtain and communicate important business information, conduct commercial transactions and improve business productivity. Our principal mission is to enable financial institutions to establish electronic channels to consumers and conduct business by providing secure, innovative, internet-based applications to the banking, insurance and brokerage industries. As a business to business provider to these electronic channels, we intend to continually enrich the content of our proprietary applications; host and maintain our own as well as third party software applications; and to provide strategic design, consulting, and development services to financial institutions on e-commerce and web marketing. Historically, we have derived our revenue from professional web development services, software licensing, application development, insurance and securities sales commissions, and hosting and transactions fees. We have grown to approximately 90 full-time employees and we occupy approximately 38,900 square feet of office space with offices in Atlanta, Houston, New York City, and the Chicago area.

    Our proprietary web solutions, which are built around industry standards such as Open Financial Exchange, or OFX, are designed to enable our clients to increase revenues, achieve distinct competitive advantages, reduce costs, and improve customer support. We employ full time multimedia artists, Ph.D. computer programmers, licensed financial brokers and agents, and network engineers. We provide internet and intranet solutions in three areas: (a) the design, development and integration of customized software applications, including World Wide Web site development and related network outsourcing; (b) the development, sale and integration of our existing software applications into the client's operations; and (c) security consulting and integration services. In October, 1999, we sold our security consulting and integration services operations and entered into a joint marketing program with the acquiror, Infrastructure
Defense Inc.

PRODUCTS AND SERVICES

    Businesses such as banks, brokerage firms, and insurance companies can use our Personal Internet Banker-TM- and InsureRate-TM- software to allow customers and professionals within these organizations to access and manage accounts and to transact insurance sales and quotes. Our Harvey-TM- software collects demographic information from users for personally tailored marketing efforts. Financial institutions that integrate their legacy systems, the Personal Internet Banker or InsureRate applications with the Harvey application can create multiple, focused marketing campaigns for client cross-selling initiatives. We also design and create web sites as well as custom complex web applications for interactive web sites, intranets and extranets, sell third party internet security software, and provide server hosting and outsourcing facilities.

    In 1999, we provided our product and service offerings through four distinct but integrated business units. In 2000, we have provided our products and services through three distinct business units, due to the sale in October, 1999 of our Internet Security Services business unit:

    1. HomeCom Financial Applications, Solutions and Technology, or FAST, creates internet and intranet business applications, solutions and technology focused on the banking, insurance and brokerage client markets. Applications include software programs ranging from simple mathematical calculators to extremely sophisticated intranets/extranets communicating with legacy systems and client/ server databases. Significant FAST revenue is generated from the installation, integration and customization of Personal Internet Banker, Harvey and InsureRate within a client's website and e-commerce operations. We also provide turnkey hosting services for these applications.

    2. Our Financial Solutions, or Software Product Group, provides cost effective, one-stop web-based financial service applications to the banking, credit union and brokerage industries that allow its clientele to rapidly deploy competitive e-commerce platforms at far less cost than custom application development. Our turnkey solutions are targeted to the 14,000 banks and credit unions with assets between $500 million and $20 billion. Those applications include:

        -- Personal Internet Banker-TM-, or PIB, provides interactive Internet banking including bill payment, balance inquiry, funds transfer, and statement download for checking, savings and credit card accounts;

        -- Harvey-TM---enables banks to both advertise and market targeted consumers based on demographics and web site browsing preferences. As consumers interact with the financial institution's web site, Harvey-TM-mines the data entered on application forms, adds information about what was looked at or clicked on and then combines that information with data from a variety of legacy systems to dramatically increase the financial institution's cross selling and profit capability; and

        -- Post on the Fly-Registered Trademark- Conference is an online bulletin board, collaboration and conferencing system, allowing customers to capture their most valuable property--the living, moving body of knowledge within an organization, its business partners and its customers. Specifically designed for the needs of financial services companies, Conference can run unlimited numbers of investor forums, private analyst meetings, financial planning workshops, or customer support groups.

    3. Our InsureRate-TM- application provides turnkey online insurance programs to financial institutions, particularly banks, credit unions, brokerage houses and financial web portals. InsureRate's bundled or unbundled modular approach to insurance programs within a financial institution allows InsureRate's clients to choose appropriate insurance programs for their clientele. Broadly, InsureRate offers financial institutions the opportunity to use the InsureRate term life, property and casualty or annuity modules at the institution's website and/or for its own agency force within the institution or to outsource these functions to InsureRate's fully licensed agencies and call centers. InsureRate derives its revenues from participation in the sales commissions paid by insurance carriers, website and extranet setup fees, and insurance carrier enrollment fees. InsureRate operates within the regulated environment of securities and insurance sales. In order to participate in this regulated industry, on March 24, 1999, we acquired First Institutional Marketing, Inc., or FIMI, and its affiliated insurance agencies and NASD broker dealer and integrated their operations with InsureRate. As a result of this combination of technology and industry expertise, InsureRate brings a state-of-the-art internet platform to financial institutions which provides innovative web-based insurance products and marketing programs for the banking and brokerage industries, introduces financial institutions to the sale of insurance and investment products, and trains bank personnel to market and sell leading insurance and investment products to their customers.

    On August 4, 2000, we announced that we had entered into an agreement to sell the InsureRate division and the FIMI companies. The transaction is subject to the execution of a definitive purchase agreement and is subject to a number of conditions, including the completion of financing. With the sale of InsureRate, we will focus on our core offerings of FAST and the Software Products Group.

    We employ a team of highly trained internet/intranet software developers and multimedia and graphics professionals who design and develop specialized internet/intranet software applications. These applications enable companies to obtain and communicate vital business information, such as sales reports, order status systems, employee directories and client account information. We work closely with our customers to analyze and design internet-based software solutions that facilitate the interactive exchange of business information. Through our experience in designing custom internet solutions for businesses, we believe that we have developed and continue to develop in-depth knowledge concerning industry-specific internet applications and requirements. We plan to leverage this knowledge to develop additional internet-enabled applications targeted for the financial services industry.

    Our staff of 16 full-time software engineers design and develop custom applications and software products. Our software engineers have experience with various computer operating systems, including Sun Solaris, SGI's IRIX, Windows NT, Digital Unix on the Alpha platform, Intel's Pentium Pro on BSDI Unix, Hewlett Packard's HP 9000 and Apple's Macintosh operating system. The software engineers write software programs using various tools and languages, including Perl, JAVA, CGI Programming, C and C ++. The software engineers also have database expertise in Oracle, Informix, Sybase and SQL, and many software development tools. Our multimedia artists and engineers utilize many of the generally available software programs and tools such as Adobe Photoshop, MacroMedia Shockwave, RealAudio and VDOLive.

ACQUISITIONS AND DIVESTITURES

    On April 16, 1998, we acquired all of the outstanding capital stock of The Insurance Resource Center, Inc. for 351,391 shares of our common stock. The Insurance Resource Center provides internet development and hosting services to the insurance industry and was incorporated into our FAST group.

    On June 9, 1998, we sold substantially all of the assets of our HostAmerica internet network outsourcing services division to Sage Acquisition Corp. for cash of $4,250,000 and Sage's assumption of approximately $250,000 of unearned revenue. We recorded a gain on the sale of approximately $4,402,000. This transaction allowed us to further consolidate our business focus on the financial services market.

    On November 6, 1998, we signed a definitive agreement and plan of merger to acquire, among other things, all of the outstanding shares of the First Institutional Marketing companies for 1,252,174 shares of common stock. In addition, we entered into employment agreements for an initial term of 3 years with the three principals of First Institutional Marketing, calling for them to continue in their current roles for the acquired companies. On March 24, 1999, we completed this acquisition.

    On April 23, 1999, we acquired all the outstanding shares of Ganymede Corporation for total consideration of 185,342 shares of common stock and $100,000 cash. Ganymede is a Chicago-based web site developer for financial institutions. In addition, we entered into employment agreements for an initial term of 1 year, with the three principals of Ganymede, calling for them to continue in their current roles for the acquired company.

    In October, 1999 we sold our security consulting and integration service operations for a $200,000 note receivable due January 1, 2000 and shares of a non-public entity valued at approximately $823,000, and entered into a joint marketing program with the acquiror.

    On August 4, 2000, we announced that we had entered into an agreement to sell the InsureRate division and the FIMI companies. The transaction is subject to the execution of a definitive purchase agreement and is subject to a number of conditions, including the completion of financing.

    We may seek to make additional strategic and tactical acquisitions of companies that have developed specific industry expertise or have existing relationships with large businesses needing internet/ intranet solutions. However, we have not entered into any additional binding agreements or commitments. Moreover, we have extremely limited sources of cash. Consequently, we have limited resources available to complete an acquisition and no assurance can be given that we will be able to successfully complete any additional acquisitions.

SALES AND MARKETING

    Our products and services have been developed to serve the needs of the financial services market, including banking, insurance, and securities brokerage. We market our products and services through our direct sales force, print advertising and through our own Web site. We also generates customer leads through our business partner relationships with leading technology companies. We also utilize traditional print and media marketing strategies to enhance our company and product name recognition.

COMPETITION

    The market for specialized internet applications is highly competitive, and we expect that this competition will intensify in the future. In providing specialized software application design and development, we compete with numerous businesses that also provide software design and development services, companies that have developed and market application specific internet software products, companies that provide software tools that enable customers to develop specific internet-enabled software applications and companies that choose to develop internet application products internally. Andersen Consulting LLP, Electronic Data Systems Corporation, International Business Machines Corporation and Cap Gemini America are significant custom software developers, integrators and resellers whose services include a broad range of internet and intranet software applications design and development services. Companies such as Broadvision, Inc., Edify Corporation and Security First Network Bank have developed application specific internet software products that are broadly marketed and licensed and perform such functions as interactive one-to-one marketing, human resources benefits inquiry, enrollment and training and internet banking. In addition, companies that offer and sell client/ server based internet-enabled software products, such as Netscape and Microsoft, may in the future bundle software capabilities and applications with existing products in a manner which may limit the need for software capabilities and application services such as those that we offer. We also compete with the information technology departments of significant business enterprises who may choose to design and develop their internet applications internally. The emergence of sophisticated software products and tools that enable companies to build customized internet-enabled software applications internally also may have the effect of encouraging internal development and, thus, may materially reduce the demand for our custom software application services.

    We believe that the rapid expansion of the market for internet software applications will foster the growth of many significant competitors performing comparable services and offering comparable products to those that we offer. We compete on the basis of creative talent, price, reliability of services, and responsiveness. Many of our current and prospective competitors have substantially greater financial, technical, marketing and other resources than us. We believe that we presently compete favorably with respect to each of our various service offerings. There can be no assurance that our present and proposed products will be able to compete successfully with current or future competitors or that the competitive pressures that we face will not have a material adverse effect on our business, financial condition and operating results.

INTELLECTUAL PROPERTY RIGHTS

    In accordance with industry practice, we rely primarily on a combination of copyright, patent and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. We seek to protect our software, documentation and other written materials principally under trade secret and copyright laws, which afford only limited protection. We have a registered service mark for our logo and for Post On The Fly, and we have applied for federal registration of the names HomeCom and Personal Internet Banker. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop competing products and services. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the United States. We do not believe that any of our proposed products infringe the proprietary rights of third parties. We can give no assurance, however, that third parties will not claim that we have infringed their proprietary rights. We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in electronic commerce grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us. In addition, web site developers, like us face potential liability for the actions of customers and others using their services, including liability for infringement of intellectual property rights, rights of publicity, defamation, libel fraud, misrepresentation, unauthorized computer access, theft, tort liability and criminal activity under the laws of the United States, various states and foreign jurisdictions. We routinely enter into non-disclosure and confidentiality agreements with employees, vendors, contractors, consultants and customers.

    We can give no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. We believe that, due to the rapid pace of internet innovation and related software industries, factors such as the technological and creative skills of its personnel are more important in establishing and maintaining a leadership position within the industry than are the various legal protections of its technology.

CUSTOMERS

    During 1997 and 1998, no customer accounted for more than 10% of our total net sales. During 1999 two customers each accounted for more than 10% of our total revenue. During 1999, we initiated a plan to win larger, more complex web development projects. As a result, we have won several contracts whose revenue will be recognized over several quarters. This focus on fewer, but larger, clients has also resulted in a concentration of credit risk. Our sales to our five largest customers represented approximately 15%, 27% and 51% of our total revenues for 1997, 1998 and 1999, respectively.

EMPLOYEES

    At August 15, 2000, HomeCom employed 90 full-time employees, of whom 29 were technical personnel engaged in maintaining or developing our products or performing related services, 6 were marketing or sales personnel, 43 were involved in the sale and production of insurance products, and 12 were involved in administration and finance.

INSURANCE

    We maintain liability and other insurance that we believe to be customary and generally consistent with industry practice. We believe that such insurance is adequate to cover potential claims relating to our existing business activities.

GOVERNMENT REGULATION

    Except with regard to insurance and securities sales, as discussed below, we do not believe that we are currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and we believe that there are currently few laws or regulations directly applicable to web site service companies. The Federal Communications Commission is studying the possible regulation of the internet. Any such regulations adopted by the Federal Communications Commission may adversely impact the manner in which we conduct our business. It is possible that a number of additional laws and regulations may be adopted with respect to the internet, covering issues such as user privacy, pricing, characteristics, and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the internet, which could in turn decrease the demand for our products and services and increase our cost of doing business or cause us to modify its operations, or otherwise have an adverse effect on our business, financial condition and operating results. In addition, the applicability to the internet of existing laws governing issues such as property ownership, libel, and personal privacy is uncertain. We cannot predict the impact, if any, that future regulation or regulatory changes may have on our business. In addition, web site developers like us face potential liability for the actions of customers and others using their services, including liability for infringement of intellectual property rights, rights of publicity, defamation, libel, fraud, misrepresentation, unauthorized computer access, theft, tort liability and criminal activity under the laws of the U.S., various states and foreign jurisdictions. Any imposition of liability could have a material adverse effect on us.

    In addition, our network services are transmitted to our customers over dedicated and public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for communications. Changes in the regulatory environment relating to the telecommunications and media industry could have an effect on our business, including regulatory changes which directly or indirectly affect use or access of the internet or increase the likelihood or scope of competition from regional telephone companies.

    We own and operate a NASD regulated broker/dealer and are affiliated with various insurance agencies. These subsidiaries and affiliates are subject to federal and state regulation of their operations, including but not limited to, the Securities Act of 1933, the Securities Exchange Act of 1934 and various comparable state securities and insurance laws and regulations. Securities and insurance sales over the internet are new environments for these industries and the regulatory bodies governing such activities are currently promulgating new rules and regulations that may significantly affect our securities and insurance businesses.

PROPERTIES

    We occupy approximately 17,000 square feet in two office buildings in Atlanta, Georgia under leases expiring in March 2001 and October 2002. These facilities serve as our headquarters and computer center. We also have an office in New York City occupying approximately 3,400 square feet under a lease expiring in January 2003 and an office in Chicago occupying approximately 1,000 square feet under a lease expiring in 2004. We house our InsureRate operations in Houston, Texas occupying approximately 17,500 square feet under a lease expiring in 2004.

    Our internet services are maintained in its key-card access-secured, dual Leibert air-conditioned Network Operations Center, or NOC, in Class A office space near our principal offices. Our personnel monitor server and network functions on a 24 hour per day, 7 days per week basis. Back-up servers replace production servers in the event of failure or down time. Tape back-ups are performed on a daily basis and transported to secure off-site storage. Each server is Simple Network Management Protocol, or SNMP, managed and utilizes devices located on a separate network to notify network personnel by pager in the event of problems that are not otherwise detected by our own SNMP.

    All power supplied to the NOC computer room is supplied by two separate power substations through American Power Conversion Matrix UPS lines, with back-up battery power. Telecommunications are provided to the computer room through multiple leased T1 and T3 lines directly connected to the T3 internet provided by interexchange carriers. Each T1 and T3 line is provisioned on separate local carrier fiber optics using the latest Synchronous Optical Network and Fiber Distributed Data Interface technology. Telecommunications lines are provided through two physically diverse entrance facilities. We have acquired and installed multiple Cisco routers for connection to the internet, which automatically redistribute traffic load in the event of telecommunications failure.

    We believe that the properties which we currently have under lease are adequate to serve our business operations for the foreseeable future. We believe that if we were unable to renew the lease on any of these facilities, we could find other suitable facilities with no material adverse effect on our business.

LEGAL PROCEEDINGS

    We are not a party to any material legal proceedings. From time to time, we are involved in various routine legal proceedings incidental to the conduct of our business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The names of our directors and executive officers, their ages as of August 15, 2000 and certain information about them are set forth below.

NAME                                  AGE                   POSITION
----                                --------   ----------------------------------
Harvey W. Sax(2)..................     48      President, chief executive officer
                                               and director
Gia Bokuchava, Ph.D. .............     36      Chief technical officer and
                                               director
Roger J. Nebel....................     47      Director
William Walker(1).................     58      Director
Claude A. Thomas(1)(2)(3).........     57      Director
Daniel A. Delity(3)...............     39      Vice President and Director
James Wm. Ellsworth(2)............     44      Director
Timothy R. Robinson...............     37      Executive Vice President and Chief
                                               financial officer

------------------------

(1) Member of audit and compensation committees

(2) Member of executive committee

(3) Member of strategic planning committee

    Harvey W. Sax is a founder of HomeCom and has served as president and chief executive officer of HomeCom since January 1995 and as chairman of the board of directors since September 1997. He was secretary of HomeCom from December 1994 until January 1995. From October 1994 until December 1995, when he began working as a full-time employee of HomeCom, Mr. Sax served as a vice president of Oppenheimer & Co., Inc. From February 1993 until September 1994, Mr. Sax served as a senior vice president of D. Blech & Co. From July 1992 until February 1993, Mr. Sax was a vice president of PaineWebber, Inc. From
January 1989 until July 1992, Mr. Sax was a vice president of Bear, Stearns & Co. Inc. Mr. Sax received a bachelor of arts degree from Emory University in 1972. Mr. Sax has been a member of the board of directors since December 1994.

    Gia Bokuchava, Ph.D., has served as HomeCom's chief technical officer since August 1995. Dr. Bokuchava served as a visiting professor at Emory University from September 1994 until August 1995 and was employed by the National Library of Medicine, assisting in the development of internet based applications, from January 1995 until August 1995. From July 1990 until September 1994,
Dr. Bokuchava was the director of The Computer Center at the Institute of Mechanical Engineering at Georgia Technical University, Tblisi, Georgia, formerly a part of the Soviet Union. Dr. Bokuchava has taught computer science as a visiting associate professor at the Universities of Moscow and China.
Dr. Bokuchava received a doctorate in theoretical physics from Georgia Technical University, Tblisi, in 1990. Dr. Bokuchava has been a member of the board of directors since September 1996.

    Roger J. Nebel served as vice president of HomeCom from August 1996 until October 1, 1999. From May 1991 until February 1993, Mr. Nebel was a department manager, and from March 1993 to July 1996, senior manager--enterprise assurance, for PRC, Inc., a subsidiary of Litton Industries, Inc., which provides information technology consulting and systems integration services for governments and businesses. Mr. Nebel received a bachelor of science degree in Engineering from California Coast University in 1990 and a master of science degree in management from National-Louis University in 1993. Mr. Nebel has been a member of the board of directors since September 1996.

    William Walker is president and chief executive officer of the Reassurance Company of Hanover, or RCH. He has a 40-year career in the insurance industry, beginning with United Family Life Insurance Company. He also served as assistant vice president with American Pioneer Life, assistant secretary with General Reassurance Company, and vice president with North American Reassurance. Walker joined RCH in 1993. Walker is a graduate of Marshall University where he also received his L.L.B. degree. Mr. Walker has been a member of the board of directors since March 1999.

    Claude A. Thomas is a principal of Ambassador Capital Corporation, an investment banking firm specializing in emerging technology companies. In his present position, Mr. Thomas assists electronic commerce and emerging technology companies with financing, business strategies, strategic alliances and financial restructuring. From 1994-1997, he was executive vice president, corporate development and software solutions for CheckFree Corporation, a public company. Previously, he held positions as chief executive officer of International Banking Technologies and other subsidiaries of First Financial Management, which is now FirstData Corporation, a NYSE company. He started his 30-year career with Electronic Data Systems in the Wall Street division, and subsequently held executive positions with Coopers & Lybrand and Digital Equipment Corporation. Mr. Thomas holds a BE cum laude in Chemical Engineering from Vanderbilt University and a master of business administration in marketing and finance with honors from Washington University. Mr. Thomas has been a member of the Board of Directors since February 1998.

    Daniel A. Delity founded First Institutional Marketing, Inc. in 1988.
Mr. Delity is president and director of First Institutional Marketing, Inc., Premier Financial Services, Inc. and All Things Financial, Inc. Mr. Delity also serves as vice president and general securities representative for FIMI Securities, Inc. Mr. Delity received his bachelors degree in education and political science from the State University of New York at Geneseo. Mr. Delity earned his group I and IV Insurance licenses and series 7 & 63 securities licenses in 1984, and has subsequently concentrated his career in the financial services industry. Mr. Delity has been a member of the board of directors since March 1999.

    James Wm. Ellsworth served as chief financial officer from October, 1999 through July, 2000. He also serves as executive vice president of First Institutional Marketing, Inc., Premier Financial Services, Inc., All Things Financial and FIMI Securities, Inc, and as the financial and operations principal of FIMI Securities, Inc. Prior to joining First Institutional Marketing, Inc. in August of 1997, Mr. Ellsworth served as vice president--finance of QuickQuote Insurance Agency, Inc., an internet direct insurance agency from October of 1996 until July of 1997. Mr. Ellsworth also served as a partner in the investment firm of LEF&C Partners from September 1986 to December 1993. Mr. Ellsworth served as a certified public accountant with what is now KPMG Peat Marwick from September 1983 to July 1986. Mr. Ellsworth graduated in May 1983 from San Francisco State University with a bachelor of science degree in business administration, accounting.
Mr. Ellsworth has been a member of the board of directors since March 1999.

    Timothy R. Robinson has served as Executive Vice President and Chief Financial Officer of HomeCom since August, 2000. Prior to joining HomeCom, Mr. Robinson served as Vice President and Chief Financial Officer of Tanner's Restaurant Group, Inc. from December of 1996 until January of 2000.
Mr. Robinson, a CPA, served as a senior manager with what is now PricewaterhouseCoopers LLP from June 1986 to December 1996. Mr. Robinson graduated from Georgia State University with a Bachelor of Business Administration, Accounting.

    Our board of directors is divided into three classes. The class III directors, which are Mr. Sax and Mr. Ellsworth, will serve until the 2000 annual meeting of stockholders; the class I directors, which are Mr. Thomas, Mr. Walker and Mr. Delity, will serve until the 2001 annual meeting of stockholders, and the class II directors, which are Dr. Bokuchava and Mr. Nebel, will serve until the 2002 annual meeting of stockholders. Upon election, each class serves a three-year term. The classification of the board of directors could have the effect of making it more difficult for a third party to acquire control of

HomeCom. Officers are elected at the first Board of Directors meeting following the stockholders meeting at which directors are elected, and officers serve at the discretion of the Board of Directors. Each executive officer of HomeCom was chosen by the Board of Directors and serves at the pleasure of the Board of Directors until his or her successor is appointed or until his or her earlier resignation or removal. There are no family relationships between any of the directors or executive officers of HomeCom.

BOARD COMMITTEES

    The Board of Directors has four standing committees: a compensation committee, an audit committee, a strategic planning committee and an executive committee. The compensation committee provides recommendations to the board of directors concerning salaries and incentive compensation for our officers and employees. The audit committee recommends our independent auditors and reviews the results and scope of audit and other accounting-related services provided by the auditors. The strategic planning committee has been authorized to work with our investment bankers to identify and evaluate our strategic alternatives.The executive committee has day-to-day executive decision-making authority on behalf of HomeCom, subject to the overall review and approval of the board of directors. A majority vote of the executive committee is required to act on any matter. The executive committee may be disbanded or reconstituted at any time by a majority vote of the board of directors. All major corporate decisions continue to be subject to the review and approval of the board of directors.

DIRECTOR COMPENSATION

    Prior to June 1999, directors did not receive any cash compensation for their services as members of the board of directors, but were reimbursed for their reasonable travel expenses in attending board of directors and committee meetings. Effective July 1999, the board of directors unanimously approved compensation to the two outside directors of $1,000 per board meeting attended. Directors who are not employees of HomeCom are eligible to receive automatic grants of stock options under our non-employee directors stock option plan, and may receive additional grants of options under that plan at the discretion of the compensation committee of the board of directors. See "Stock option plans-- Non-employee directors stock option plan."

EXECUTIVE COMPENSATION

    The table below lists the total compensation paid or accrued by HomeCom in 1999 for our chief executive officer and each executive officer of HomeCom whose total annual salary and bonuses determined at December 31, 1999 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                     ANNUAL             LONG-TERM COMPENSATION AWARDS
                                                  COMPENSATION       -----------------------------------
                                               -------------------   NUMBER OF SECURITIES    ALL OTHER
NAME AND PRINCIPAL POSITION                     SALARY     BONUS      UNDERLYING OPTIONS    COMPENSATION
---------------------------                    --------   --------   --------------------   ------------
Harvey W. Sax................................  $137,420      $0             60,000               $0
  President, Chief Executive Officer
Krishan Puri.................................  $145,540      $0                200               $0
  Executive Vice-President
Gia Bokuchava, Ph.D. ........................  $175,585      $0             25,000               $0
  Chief Technical Officer And Director

    As of December 31, 1999, the annual salaries for our executive officers were as follows: Harvey W. Sax, president and chief executive officer--$150,000; James Wm. Ellsworth, chief financial officer--$120,000; Gia Bokuchava, Ph.D., chief technical officer--$105,000; James B. Alvilhiera, vice president--

$100,000. Under our employment agreement with Dr. Bokuchava, he is eligible to receive cash bonuses to repay promissory notes issued by him to HomeCom in connection with his purchase of shares of common stock from HomeCom in August 1996. Each of HomeCom's executive officers also is eligible to receive cash bonuses to be awarded at the discretion of the compensation committee of the board of directors.

OPTION GRANTS IN LAST FISCAL YEAR

    The table below lists information concerning options granted in 1999 to our chief executive officer and each executive officer whose total annual salary and bonuses at December 31, 1999 exceeded $100,000.

                                                                                                 POTENTIAL REALIZABLE
                                                     INDIVIDUAL GRANTS                                 VALUE AT
                             -----------------------------------------------------------------      ASSUMED ANNUAL
                                         PERCENT OF TOTAL                                           RATES OF STOCK
                                            UNDERLYING                                            PRICE APPRECIATION
                             NUMBER OF      SECURITIES       EXERCISE OR                            FOR OPTION TERM
                              OPTIONS       GRANTED TO      BASE PRICE FOR      EXPIRATION       ---------------------
EXECUTIVE OFFICER             GRANTED       EMPLOYEES           SHARE              DATE             5%          10%
-----------------            ---------   ----------------   --------------   -----------------   ---------   ---------
Harvey Sax.................   50,000            067%            $5.78        February 26, 2009    181,751     460,592
Krishan Puri...............      200           .001%            $3.94        January 7, 2000          496       1,256

OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

    The table below lists the aggregate dollar value of all options exercised, and the total number of unexercised options held, on December 31, 1999 by our chief executive officer and each executive officer whose total annual salary and bonuses at December 31, 1999 exceeded $100,000.

                                                                 NUMBER OF SECURITIES
                                                                      UNDERLYING               VALUE OF UNEXERCISED
                                                                UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                       SHARES                      DECEMBER 31, 1999             DECEMBER 31, 1999
                                     ACQUIRED ON    VALUE     ---------------------------   ---------------------------
EXECUTIVE OFFICER                     EXERCISE     REALIZED   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE   EXERCISABLE
-----------------                    -----------   --------   -------------   -----------   -------------   -----------
Harvey Sax.........................       0           0           55,000          5,000           0              0
Krishan Puri.......................       0           0                0              0           0              0
Gia Bokuchava, Ph.D................       0           0           12,500         12,500           0              0

EMPLOYMENT AGREEMENTS

    We have entered into an employment agreement with Harvey W. Sax, our president and chief executive officer, which provides a five year term commencing on January 1, 1996, subject to automatic extension for an additional one year on each one-year anniversary of the agreement. This employment agreement is subject to early termination as provided in the employment agreement, including termination by us "for cause" as defined in the employment agreement. The employment agreement provides for an annual base salary of $150,000, and for bonus compensation to be awarded at the discretion of the compensation committee of the board of directors.

    We have entered into an employment agreement with James Wm. Ellsworth which provides a three year term commencing on March 24, 1999, subject to automatic extension for an additional one year on each one-year anniversary of the agreement. This employment agreement is subject to early termination as provided in the agreement, including termination by us "for cause," as defined in the employment agreement. The employment agreement provides for an annual base salary of not less than $120,000 and for annual bonus compensation and annual salary raises to be awarded at the discretion of the compensation committee of the board of directors. The employment agreement further provides for payout of the remaining amounts due under the employment agreement if termination occurs for any reason other than for cause and if it occurs prior to the conclusion of the term of the employment agreement, with a minimum payout due being one year's salary. Further, the employment agreement provides that any diminution of title, role or compensation, as defined in the employment agreement, will also result in the payout of the remaining amounts due under the employment agreement, with the minimum payment due being one year's salary.

STOCK OPTION PLANS

    EMPLOYEE STOCK OPTION PLAN. Our employee stock option plan was adopted by our stockholders in September 1996. A total of 2,000,000 shares have been reserved for issuance under the stock option plan, and the plan provides that the number of shares authorized for issuance under the plan will not exceed 20% of the total issued and outstanding shares of our common stock. The purpose of the stock option plan is to provide incentives for officers and key employees to promote our success, and to enhance our ability to attract and retain the services of these persons. Options granted under the stock option plan may be either options intended to qualify as "incentive stock options" under
Section 422 of the Code or non-qualified stock options. Stock options may be granted under the stock option plan for all of our employees, or employees of any of our present or future subsidiaries or parents. The stock option plan is administered by the compensation committee of the board of directors. The compensation committee has the authority to determine exercise prices applicable to the options, the eligible employees or consultants to whom options may be granted, the number of shares of common stock subject to each option and the terms upon which options are exercisable. The compensation committee has the authority to interpret the stock option plan and to prescribe, amend and rescind the rules and regulations pertaining to the stock option plan. No option is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by the optionee.

    Any incentive stock option that is granted under the stock option plan may not be granted at a price less than the fair market value of the common stock on the date of grant, or less than 110% of fair market value in the case of holders of 10% or more of the total combined voting power of all classes of our stock or our subsidiary or parent. Non-qualified stock options may be granted at the exercise price established by the compensation committee, which will not be less than 85% of the fair market value of the common stock on the date of grant.

    Each option granted under the stock option plan is exercisable for a period not to exceed ten years from the date of grant, or five years in the case of a holder of 10% or more of the total combined voting power of all classes of our stock or our subsidiary or parent, and will lapse upon expiration of the period, or earlier upon termination of the recipient's employment, or as determined by the compensation committee.

    As of August 15, 2000, options to purchase 1,027,451 shares of common stock were outstanding under the stock option plan at exercise prices ranging from $1.91 to $8.06 per share and at a weighted average exercise price of $4.492 per share. All outstanding options vest 25% per year from their date of grant.

    NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN. Our non-employee directors stock option plan was adopted by our stockholders in September 1996 and amended in October 1996. We have reserved 300,000 shares of common stock for issuance under the directors plan.

    The directors plan provides for the automatic granting of non-qualified stock options to directors who are not officers or employees of HomeCom. Each non-employee director who is appointed or elected to the board of directors is granted an option to purchase 10,000 shares of common stock. Also, each non-employee director automatically receives an option to purchase 5,000 shares of common stock on the date of each annual meeting of our stockholders. The directors plan also allows the compensation committee to make extraordinary grants of options to non-employee directors. All options granted under the directors plan vest 50% per year of service by the non-employee director on the board of directors. No option is transferable by the optionee other than by will or laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee. The exercise price of all options will be the fair market value of the shares of common stock on the date of grant, and the term of each option may not exceed seven years. The directors plan will continue in effect for a period of ten years unless sooner terminated by the board of directors.

    During February 1998, Mr. Thomas was granted an option under the directors plan to purchase 10,000 shares of common stock at an exercise price of $3.21 per share. In March 1999, Mr. Thomas was granted an option to purchase 5,000 shares of common stock at an exercise price of $5.25. During March 1999, Mr. Walker was granted an option to purchase 10,000 shares of common stock at an exercise price of $5.06.

    EMPLOYEE STOCK PURCHASE PLAN. Our employee stock purchase plan became effective on March 1, 1997. A total of 300,000 shares of common stock have been reserved for issuance under the stock purchase plan. The stock purchase plan is intended to qualify under Section 423 of the Code. The purpose of the stock purchase plan is to encourage and enable our employees to acquire a proprietary interest in HomeCom through ownership of shares of common stock. Our eligible employees will purchase shares of common stock at 85% of fair market value and we will partially subsidize purchases under the stock purchase plan by paying the expenses of its administration.

    An employee electing to participate in the stock purchase plan must authorize a stated dollar amount or percentage of the employee's regular pay to be deducted from the employee's pay during each of four quarterly payroll deduction purchase periods. Purchase periods begin on January 1, April 1, July 1 and October 1 of each calendar year during which the stock purchase plan is in effect. We are deemed on the last day of each purchase period to have granted a purchase right to each participant as of the first day of the purchase period to purchase as many full shares of common stock as can be purchased with the participant's payroll deductions. On the last day of the purchase period, the participant will be deemed to have exercised this option, at the option price, to the extent of the participant's accumulated payroll deductions. In no event, however, may the participant purchase common stock having a fair market value, measured on the first business day of the purchase period, of greater than $25,000 during a calendar year. The option price under the stock purchase plan is equal to 85% of the fair market value of the common stock on either the first business day or the last business day of the applicable purchase period, whichever is lower.

    Employees who have completed six full months of service with us and whose customary employment is more than 20 hours per week and five or more months per calendar year are eligible to participate in the stock purchase plan. An employee may not be granted an option under the stock purchase plan if after the granting of the option the employee would be deemed to own 5% or more of the combined voting power or value of all classes of our stock. As of August 15, 2000, approximately 49 employees are eligible to participate in the stock purchase plan, and as of the date, 2 employees are participating in the Plan. An employee's rights under the stock purchase plan may not be assigned, transferred, pledged or otherwise disposed of, except by will or the laws of descent and distribution. An employee's rights under the stock purchase plan terminate upon termination of his or her employment for any reason, including retirement. Upon termination, we will refund the employee's payroll deductions or contributions made during the purchase period.

    An employee may not sell shares of common stock purchased under the stock purchase plan until the first day of the second purchase period following the purchase period in which the option for the shares was granted.

    The stock purchase plan is administered by the compensation committee. No member of the board of directors will be eligible to participate in the stock purchase plan during the period he or she serves as a member of the compensation committee. The compensation committee may terminate or amend the stock purchase plan at any time. However, any termination or amendment may not affect or change purchase rights previously granted under the stock purchase plan without the consent of the affected participants. Also, any amendment that materially increases the benefits or number of shares under the stock purchase plan, except for adjustments due to changes in our capital structure, or that materially modifies the eligibility requirements of the stock purchase plan will be subject to stockholder approval. If not sooner terminated by the compensation committee, the stock purchase plan will terminate at the time that all authorized shares of common stock reserved for grant under the stock purchase plan have been purchased.

    401(K) PROFIT SHARING PLAN. Our board of directors has approved the adoption of a 401(k) profit sharing plan which is intended to be a tax-qualified defined contribution plan under section 401(k) of the Code. This plan was implemented in March 1998. In general, all of our employees are eligible to participate. The 401(k) plan includes a salary deferral arrangement under which participants may contribute amounts not to exceed limitations imposed by the Code. Subject to certain Code limitations, we may make a matching contribution of up to $1,000 of the salary deferral contributions of participants at a rate of 50% of the participant's contributions, up to 4% of the participant's salary. We may also make an additional contribution to the 401(k) plan each year at the discretion of the board of directors. Separate accounts are maintained for each participant in the 401(k) plan. The portion of a participant's account attributable to his or her own contributions is 100% vested. The portion of the account attributable to our contributions, including matching contributions, will vest after 5 years of service with us. Distributions from the 401(k) plan may be made in the form of a lump-sum cash payment or in installment payments.

AGREEMENTS WITH EMPLOYEES

    Our principal employees, including executive officers, are required to sign an agreement with us (a) restricting the ability of the employee to compete with us during his or her employment and for a period of eighteen months following the termination of employment, (b) restricting solicitation of customers and employees following employment with us, and (c) providing for ownership and assignment of intellectual property rights to us.

CERTAIN TRANSACTIONS

    In August 1996, we issued and sold to six employees an aggregate of 102,855 shares of common stock for a total of $468,004, payable through the issuance of promissory notes payable in four equal annual installments, bearing interest at 8% per annum and secured by the shares of common stock purchased therewith. Also in August 1996, we entered into employment agreements with the employees which provide that for each of the first four years of employment, we will issue a bonus to the employee in the amount necessary to repay the annual amount due under the promissory note, plus the taxes due by the employee as a consequence of receiving the bonus. Under the terms of the employment agreements, we will continue to make these annual payments if the employee is terminated other than "for cause," as defined in the employment agreements. Under the terms of the subscription agreements for the shares, if the employee's employment is terminated within the four-year period, we have the right to repurchase that percentage of the shares purchased by the employee which will equal the percentage of the promissory note which is not yet due, payment for the repurchase to be made by canceling the applicable outstanding amount of the promissory note. Gia Bokuchava, Ph.D., Chief Technical Officer and a director, and Krishan Puri, a former Executive Vice President and a former director, purchased 39,559 and 29,669 shares of common stock, respectively, in this transaction. Mr. Vinod Keni, a former director, also purchased 3,955 shares in this transaction. We have agreed with Mr. Keni that all 11,865 options to acquire common stock held by Mr. Keni, at a weighted average exercise price of $5.16 per share, will continue to vest as if Mr. Keni were still employed by us. We also agreed to cancel and forgive indebtedness of approximately $18,000 represented by the promissory note given by Mr. Keni to purchase the 3,955 shares and to give Mr. Keni a cash payment to cover Mr. Keni's estimated tax liability from the cancellation of indebtedness.

    In August 1996, we acquired all of the outstanding capital stock of our Internet Security Services, Inc., or HISS, a Delaware corporation formed in
July 1996 to provide internet and intranet security system consulting services. In the transaction, the former holders of HISS's capital stock received the right to receive their pro rata share of four annual earnout payments to be paid not later than March 31 of 1998, 1999, 2000 and 2001. Roger Nebel, a director of HomeCom, owned 48% of HISS's outstanding capital stock and was entitled to receive 48% of the annual earnouts. HISS was merged with and into HomeCom on September 11, 1996. On October 1, 1999, we sold substantially all of the assets of our Internet Security Services division to Infrastructure Defense, Inc. for $200,000 cash, certain security audit rights and shares of a non-public entity. In connection with the sale, the total number of additional shares issuable to Mr. Nebel under the earnout provisions was fixed at 37,918 shares, of which Mr. Nebel has received 18,958 shares. Mr. Nebel's entitlement to the remaining 18,960 shares is contingent upon the shares of Infrastructure Defense, Inc., received by us having a value of at least $5 million and being freely tradeable on or before December 31, 2001.

                       PRINCIPAL AND SELLING SHAREHOLDERS

    The following table provides information as of August 15, 2000, concerning beneficial ownership of common stock by:

        -- each person or entity known to beneficially own more than 5% of the outstanding common stock,

        -- each of our directors,

        -- our chief executive officer and each executive officer whose total annual salary and bonuses at December 31, 1999 exceeded $100,000,

        -- all of our directors and executive officers of as a group and

        -- the selling shareholder.

    The information as to beneficial ownership has been furnished by each of our respective stockholders, directors and executive officers and, unless otherwise indicated, each of the stockholders has indicated that they have sole voting and investment power with respect to the shares beneficially owned.

    The selling shareholder is MacNab LLC, which is also the holder of our series C preferred stock. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by MacNab LLC, if it were to fully convert our series C and E preferred stock as of August 15, 2000, fully exercise all the related warrants, and offer all the resulting shares of common stock for sale. In accordance with the terms of the preferred stock, if converted on August 15, 2000, the outstanding shares of series C preferred stock would convert at a conversion price of $.7073 per share into 2,843,719 shares of common stock, and the outstanding shares of series E preferred stock would convert at a conversion price of $.7073 per share into 3,088,428 shares of common stock. The warrants issued with the series C preferred stock are exercisable at an exercise price of $7.34 per share into 59,574 shares of common stock, and the warrants issued with the series E preferred stock are exercisable at an exercise price of $3.35 per share into 66,667 shares of common stock. The actual number of shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants is indeterminate, and could be materially less or more than the amount estimated due to the conversion and exercise price adjustments explained in the section of this prospectus entitled "Description of Capital Stock" on page 41, in particular the subsections entitled "Series E Convertible Preferred Stock" on page 50 and "Warrants" on page 54. This table, however, assumes no adjustment to the conversion price of the preferred stock or exercise price of the warrants. We have agreed to register, under a registration statement which includes this prospectus at least 1,808,293 shares. We cannot assure you that MacNab LLC will sell any or all of the shares that it may acquire upon their conversion of preferred stock or exercise of warrants, as its determination whether to hold or convert the series preferred stock or to exercise the warrants, and sell the resulting shares, will depend upon many factors, including our prospects, general market conditions and the prevailing price of the common stock.

                                               COMMON STOCK          PERCENTAGE OF
NAME OF BENEFICIAL OWNER(1)                BENEFICIALLY OWNED(2)   OUTSTANDING SHARES
---------------------------                ---------------------   ------------------
Harvey W. Sax(3).........................          802,244                 9.0
Gia Bokuchava, Ph.D.(4)..................           47,559                   *
Roger J. Nebel(5)........................           40,698                   *
Claude A. Thomas(6)......................           12,500                   *
Mark Germain(7)..........................          350,885                 3.9
Margery Germain(8).......................          350,885                 3.9
Daniel A. Delity(9)......................          690,590                 7.7
James Wm. Ellsworth(9)...................          141,467                 1.6
David B. Frank(9)........................          305,000                 3.4
William Walker(10).......................            5,000                   *
CPR (USA), Inc.(11)......................          484,505                 4.9
LibertyView Funds, LP(12)................          387,604                 3.9
LibertyView Fund, LLC(13)................           96,901                   *
MacNab LLC(14)...........................        6,058,388                40.1
All executive officers and directors as a
  group (7 persons)......................        1,740,058                19.1

------------------------

*   Less than 1%.

 (1) Except as otherwise noted, the street address of the named beneficial owner is Building 14, Suite 100, 3535 Piedmont Road, Atlanta, Georgia 30305.

 (2) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares of common stock beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options or convertible securities that are currently exercisable or exercisable within sixty days of the date of this prospectus are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

 (3) Includes 2,500 shares of common stock issueable upon the exercise of an outstanding option at an exercise price of $4.47 per share. Excludes 57,500 shares of common stock issueable upon the exercise of outstanding options at a weighted average exercise price of $5.61 which are not currently exercisable and which become exercisable more than 60 days following the date of this prospectus.

 (4) Includes 7,500 shares of common stock issueable upon the exercise of outstanding options at a weighted average exercise price of $4.71 per share. Excludes 17,500 shares of common stock issueable upon the exercise of outstanding options at a weighted average exercise price of $4.33 which are not currently exercisable and which become exercisable more than 60 days following the date of this prospectus.

 (5) Includes 7,500 shares of common stock issueable upon the exercise of outstanding options at a weighted average exercise price of $5.35 per share and 18,958 shares issued in connection with our acquisition of HISS. See "Certain Transactions." Excludes an additional 18,960 shares of common stock that may be issued in connection with our acquisition of HISS. See "Certain Transactions."

 (6) Includes 12,500 shares of common stock issueable upon the exercise of an outstanding option at a weighted average exercise price of $3.62 per share. Excludes 2,500 shares of common stock issueable upon the exercise of outstanding options at an exercise price of $5.25 per share which are not currently exercisable and which become exercisable more than 60 days following the date of the date of this prospectus.

 (7) The address of this stockholder is 81 Main Street White Plains, NY 10601. Includes 335,052 shares of common stock owned by Margery Germain, the wife of Mr. Germain, as to which shares Mr. Germain disclaims beneficial ownership.

 (8) The address of this stockholder is 6 Olmstead Road Scarsdale, NY 10583. Includes 15,833 shares of common stock owned by Mark Germain.

 (9) Excludes 100,000 shares of common stock issueable upon the exercise of an outstanding warrant exercisable at an exercise price of $3.74 which is not currently exercisable and which becomes exercisable more than 60 days following the date of this prospectus.

   Includes 5,000 shares of common stock issuable upon the exercise of an outstanding option at an exercise price of $5.06.

(10) Excludes 5,000 shares of common stock issueable upon the exercise of an outstanding option at an exercise price of $5.06 which is not currently exercisable and which become exercisable more than 60 days following the date of this prospectus.

(11) Consists of shares of common stock issueable upon conversion of 12.5 outstanding shares of our series B preferred stock and exercise of related warrants, based upon conversion prices as in effect on August 15, 2000. CPR
     (USA), Inc. is a wholly-owned subsidiary of Banque CPR, a French company ("Banque CPR"). The board of directors of CPR (USA), Inc. are Richard Meckler, Steven Rogers, Henri Cukierman, Philippe Delienne, Olivier Mirat and Bernard Crutz. The principal officers of CPR (USA), Inc. are
     Messrs. Meckler and Rogers, and George Hartigan, Alan Mark, Cort Gwon & Neil Weiner.

(12) Consists of shares of common stock issueable upon conversion of 10 outstanding shares of our series B preferred stock and exercise of related warrants, based upon conversion prices as in effect on August 15, 2000. 100% of the voting shares of LibertyView Funds, L.P. are owned by Banque CPR.

(13) Consists of shares of common stock issueable upon conversion of 2.5 outstanding shares of our series B preferred stock and exercise of related warrants, based upon conversion prices as in effect on August 15, 2000. 100% of the voting shares of LibertyView Fund, LLC are owned by LibertyView Capital Management Inc., a wholly-owned subsidiary of CPR (USA) Inc.

(14) Consists of shares of common stock issueable upon conversion of 94.607 outstanding shares of our series C and 106.35 outstanding shares of series E preferred stock and exercise of related warrants, based upon conversion prices as in effect on August 15, 2000. The address of this stockholder is c/o Citco Trustees (Cayman) Ltd., Corporate Centre, Windwood One, West Bay Road, Grand Cayman, Cayman Islands. The director of MacNab LLC is Navigator Management, Ltd., Harbour House, 2nd floor, Waterfront Drive, P.O. Box 972, Road Town, Tortola, British Virgin Islands, and the President of Navigator Management Ltd. is David Sims.

                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of 50,000,000 shares of common stock, $.0001 par value, and 1,000,000 shares of preferred stock, $.01 par value. As of August 1, 2000, there were outstanding 8,925,726 shares of common stock held of record by 67 record holders. Of the authorized preferred stock, 20,000 shares have been designated series A convertible preferred stock, none of which are presently outstanding, 125 shares have been designated series B convertible preferred stock, 25 shares of which are presently outstanding and held by three record holders, 175 shares have been designated series C convertible preferred stock, 94.607 shares of which are presently outstanding and are held by one record holder, and 75 shares have been designated series D convertible preferred stock, 1.291 of which are presently outstanding and are held by one record holder, and 107 shares have been designated series E convertible preferred stock, 106.35 of which are presently outstanding and are held by one record holder.

COMMON STOCK

    Holders of shares of common stock are entitled to one vote per share for the election of directors and all matters to be submitted to a vote of the stockholders. Subject to the rights of any holders of preferred stock which may be issued in the future, the holders of shares of common stock are entitled to share ratably in any dividends as may be declared by the board of directors out of legally available funds. In the event of our dissolution, liquidation or winding up, holders of shares of common stock are entitled to share ratably in all assets remaining after payment of all liabilities and the aggregate liquidation preference of outstanding shares of preferred stock. Holders of shares of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares of common stock to be issued by us in this offering will be, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    Our restated certificate of incorporation authorizes the issuance of preferred stock with designations, rights and preferences determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without stockholder approval, to issue preferred stock with dividends, liquidation, conversion, voting and other rights that could adversely affect the voting power or other rights of the holders of common stock.

SERIES B CONVERTIBLE PREFERRED STOCK

    Pursuant to our certificate of incorporation, the board has classified 125 shares of preferred stock as series B convertible preferred stock with the rights, preferences, privileges and terms set forth in the certificate of designations filed with the State of Delaware. Of the 125 shares authorized by the board, 25 are currently outstanding. The stated value per share of the series B preferred stock is $20,000. All shares of common stock are of junior rank to all series B preferred shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution, and winding up. The rights of the shares of common stock are subject to the preferences and relative rights of the series B preferred shares. The series B preferred shares will be of greater rank than any series of common or preferred stock issued by us in the future. Without the prior express written consent of the holders of at least a majority of the then outstanding series B preferred shares, we will not authorize or issue capital stock that is of senior or equal rank to the series B preferred shares regarding the preferences as to distributions and payments upon our liquidation, dissolution and winding up. Without the prior express written consent of the holders of not less than a majority of the then outstanding series B preferred shares, we will not hereafter authorize or make any amendment to our certificate of incorporation or bylaws, or make any resolution of the board of directors with the Delaware Secretary of State containing any provisions which would materially and adversely affect or impair the rights or relative priority of the holders of the series B preferred shares relative to the holders of the common stock or the holders of any other class of capital stock. In the event of our merger or consolidation with or into another corporation, the series B preferred shares will maintain their relative powers, designations, and preferences, and no merger may result that is inconsistent with this provision.

    Holders of the series B preferred stock are not entitled to receive dividends. If any series B preferred shares are outstanding, we may not, without the prior express written consent of the holders of a majority of the then outstanding series B preferred shares, directly or indirectly declare, pay or make any dividends or other distributions upon any of the common stock unless written notice thereof has been given to holders of the series B preferred shares at least thirty days prior to the earlier of (a) the record date taken for or (b) the payment of the dividend or other distribution. We may declare and pay a dividend in cash with respect to the common stock so long as we pay simultaneously to each holder of series B preferred shares an amount in cash equal to the amount the holder would have received had all of the holder's series B preferred shares been converted to common stock one business day before the record date for the dividend, and after giving effect to the payment of any dividend and any other required payments, including required payments to the holders of the series B preferred shares, we have in cash or cash equivalents an amount equal to the aggregate of:

        -- all of our liabilities reflected on our most recently available balance sheet;

        -- the amount of any indebtedness incurred by us or any of our subsidiaries since our most recent balance sheet; and

        -- 120% of the amount payable to all holders of any shares of any class of preferred stock assuming a liquidation as the date of our most recently available balance sheet.

    In the event of any voluntary or involuntary liquidation, dissolution, or winding up, the holders of the series B preferred shares will be entitled to receive in cash out of our assets, whether from capital or from earnings available for distribution to our stockholders, before any amount will be paid to the holders of any of our capital stock of any class junior in rank to the series B preferred shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up, an amount per series B preferred share equal to the sum of (i) $20,000 and (ii) a premium of 5% per year of the stated value from the date of issuance of the series B preferred stock; provided that, if the funds are insufficient to pay the full amount due to the holders of series B preferred shares and holders of shares of other classes or series of preferred stock that are of equal rank with the series B preferred shares as to payments of this type, then each holder of series B preferred shares and other preferred shares will share equally in the available funds in accordance with their respective liquidation preferences. The purchase or redemption by us of stock of any class in any manner permitted by law will not be regarded as a liquidation, dissolution or winding up. Neither our consolidation or merger with or into any other person, nor the sale or transfer by us of less than substantially all of its assets will be deemed to be a liquidation, dissolution or winding up.

    The holders of series B preferred shares have no voting rights, except as required by law, including the General Corporation Law of the State of Delaware.

    Each share of series B preferred stock is convertible on or after the date of this prospectus into the number of shares of our common stock, equal to the stated value, or $20,000, plus a premium of 5% per year of the stated value from the date of issuance of the series B preferred stock, divided by the conversion price. The conversion price is equal to the lesser of:

        (1) the average closing bid prices of the common stock for any four consecutive trading days during the twenty-five consecutive trading day period ending on the day prior to the conversion; or

        (2)  $5.23.

    If all the remaining shares of series B preferred stock were converted as of August 15, 2000, based upon the closing bid prices of the shares prior to that date, under the conversion formula of the series B preferred stock based on the average closing price of the four (4) consecutive trading days of the twenty five (25) trading days immediately preceeding trading days immediately preceeding August 15, 2000 that would produce the lowest average conversion price, the conversion price for the shares would be set at a price of $.7188 per share. After taking into effect a premium of 5% per year from the date of issuance provided for under the terms of the series B preferred stock, the 25 outstanding shares of series B preferred stock would be convertible into 744,010 shares of common stock, or approximately 7.6% of the shares that would then be outstanding. The following table includes the total number of shares that would be issued upon conversion of all the series B preferred stock, and the percentage of the currently issued and outstanding shares that such number of shares would then represent, under the following assumptions, and in each case after taking into effect the 5% annual premium through August 15, 2000:

        (a)  assuming the current conversion price of $.7188 per share;

        (b) assuming a conversion price 25% below the closing bid price as of August 15, 2000 of $.7188 per share, or $.5391 per share;

        (c) assuming a conversion price 50% below the closing bid price as of August 15, 2000 of $.7188 per share, or $.3594 per share; and

        (d) assuming a conversion price 75% below the closing bid price as of August 15, 2000 of $.7188 per share, or $.1797 per share.

                                                       THE SERIES B PREFERRED
                                                     SHARES WOULD CONVERT INTO:
                                                     ---------------------------
                                                      NUMBER OF      PERCENT OF
                                                        SHARES      OUTSTANDING
                                                     ------------   ------------
At the Current Conversion Price....................      744,010         7.6%
At 25% below the Current Market Price..............      993,857         9.9%
At 50% below the Current Market Price..............    1,488,020        14.1%
At 75% below the Current Market Price..............    2,976,041        24.8%

    Under the conversion price formula, there is no ceiling on the number of shares of common stock into which the outstanding shares of series B preferred stock can be converted. As a result, as the price of the common stock decreases, the number of shares of common stock underlying the outstanding shares of series B preferred stock continues to increase.

    Under the conversion price formula, the series B preferred stock may, from time to time, be convertible at a rate at or below the common stock's market price. The lower the common stock's market price at the time a holder converts his outstanding shares of series B preferred stock, the more shares of common stock the holder will get in the conversion. To the extent a holder of shares of series B preferred stock converts and then sells the shares of common stock, the common stock's market price may decrease due to the additional shares in the market, allowing the selling holder to convert other shares of series B preferred stock into greater amounts of common stock, the sale of which could further depress the market price for the common stock. The downward pressure on the market price of the common stock as a holder of the series B preferred stock converts and sells material amounts of common stock could encourage short sales by other holders or others, placing further downward pressure on the market price of the common stock. The conversion of the outstanding shares of series B preferred stock may result in substantial dilution to the interest of other common stockholders, since each holder of the outstanding shares of series B preferred stock may ultimately convert and sell the full amount of common stock issuable upon conversion.

    Prior to this financing, the board of directors of HomeCom considered a variety of financing proposals. The Board determined that the series B preferred stock financing represented the most favorable proposal offered to us based upon, among other things, the timing of the transaction, the quality of the investors, and the terms and limitations of the financing. The board also determined that this financing appeared to be on better terms and conditions than our previous two private placement financings consummated in December 1997 and January 1998.

    The series B preferred stock is subject to redemption at our option after the date of this prospectus at 120% of the principal amount of the stock being redeemed. If any series B preferred stock remain outstanding on March 24, 2002, all the shares will automatically be converted into common stock.

    No shares of the series B preferred stock may be converted if, following such conversion, the holder of the shares would beneficially own in excess of 4.9% of the outstanding shares. The issuance of the series B preferred stock is also subject to the NASDAQ National Market's Market Place Rule 4460(i). Pursuant to the terms of this rule, we have agreed with the holders of the series B preferred stock that so long as we are subject to this rule or any rule substantially similar to this rule, we will not issue more than 19.99% of the common stock outstanding on the date the series B preferred stock was issued upon conversion of the series B preferred stock in the absence of:

        -- the approval of the issuance by our stockholders; or

        -- a waiver by NASDAQ of the provisions of that rule.

    We issued series B preferred stock totaling $2,500,000 on March 25, 1999. The series B preferred stock investors were issued 125 shares of preferred stock, having a stated value of $20,000 per share, and 225,000 warrants to purchase common stock at $5.70 per share. We paid offering costs of $216,250 cash plus 25,000 warrants to purchase common stock at $5.70 per share, resulting in net proceeds to us of $2,283,750 for the preferred shares and warrants.

    The series B preferred stock is convertible into common stock at a conversion price equal to the lower of (a) the average of the closing price for four consecutive trading days in the twenty-five consecutive trading days ending one day prior to the conversion date, $4.86 at the issuance date, and
(b) $5.23. The number of common shares into which the series B preferred stock is convertible is determined by dividing the stated value of the series B preferred stock, increased by 5% annually, by the conversion price. As the series B preferred stock is automatically convertible on March 24, 2002, the most beneficial conversion ratio was determined to include the additional common shares attributable to the 5% annual increase for the three year period ending in 2002. After adjustment for this additional benefit the $4.86 conversion price is reduced to $4.23, the most beneficial conversion price at the issuance date.

SERIES C CONVERTIBLE PREFERRED STOCK

    Pursuant to our certificate of incorporation, the Board has classified 175 shares of preferred stock as series C convertible preferred stock with the rights, preferences, privileges and terms set forth in the certificate of designations filed with the State of Delaware. Of the 175 shares authorized by the Board, 94.607 shares are currently outstanding. The stated value per share of the series C preferred stock is $20,000. All shares of common stock are to be of junior rank to all series C preferred shares in respect to the preferences as to distributions and payments upon our liquidation, dissolution, and winding up. The rights of the shares of common stock are subject to the preferences and relative rights of the series C preferred shares. Except for the series B preferred stock, the series C preferred shares will be of greater rank than any series of common or preferred stock issued by us in the future. Without the prior express written consent of the holders of not less than a majority of the then outstanding series C preferred shares, we will not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the series C preferred shares in respect of the preferences as to distributions and payments upon our liquidation, dissolution and winding up. Without the prior express written consent of the holders of not less than a majority of the then outstanding series C preferred shares, we will not hereafter authorize or make any amendment to the our certificate of incorporation or bylaws, or make any resolution of the board of directors with the Delaware Secretary of State containing any provisions which would materially and adversely affect or otherwise impair the rights or relative priority of the holders of the series C preferred shares relative to the holders of the common stock or the holders of any other class of capital stock. In the event of our merger or consolidation with or into another corporation, the series C preferred shares will maintain heir relative powers, designations, and preferences provided for herein, and no merger may result that is inconsistent with this provision.

    Holders of the series C preferred stock are not entitled to receive dividends. If any series C preferred shares are outstanding, we may not, without the prior express written consent of the holders of a majority of the then outstanding series C preferred shares, directly or indirectly declare, pay or make any dividends or other distributions upon any of the common stock unless written notice has been given to holders of the series C preferred shares at least thirty days prior to the earlier of (a) the record date taken for or
(b) the payment of the dividend or other distribution. We may declare and pay a dividend in cash with respect to the common stock so long as we: (i) pay simultaneously to each holder of series C preferred shares an amount in cash equal to the amount the holder would have received had all of the holder's series C preferred shares been converted to common stock one business day prior to the record date for the dividend, and after giving effect to the payment of any dividend and any other payments required in connection therewith, including to the holders of the series C preferred shares, we have in cash or cash equivalents an amount equal to the aggregate of:

        -- all of its liabilities reflected on its most recently available balance sheet;

        -- the amount of any indebtedness incurred by us or any of its subsidiaries since its most recent balance sheet;

        -- 120% of the amount payable to all holders of any shares of any class of preferred stock assuming a liquidation as the date of our most recently available balance sheet.

    In the event of any voluntary or involuntary liquidation, dissolution, or winding up, the holders of the series C preferred shares will be entitled to receive in cash out of our assets, whether from capital or from earnings available for distribution to its stockholders, before any amount will be paid to the holders of any of our capital stock of any class junior in rank to the series C preferred shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up, an amount per series C preferred share equal to the sum of (i) $20,000 and (ii) a premium of 6% per year of the stated value from the date of issuance of the series C preferred stock; provided that, if the funds are insufficient to pay the full amount due to the holders of series C preferred shares and holders of shares of other classes or series of preferred stock that are of equal rank with the series C preferred shares as to payments of this type, then each holder of series C preferred shares and other preferred shares will share equally in the available funds in accordance with their respective liquidation preferences. The purchase or redemption by us of stock of any class in any manner permitted by law will not be regarded as a liquidation, dissolution or winding up. Neither our consolidation or merger with or into any other person, nor the sale or transfer by us of less than substantially all of its assets will be deemed to be a liquidation, dissolution or winding up.

    The holders of series C preferred shares have no voting rights, except as required by law, including, but not limited to, the General Corporation Law of the State of Delaware.

    The series C preferred stock has an initial stated value of $20,000 per share, which increases at the rate of 6% per year. Each series C preferred share is convertible, beginning 120 days following the date of issuance, at the option of the holder, into the number of shares of common stock determined by dividing the stated value by the lower of (a) $5.875, and (b) 82.5% of the average of the closing bid prices for the five trading days prior to the date of conversion. Any series C preferred stock outstanding on July 22, 2002 will automatically be converted into common stock at the conversion price then in effect.

    If all the outstanding shares of series C preferred stock were converted as of August 15, 2000, based upon the closing bid prices of the shares prior to that date, under the conversion formula of the series C preferred stock the conversion price for the shares would be set at a price of $.7073 per share. After taking into effect a premium of 6% per year from the date of issuance provided for under the terms of the series C preferred stock, the 94.607 outstanding shares of series C preferred stock would be convertible into 2,843,719 shares of common stock, or approximately 23.9% of the shares that would then be outstanding. The following table includes the total number of shares that would be issued upon conversion of all the series C preferred stock, and the percentage of the outstanding shares that such number of shares would then represent, under the following assumptions, and in each case after taking into effect the 6% annual premium through August 15, 2000:

        (a)  assuming the current conversion price of $.7073 per share;

        (b) assuming a conversion price based on an average closing bid price 25% below the closing bid price as of August 15, 2000 of $.7073 per share, or $.53 per share;

        (c) assuming a conversion price based on an average closing bid price 50% below the closing bid price as of August 15, 2000 of $.7073 per share, or $.354 per share; and

        (d) assuming a conversion price based on an average closing bid price 75% below the closing bid price as of August 15, 2000 of $.7073 per share, or $.177 per share.

                                                        THE SERIES C PREFERRED
                                                      SHARES WOULD CONVERT INTO:
                                                     ----------------------------
                                                      NUMBER OF       PERCENT
                                                       SHARES      OF OUTSTANDING
                                                     -----------   --------------
At the Current Conversion Price....................   2,843,719         23.9%
At 25% below the Current Market Price..............   3,794,843         29.5%
At 50% below the Current Market Price..............   5,681,545         38.6%
At 75% below the Current Market Price..............  11,363,090         55.7%

    Under the conversion price formula, there is no ceiling on the number of shares of common stock into which the outstanding shares of series C preferred stock can be converted. As a result, as the price of the common stock decreases, the number of shares of common stock underlying the outstanding shares of series C preferred stock continues to increase.

    Under the conversion price formula, the series C preferred stock will be convertible at a rate at or below the common stock's market price. The lower the common stock's market price at the time a holder converts his outstanding shares of series C preferred stock, the more shares of common stock the holder will get in the conversion. To the extent a holder of shares of series C preferred stock converts and then sells the shares of common stock, the common stock's market price may decrease due to the additional shares in the market, allowing the selling holder to convert other shares of series C preferred stock into greater amounts of common stock, the sale of which could further depress the market price for the common stock. The downward pressure on the market price of the common stock as a holder of the series C preferred stock converts and sells material amounts of common stock could encourage short sales by other holders or others, placing further downward pressure on the market price of the common stock. The conversion of the outstanding shares of series C preferred stock may result in substantial dilution to the interest of other common stockholders, since each holder of the outstanding shares of series C preferred stock may ultimately convert and sell the full amount of common stock issuable upon conversion.

    Through July 22, 2001, we have the right, under specified circumstances, to prohibit holders of the series C preferred stock from exercising any conversion rights for up to 90 days. If we exercise that right, we are required to compensate the holders of the series C preferred stock in cash or in shares of common stock. On August 2, 2000, we exercised that right by notice to the holder of the series C preferred stock.

    At any time after the issuance date, we have the right, in our sole discretion, to redeem, from time to time, any or all of the series C preferred stock provided that specified conditions are met, including that we have cash, credit or standby underwriting facilities available to fund the redemption. The redemption price is 120% of the original purchase price.

    No shares of the series C preferred stock may be converted if, following such conversion, the holder of the shares would beneficially own in excess of 4.9% of the outstanding shares. The issuance of the series C preferred stock is also subject to the NASDAQ National Market's Market Place Rule 4460 (i). Pursuant to the terms of this rule, we have agreed with the holders of the series C preferred stock that so long as we are subject to this rule or any rule substantially similar to this rule, we will not issue more than 19.99% of the common stock outstanding on the date the series C preferred stock was issued upon conversion of the series C preferred stock in the absence of:

        -- the approval of the issuance by our stockholders; or

        -- a waiver by NASDAQ of the provisions of that rule.

    On July 28, 1999, we completed a private placement of $3,500,000 principal amount of our series C convertible preferred stock and related warrants to purchase up to 59,574 shares of common stock. The series C preferred stock and warrants were sold in reliance on Rule 506 of the Securities Act, which provides an exemption from registration for sales to accredited investors, as defined by Rule 501 under Regulation D of the Securities Act.

    Pursuant to certain registration rights granted to the investors in the private placement, we have filed a registration statement under the Securities Act with respect to up to 1,244,444 shares of common stock issuable upon conversion of the series C preferred stock and exercise of the related warrants.

    We entered into, and consummated, the private placement of the series C preferred stock and the warrants based on a determination by our board of directors that our level of cash and cash equivalents were inadequate to permit us to continue in existence for a sustained period. While the board of directors considered the disadvantages of the potential preferred stock, including
(a) the potential dilution of the voting power per share of common stock,
(b) the potential dilution of the common stock book value, and (c) the potential negative impact on earnings per share of common stock, after negotiations with investment banking firms and potential investors, and based upon the pressures of the need for additional cash resources, the board of directors determined that it was in our best interests and our shareholders' best interests to proceed with the private placement based on the board's belief that such transactions offered the most favorable terms then available to us given the existing market conditions and our need for additional cash resources.

SERIES D CONVERTIBLE PREFERRED STOCK

    Pursuant to our certificate of incorporation, the board has classified 75 shares of preferred stock as Series D Convertible Preferred Stock with the rights, preferences, privileges and terms set forth in the certificate of designations filed with the State of Delaware. Of the 75 shares authorized by the board, 1.291 shares are currently outstanding. The stated value per share of the series D preferred stock is $20,000. All shares of common stock are to be of junior rank to all series D preferred shares in respect to the preferences as to distributions and payments upon our liquidation, dissolution, and winding up. The rights of the shares of common stock are subject to the preferences and relative rights of the series D preferred shares. Except for the series B preferred stock and the series C preferred stock, the series D preferred shares will be of greater rank than any series of common or preferred stock issued by us in the future. Without the prior express written consent of the holders of not less than a majority of the then outstanding series D preferred shares, we will not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the series D preferred shares in respect of the preferences as to distributions and payments upon our liquidation, dissolution and winding up. Without the prior express written consent of the holders of not less than a majority of the then outstanding series D preferred shares, we will not hereafter authorize or make any amendment to the our certificate of incorporation or bylaws, or make any resolution of the board of directors with the Delaware Secretary of State containing any provisions which would materially and adversely affect or otherwise impair the rights or relative priority of the holders of the series D preferred shares relative to the holders of the common stock or the holders of any other class of capital stock. In the event of our merger or consolidation with or into another corporation, the series D prefrred shares will maintain their relative powers, designations, and preferences provided for herein, and no merger may result that is inconsistent with this provision.

    Holders of the series D preferred stock are not entitled to receive dividends. If any series D preferred shares are outstanding, we may not, without the prior express written consent of the holders of a majority of the then outstanding series D preferred shares, directly or indirectly declare, pay or make any dividends or other distributions upon any of the common stock unless written notice thereof has been given to holders of the series D preferred shares at least thirty days prior to the earlier of (a) the record date taken for or (b) the payment of the dividend or other distribution. We may declare and pay a dividend in cash with respect to the common stock so long as we: (i) pay simultaneously to each holder of series D preferred shares an amount in cash equal to the amount the holder would have received had all of the holder's series D preferred shares been converted to common stock one business day prior to the record date for the dividend, and after giving effect to the payment of any dividend and any other payments required in connection therewith, including to the holders of the series D preferred shares, we have in cash or cash equivalents an amount equal to the aggregate of:

        -- all of its liabilities reflected on its most recently available balance sheet;

        -- the amount of any indebtedness incurred by us or any of its subsidiaries since its most recent balance sheet;

        -- 120% of the amount payable to all holders of any shares of any class of preferred stock assuming a liquidation as the date of our most recently available balance sheet.

    In the event of any voluntary or involuntary liquidation, dissolution, or winding up, the holders of the series D preferred shares will be entitled to receive in cash out of our assets, whether from capital or from earnings available for distribution to our stockholders, before any amount will be paid to the holders of any of our capital stock of any class junior in rank to the series D preferred shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up, an amount per series D preferred share equal to the sum of (a) $20,000 and (b) a premium of 6% per year of the stated value from the date of issuance of the series D preferred stock; provided that, if the funds are insufficient to pay the full amount due to the holders of series D preferred shares and holders of shares of other classes or series of preferred stock that are of equal rank with the series D preferred shares as to payments of this type, then each holder of series D preferred shares and other preferred shares will share equally in the available funds in accordance with their respective liquidation preferences. The purchase or redemption by us of stock of any class in any manner permitted by law will not be regarded as a liquidation, dissolution or winding up. Neither our consolidation or merger with or into any other person, nor the sale or transfer by us of less than substantially all of its assets will be deemed to be a liquidation, dissolution or winding up.

    The holders of series D preferred shares have no voting rights, except as required by law, including, but not limited to, the General Corporation Law of the State of Delaware.

    The series D preferred stock has an initial stated value of $20,000 per share, which increases at the rate of 6% per year. Each series D preferred share is convertible, at the option of the holder, into the number of shares of common stock determined by dividing the stated value by the lower of (a) $5.875, and
(b) 82.5% of the average of the closing bid prices for the five trading days prior to the date of conversion. Any series D preferred stock outstanding on September 27, 2002 will automatically be converted into common stock at the conversion price then in effect.

    If all the outstanding shares of series D preferred stock were converted as of August 15, 2000, based upon the closing bid prices of the shares prior to that date, under the conversion formula of the series D preferred stock the conversion price for the shares would be set at a price of $.7073per share. After taking into effect a premium of 6% per year from the date of issuance provided for under the terms of the series D preferred stock, the 1.291 outstanding shares of series D preferred stock would be convertible into 38,433 shares of common stock, or approximately .42% of the shares that would then be outstanding. The following table includes the total number of shares that would be issued upon conversion of all the series D preferred stock, and the percentage of the currently issued and outstanding shares that such number of shares would represent, under the following assumptions, and in each case after taking into effect the 6% annual premium through August 15, 2000:

        (a)  assuming the current conversion price of $.7073 per share;

        (b) assuming a conversion price based on an average closing bid price 25% below the closing bid price as of August 15, 2000 of $.7073 per share, or $.53 per share;

        (c) assuming a conversion price based on an average closing bid price 50% below the closing bid price as of August 15, 2000 of $.7073 per share, or $.354 per share; and

        (d) assuming a conversion price based on an average closing bid price 75% below the closing bid price as of August 15, 2000 of $.7073 per share, or $.177 per share.

                                                       THE SERIES D PREFERRED
                                                     SHARES WOULD CONVERT INTO:
                                                     ---------------------------
                                                        NUMBER       PERCENT OF
                                                      OF SHARES     OUTSTANDING
                                                     ------------   ------------
At the Current Conversion Price....................      38,433          .42%
At 25% below the Current Market Price..............      51,288          .56%
At 50% below the Current Market Price..............      76,787          .84%
At 75% below the Current Market Price..............     153,573          1.7%

    Under the conversion price formula, there is no ceiling on the number of shares of common stock into which the outstanding shares of series D preferred stock can be converted. As a result, as the price of the common stock decreases, the number of shares of common stock underlying the outstanding shares of series D preferred stock continues to increase.

    Under the conversion price formula, the series D preferred stock will be convertible at a rate at or below the common stock's market price. The lower the common stock's market price at the time a holder converts his outstanding shares of series D preferred stock, the more shares of common stock the holder will get in the conversion. To the extent a holder of shares of series D preferred stock converts and then sells the shares of common stock, the common stock's market price may decrease due to the additional shares in the market, allowing the selling holder to convert other shares of series D preferred stock into greater amounts of common stock, the sale of which could further depress the market price for the common stock. The downward pressure on the market price of the common stock as a holder of the series D preferred stock converts and sells material amounts of common stock could encourage short sales by other holders or others, placing further downward pressure on the market price of the common stock. The conversion of the outstanding shares of series D preferred stock may result in substantial dilution to the interest of other common stockholders, since each holder of the outstanding shares of series D preferred stock may ultimately convert and sell the full amount of common stock issuable upon conversion.

    Through September 27, 2001, we have the right, under specified circumstances, to prohibit holders of the series D preferred stock from exercising any conversion rights for up to 90 days. If we exercise that right, we are required to compensate the holders of the series D preferred stock in cash or in shares of common stock.

    At any time after the issuance date, we have the right, in our sole discretion, to redeem, from time to time, any or all of the series D preferred stock provided that specified conditions are met, including that we have cash, credit or standby underwriting facilities available to fund the redemption. The redemption price is 120% of the original purchase price after 120 days from the issuance date.

    No shares of the series D preferred stock may be converted if, following such conversion, the holder of the shares would beneficially own in excess of 4.9% of the outstanding shares. The issuance of the series D preferred stock is also subject to the NASDAQ National Market's Market Place Rule 4460 (i). Pursuant to the terms of this rule, we have agreed with the holders of the series D preferred stock that so long as we are subject to this rule or any rule substantially similar to this rule, we will not issue more than 19.99% of the common stock outstanding on the date the series D preferred stock was issued upon conversion of the series D preferred stock in the absence of:

        -- the approval of the issuance by our stockholders; or

        -- a waiver by NASDAQ of the provisions of that rule.

    On September 28, 1999, we completed a private placement of $1,500,000 principal amount of our series D convertible preferred stock and related warrants to purchase up to 25,000 shares of common stock. The series D preferred stock and warrants were sold in reliance on Rule 506 of the Securities Act, which provides an exemption from registration for sales to accredited investors, as defined by Rule 501 under Regulation D of the Securities Act.

    Pursuant to certain registration rights granted to the investors in the private placement, we have filed a registration statement under the Securities Act with respect to up to 533,368 shares of common stock issuable upon conversion of the series D preferred stock and exercise of the related warrants.

    We entered into, and consummated, the private placement of the series D preferred stock and the warrants based on a determination by our board of directors that our level of cash and cash equivalents were inadequate to permit us to continue in existence for a sustained period. While the board of directors considered the disadvantages of the potential preferred stock, including
(i) the potential dilution of the voting power per share of common stock,
(ii) the potential dilution of the common stock book value, and (iii) the potential negative impact on earnings per share of common stock, after negotiations with investment banking firms and potential investors, and based upon the pressures of the need for additional cash resources, the board of directors determined that it was in our best interests and our shareholders' best interests for us to proceed with the private placement based on the board's belief that such transactions offered the most favorable terms then available to us given the existing market conditions and our need for additional cash resources.

SERIES E CONVERTIBLE PREFERRED STOCK

    Pursuant to our certificate of incorporation, the board has classified 107 shares of preferred stock as Series E Convertible Preferred Stock with the rights, preferences, privileges and terms set forth in the certificate of designations filed with the State of Delaware. Of the 107 shares authorized by the board, 106.35 shares are currently outstanding. The stated value per share of the series E preferred stock is $20,000. All shares of common stock are to be of junior rank to all series E preferred shares in respect to the preferences as to distributions and payments upon our liquidation, dissolution, and winding up. The rights of the shares of common stock are subject to the preferences and relative rights of the series E preferred shares. Except for the series B preferred stock, the series C preferred stock, and the series D preferred stock, the series E preferred shares will be of greater rank than any series of common or preferred stock issued by us in the future. Without the prior express written consent of the holders of not less than a majority of the then outstanding series E preferred shares, we will not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the series E preferred shares in respect of the preferences as to distributions and payments upon our liquidation, dissolution and winding up. Without the prior express written consent of the holders of not less than a majority of the then outstanding series E preferred shares, we will not hereafter authorize or make any amendment to the our certificate of incorporation or bylaws, or make any resolution of the board of directors with the Delaware Secretary of State containing any provisions which would materially and adversely affect or otherwise impair the rights or relative priority of the holders of the series E preferred shares relative to the holders of the common stock or the holders of any other class of capital stock. In the event of our merger or consolidation with or into anther corporation, the series E preferred shares will maintain their relative powers, designations, and preferences provided for herein, and no merger may result that is inconsistent with this provision.

    Holders of the series E preferred stock are not entitled to receive dividends. If any series E preferred shares are outstanding, we may not, without the prior express written consent of the holders of a majority of the then outstanding series E preferred shares, directly or indirectly declare, pay or make any dividends or other distributions upon any of the common stock unless written notice thereof has been given to holders of the series E preferred shares at least thirty days prior to the earlier of (a) the record date taken for or (b) the payment of the dividend or other distribution. We may declare and pay a dividend in cash with respect to the common stock so long as we: (i) pay simultaneously to each holder of series E preferred shares an amount in cash equal to the amount the holder would have received had all of the holder's series E preferred shares been converted to common stock one business day prior to the record date for the dividend, and after giving effect to the payment of any dividend and any other payments required in connection therewith, including to the holders of the series E preferred shares, we have in cash or cash equivalents an amount equal to the aggregate of:

        -- all of its liabilities reflected on its most recently available balance sheet;

        -- the amount of any indebtedness incurred by us or any of its subsidiaries since its most recent balance sheet;

        -- 120% of the amount payable to all holders of any shares of any class of preferred stock assuming a liquidation as the date of our most recently available balance sheet.

    In the event of any voluntary or involuntary liquidation, dissolution, or winding up, the holders of the series E preferred shares will be entitled to receive in cash out of our assets, whether from capital or from earnings available for distribution to our stockholders, before any amount will be paid to the holders of any of our capital stock of any class junior in rank to the series E preferred shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up, an amount per series E preferred share equal to the sum of (i) $20,000 and (ii) a premium of 8% per year of the stated value from the date of issuance of the series E preferred stock; provided that, if the funds are insufficient to pay the full amount due to the holders of series E preferred shares and holders of shares of other classes or series of preferred stock that are of equal rank with the series E preferred shares as to payments of this type, then each holder of series E preferred shares and other preferred shares will share equally in the available funds in accordance with their respective liquidation preferences. The purchase or redemption by us of stock of any class in any manner permitted by law will not be regarded as a liquidation, dissolution or winding up. Neither our consolidation or merger with or into any other person, nor the sale or transfer by us of less than substantially all of its assets will be deemed to be a liquidation, dissolution or winding up.

    The holders of series E preferred shares have no voting rights, except as required by law, including, but not limited to, the General Corporation Law of the State of Delaware.

    The series E preferred stock has an initial stated value of $20,000 per share, which increases at the rate of 8% per year. Each series E preferred share is convertible, at the option of the holder, into the number of shares of common stock determined by dividing the stated value by the lower of (a) $3.53, and
(b) 82.5% of the average of the closing bid prices for the five trading days prior to the date of conversion. Any series E preferred stock outstanding on April 14, 2003 will automatically be converted into common stock at the conversion price then in effect.

    If all the outstanding shares of series E preferred stock were converted as of August 15, 2000, based upon the closing bid prices of the shares prior to that date, under the conversion formula of the series E preferred stock the conversion price for the shares would be set at a price of $.7073 per share. After taking into effect a premium of 8% per year from the date of issuance provided for under the terms of the series E preferred stock, the 106.35 outstanding shares of series E preferred stock would be convertible into 3,088,428 shares of common stock, or approximately 25.4% of the shares that would then be outstanding. The following table includes the total number of shares that would be issued upon conversion of all the series E preferred stock, and the percentage of the issued and outstanding shares that such number of shares would represent, under the following assumptions, and in each case after taking into effect the 8% annual premium through August 15, 2000:

        (a)  assuming the current conversion price of $.7073 per share;

        (b) assuming a conversion price based on an average closing bid price 25% below the closing bid price as of August 15, 2000 of $.7073per share, or $ .53 per share;

        (c) assuming a conversion price based on an average closing bid price 50% below the closing bid price as of August 15, 2000 of $.7073 per share, or $.354 per share; and

        (d) assuming a conversion price based on an average closing bid price 75% below the closing bid price as of August 15, 2000 of $.7073 per share, or $.177 per share.

                                                        THE SERIES E PREFERRED
                                                         SHARES WOULD CONVERT
                                                       ------------------------
                                                         INTO:
                                                         NUMBER     PERCENT OF
                                                       OF SHARES    OUTSTANDING
                                                       ----------   -----------
At the Current Conversion Price......................   3,088,428      25.4%
At 25% below the Current Market Price................   4,121,399      31.3%
At 50% below the Current Market Price................   6,170,456      40.5%
At 75% below the Current Market Price................  12,340,912      57.7%

    Under the conversion price formula, there is no ceiling on the number of shares of common stock into which the outstanding shares of series E preferred stock can be converted. As a result, as the price of the common stock decreases, the number of shares of common stock underlying the outstanding shares of series E preferred stock continues to increase.

    Under the conversion price formula, the series E preferred stock will be convertible at a rate at or below the common stock's market price. The lower the common stock's market price at the time a holder converts his outstanding shares of series E preferred stock, the more shares of common stock the holder will get in the conversion. To the extent a holder of shares of series E preferred stock converts and then sells the shares of common stock, the common stock's market price may decrease due to the additional shares in the market, allowing the selling holder to convert other shares of series E preferred stock into greater amounts of common stock, the sale of which could further depress the market price for the common stock. The downward pressure on the market price of the common stock as a holder of the series E preferred stock converts and sells material amounts of common stock could encourage short sales by other holders or others, placing further downward pressure on the market price of the common stock. The conversion of the outstanding shares of series E preferred stock may result in substantial dilution to the interest of other common stockholders, since each holder of the outstanding shares of series E preferred stock may ultimately convert and sell the full amount of common stock issuable upon conversion.

    Through April 14, 2002, we have the right, under specified circumstances, to prohibit holders of the series E preferred stock from exercising any conversion rights for up to 90 days. If we exercise that right, we are required to compensate the holders of the series E preferred stock in cash or in shares of common stock.

    At any time after the issuance date, we have the right, in our sole discretion, to redeem, from time to time, any or all of the series E preferred stock provided that specified conditions are met, including that we have cash, credit or standby underwriting facilities available to fund the redemption. The redemption price is 120% of the original purchase price.

    No shares of the series E preferred stock may be converted if, following such conversion, the holder of the shares would beneficially own in excess of 4.9% of the outstanding shares. The issuance of the series E preferred stock is also subject to the NASDAQ National Market's Market Place Rule 4460 (i). Pursuant to the terms of this rule, we have agreed with the holders of the series E preferred stock that so long as we are subject to this rule or any rule substantially similar to this rule, we will not issue more than 19.99% of the common stock outstanding on the date the series E preferred stock was issued upon conversion of the series E preferred stock in the absence of:

        -- the approval of the issuance by our stockholders; or

        -- a waiver by NASDAQ of the provisions of that rule.

    On April 14, 2000, we completed a private placement of $2,127,000 principal amount of our series E convertible preferred stock and related warrants to purchase up to 66,667 shares of common stock. The series E preferred stock and warrants were sold in reliance on Rule 506 of the Securities Act, which provides an exemption from registration for sales to accredited investors, as defined by Rule 501 under Regulation D of the Securities Act.

    Pursuant to certain registration rights granted to the investors in the private placement, we are obligated to file under the Securities Act the registration statement of which this prospectus forms a part.

    We entered into, and consummated, the private placement of the series E preferred stock and the warrants based on a determination by our board of directors that our level of cash and cash equivalents were inadequate to permit us to continue in existence for a sustained period. While the board of directors considered the disadvantages of the potential preferred stock, including
(a) the potential dilution of the voting power per share of common stock,
(b) the potential dilution of the common stock book value, and (c) the potential negative impact on earnings per share of common stock, after negotiations with investment banking firms and potential investors, and based upon the pressures of the need for additional cash resources, the board of directors determined that it was in our best interests and our shareholders' best interests for us to proceed with the private placement based on the board's belief that such transactions offered the most favorable terms then available to us given the existing market conditions and our need for additional cash resources.

WARRANTS

    In connection with the completion with the our initial public offering, we granted to our underwriter, Ladenburg Thalmann & Co. Inc., the underwriter, warrants to acquire 100,000 shares of the common stock at an exercise price of $7.20 per share. The exercise price is subject to adjustment under specified circumstances. The underwriter warrants expire on May 12, 2002, if not earlier exercised.

    In connection with the completion of a sale of debentures in December of 1998, we issued to First Granite Securities, Inc., an entity designated by the holder of the debentures, warrants to acquire an aggregate 400,000 shares of common stock. Of these warrants, warrants to acquire an aggregate of 200,000 shares are exercisable at a price of $4.00 per share, of which 156,875 had been exercised as of August 15, 2000, and warrants to acquire an aggregate 200,000 shares are exercisable at a price of $6.00 per share. The exercise price of these debenture warrants is subject to adjustment under specified circumstances. If not earlier exercised, the debenture warrants expire on October 27, 2000. Pursuant to an agreement dated April 8, 1998, in the event that we agree to adjust the exercise price of the series B preferred stock warrants to an exercise price below $5.00, we have also agreed to amend the exercise price of any unexercised debenture warrants to the reduced exercise price.

    In connection with the completion of the sale of our series A preferred stock, we issued the series A preferred stock warrants. These warrants represent the right to acquire an aggregate of 125,000 shares of common stock, with warrants to purchase 62,500 shares of common stock having an exercise price per share equal to $14.50 per share and warrants to purchase the remaining 62,500 shares having an exercise price equal to $15.825. The exercise price of these warrants is subject to adjustment under specified circumstances. The series A preferred stock warrants will expire on December 31, 2000, and are eligible to be exercised at any time on or after June 23, 1998.

    In connection with the completion of the sale of series B convertible preferred stock, we issued series B convertible preferred stock warrants. These warrants represent the right to acquire an aggregate of 250,000 shares of common stock, each with an exercise price per share equal to $5.70 per share. The exercise price of these warrants is subject to adjustment under specified circumstances. The series B convertible preferred stock warrants will expire on March 24, 2004, if not earlier exercised.

    In connection with the sale of the series C convertible preferred stock, we issued series C preferred stock warrants. These warrants represent the right to acquire an aggregate of up to 59,574 shares of common stock. The warrants expire on July 27, 2004 and have an exercise price of $7.34 per share, subject to adjustment. We also issued warrants to acquire an aggregate of 77,000 shares of common stock having an exercise price per share equal to $5.813, subject to adjustment. These warrants will expire on July 30, 2004.

    In connection with the sale of the series D convertible preferred stock, we issued series D preferred stock warrants. These warrants represent the right to acquire an aggregate of up to 25,000 shares of common stock. The warrants expire on September 27, 2004 and have an exercise price of $7.34 per share, subject to adjustment.

    In connection with the sale of the series E convertible preferred stock, we issued series E preferred stock warrants. These warrants represent the right to acquire an aggregate of up to 66,667 shares of common stock. The warrants expire on April 14, 2005 and have an exercise price of $3.35 per share, subject to adjustment.

    Warrants to acquire an additional 315,000 shares at an exercise price of $3.74 per share were issued in conjunction with the acquisition of First Institutional Marketing, Inc. and some of its affiliates. The shares issuable upon exercise of these warrants have not been registered under the Securities Act and are not currently available for resale upon issuance following exercise of the warrants.

LIMITATIONS ON LIABILITY OF DIRECTORS

    Our restated certificate of incorporation contains provisions which eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty, other than liability for a breach of the duty of loyalty, acts or omissions not in good faith that constitute a breach of the director's duty to HomeCom, acts that involve intentional misconduct or a knowing violation of the law, transactions in which the director receives an improper benefit and acts or omissions for which liability is expressly provided by an applicable statute. While the restated certificate of incorporation provides directors with protection from awards for monetary damages for breach of duties to HomeCom, it does not eliminate those duties. Accordingly, the restated certificate of incorporation should not affect the availability of equitable remedies, such as injunction or rescission, based on a director's breach of the duty of care. However, equitable remedies may not provide stockholders adequate monetary compensation for damages caused by breach of duties to HomeCom. Our restated bylaws contain provisions requiring the indemnification of our directors and officers, and persons serving at the request of HomeCom as a director or officer of another corporation, to the fullest extent permitted under the Delaware General Corporation Law. These provisions do not apply to liabilities under federal securities laws. We believe that these restated certificate of incorporation and bylaws provisions are necessary to attract and retain qualified persons as our directors and officers.

STATUTORY BUSINESS COMBINATION PROVISION

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person, or affiliate or associate of such person, who is an interested stockholder for a period of three years from the date that such person became an interested stockholder unless: (a) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (b) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation and shares held by certain employee stock ownership plans) or (c) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an interested stockholder is defined (with certain limited exceptions) as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation that was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

    A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or bylaws by action of its stockholders to exempt itself from coverage, provided that such charter or bylaw amendment shall not become effective until twelve months after the date it is adopted. Neither our restated certificate of incorporation nor our restated bylaws contains any such exclusion, although the Board of Directors has excluded certain of our stockholders from the coverage of Section 203.

                              PLAN OF DISTRIBUTION

    Shares covered by this prospectus may be offered and sold from time to time by the selling shareholder. The selling shareholder will act independently of HomeCom in making decisions with respect to the timing, manner and size of each sale. The selling shareholder may sell the shares:

        -- on the Nasdaq SmallCap Market;

        -- at prices and at terms then prevailing or at prices related to the then current market price; or

        -- in private sales at negotiated prices directly or through brokers.

    The selling shareholder and any underwriter, dealer or agent who participates in the distribution of the shares may be deemed to be underwriters under the Securities Act, and any discount, commission or concession received by these persons might be deemed to be an underwriting discount or commission under the Securities Act. We have agreed to indemnify the selling shareholder against some liabilities arising under the Securities Act.

    Any broker-dealer participating in transactions as agent may receive commissions from the selling shareholder, and, if acting as agent for the purchaser of the shares, from the purchaser). Usual and customary brokerage fees will be paid by the selling shareholder. Broker-dealers may agree with the selling shareholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for the selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling shareholder. Broker-dealers who acquire shares as principal may then resell the shares from time to time in transactions in the over-the-counter market, in negotiated transactions or by a combination of these methods of sale, at market prices prevailing at the time of sale or at negotiated prices, and in connection with resales may pay to or receive from the purchasers of the shares commissions as described above.

    We have advised the selling shareholder that the anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholder and their affiliates. The selling shareholder has advised us that during the time as the selling shareholder may be engaged in the attempt to sell shares registered under this prospectus, they will:

        -- not engage in any stabilization activity in connection with any of the shares;

        -- bid for or purchase any of the shares or any rights to acquire the shares, or attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Exchange Act;

        -- effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution; and

        -- all sales of shares in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved.

    The selling shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against some liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal.

    In order to comply with the securities laws of some states, if applicable, the shares will be sold in some jurisdictions only through registered or licensed brokers or dealers. In some states, the shares may not be sold unless the shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    We have agreed to use our best efforts to maintain the effectiveness of this registration statement with respect to the shares until the earlier of the sale of the shares or two years from the date of this prospectus. No sales may be made under this prospectus after that date unless we amend or supplement this prospectus to indicate that we have agreed to extend the period of effectiveness. There can be no assurance that the selling shareholder will sell all or any of the shares offered under this prospectus.

                                 LEGAL MATTERS

    The validity of the common stock being offered under this prospectus will be passed upon for HomeCom by Sims Moss Kline & Davis, a limited liability partnership, Atlanta, Georgia.

                                    EXPERTS

    The financial statements of HomeCom as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been included in reliance on the report, which contains an explanatory paragraph relating to our ability to continue as a going concern as described in the notes to the financial statements, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing. The financial statements of Premier Financial
Services, Inc., First Institutional Marketing, Inc., All Things
Financial, Inc., and FIMI Securities, Inc. as of December 31, 1998 and 1997, and for each of the two years in the period ended December 31, 1998, included in this Registration Statement, have been so included in reliance on the report of Andrew Shebay & Company, PLLC, independent auditors, given on the authority of that firm as experts in accounting and auditing. The financial statements of Ganymede Corporation as of December 31, 1998, and for the year then ended, included in this Registration Statement, have been so included in reliance on the report of Ostrow, Reisin Berk & Abrams, Ltd., independent auditors, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and accordingly file reports, proxy and information statements, and other information with the Securities and Exchange Commission. Such reports, proxy and information statements, and other information we file with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the National Association of Securities
Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a world wide web site that contains reports, proxy and information statements, and other information that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This web site can be accessed at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
HOMECOM COMMUNICATIONS, INC.:
  FINANCIAL STATEMENTS:
  Report of Independent Accountants.........................     F-2
  Balance Sheets as of December 31, 1998 and 1999...........     F-3
  Statements of Operations for Each of the Three Years in
    the Period Ended
    December 31, 1999.......................................     F-4
  Statements of Stockholders' Equity (Deficit) for Each of
    the Three Years in the
    Period Ended December 31, 1999..........................     F-5
  Statements of Cash Flows for Each of the Three Years in
    the Period Ended
    December 31, 1999.......................................     F-6
  Notes to Financial Statements.............................     F-8

  UNAUDITED INTERIM FINANCIAL STATEMENTS:
  Balance Sheets as of June 30, 2000 and December 31,
    1999....................................................    F-24
  Statements of Operations for the Three and Six Month
    Periods Ended June 30, 2000
    and 1999................................................    F-25
  Statements of Cash Flows for the Six Month Periods Ended
    June 30, 2000 and 1999..................................    F-26
  Notes to Financial Statements.............................    F-27

PREMIER FINANCIAL SERVICES, INC., FIRST INSTITUTIONAL
  MARKETING, INC., AND ALL THINGS FINANCIAL, INC.
  Independent Auditors' Report..............................    F-32
  Combined Balance Sheets...................................    F-33
  Combined Statement of Income and Retained Earnings........    F-34
  Combined Statement of Cash Flows..........................    F-35
  Notes to the Combined Financial Statements................    F-36

FIMI SECURITIES, INC.:
  Independent Auditors' Report..............................    F-39
  Statements of Financial Condition.........................    F-40
  Statements of Income......................................    F-41
  Statements of Changes in Stockholder's Equity.............    F-42
  Statements of Cash Flows..................................    F-43
  Notes to the Financial Statements.........................    F-44
  Schedule I................................................    F-46
  Schedule II...............................................    F-47
  Schedule III..............................................    F-48

PREMIER FINANCIAL SERVICES, INC., FIRST INSTITUTIONAL
  MARKETING, INC., ALL THINGS FINANCIAL, INC. AND FIMI
  SECURITIES, INC.:
  UNAUDITED INTERIM FINANCIAL STATEMENTS:
  Combined Statement of Income (Loss) and Retained
    Earnings................................................    F-49

GANYMEDE CORPORATION:
  Independent Auditors' Report..............................    F-50
  Balance Sheet.............................................    F-51
  Statement of Loss and Deficit.............................    F-52
  Statement of Cash Flows...................................    F-53
  Notes to Financial Statements.............................    F-54

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of HomeCom Communications, Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of HomeCom Communications, Inc. and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced recurring losses and negative cash flows since its inception and has an accumulated deficit. The Company is dependent on continued financing from investors to sustain its activities and there is no assurance that such financing will be available. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          PricewaterhouseCoopers LLP

Atlanta, Georgia
March 29, 2000

                          HOMECOM COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1998           1999
                                                              -----------   ------------
                                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 2,291,932   $  1,497,678
  Restricted cash...........................................      250,000             --
  Accounts receivable, net..................................      680,790      1,160,114
  Employee loans............................................           --        474,583
  Receivable from related party.............................           --        200,000
  Other current assets......................................        4,796        189,648
                                                              -----------   ------------
      Total current assets..................................    3,227,518      3,522,023
Furniture, fixtures and equipment, net......................      797,263      1,131,204
Deposits....................................................       80,231         92,494
Intangible assets, net......................................      351,320      4,966,822
Investment..................................................           --        823,175
Other assets................................................      109,158             --
                                                              -----------   ------------
Total assets................................................  $ 4,565,490   $ 10,535,718
                                                              ===========   ============

                          LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................  $   424,094   $  1,697,210
  Accrued payroll liabilities...............................      300,927        290,414
  Unearned revenue..........................................      128,345        296,319
  Current portion of obligations under capital leases.......      108,427        204,278
                                                              -----------   ------------
      Total current liabilities.............................      961,793      2,488,221
Obligations under capital leases............................       88,242        315,275
Other liabilities...........................................       67,006        127,104
                                                              -----------   ------------
      Total liabilities.....................................    1,117,041      2,930,600
                                                              -----------   ------------
  Redeemable Preferred stock, Series B $.01 par value, 125
    shares authorized, 0 and 125 shares issued at
    December 31, 1998 and 1999, respectively and 0 and 115
    shares outstanding at December 31, 1998 and 1999,
    respectively, convertible, participating, $2,388,219
    liquidation value as of December 31, 1999...............           --      1,624,920
Commitments and contingencies (Note 5)
                                                              -----------   ------------
STOCKHOLDERS' EQUITY:
  Common stock, $.0001 par value, 15,000,000 shares
    authorized, 5,072,397 and 7,040,525 shares issued and
    outstanding at December 31, 1998 and 1999,
    respectively............................................          507            704
  Preferred stock, Series C, $.01 par value, 175 shares
    authorized, 0 and 175 shares issued at December 31, 1998
    and 1999, respectively and 0 and 137.5 shares
    outstanding at December 31, 1998 and 1999, respectively,
    convertible, participating; $2,810,264 liquidation value
    at December 31, 1999....................................           --              2
  Preferred stock, Series D, $.01 par value, 75 shares
    authorized, 0 and 75 shares issued at December 31, 1998
    and 1999, respectively and 0 and 75 shares outstanding
    at December 31, 1998 and 1999, respectively;
    convertible, participating; $1,522,685 liquidation value
    at December 31, 1999....................................           --              1
  Additional paid-in capital................................   10,355,724     21,931,281
  Subscriptions receivable..................................     (196,878)       (64,687)
  Accumulated deficit.......................................   (6,710,904)   (15,887,103)
                                                              -----------   ------------
      Total stockholders' equity............................    3,448,449      5,980,198
                                                              -----------   ------------
      Total liabilities and stockholders' equity............  $ 4,565,490   $ 10,535,718
                                                              ===========   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                          HOMECOM COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                 1997          1998           1999
                                                              -----------   -----------   ------------
Revenues....................................................    2,503,185     2,510,689      6,556,173
Cost of revenues............................................    2,139,982     2,231,757      4,555,337
                                                              -----------   -----------   ------------
GROSS PROFIT................................................      363,203       278,932      2,000,836
                                                              -----------   -----------   ------------

OPERATING EXPENSES:
  Sales and marketing.......................................    1,440,002     1,221,908      3,953,792
  Product development.......................................      514,655       677,590      1,020,264
  General and administrative................................    2,538,229     3,098,095      5,082,979
  Depreciation and amortization.............................      238,537       542,269      1,837,647
                                                              -----------   -----------   ------------
      Total operating expenses..............................    4,731,423     5,539,862     11,894,682
                                                              -----------   -----------   ------------
OPERATING LOSS..............................................   (4,368,220)   (5,260,930)    (9,893,846)

OTHER EXPENSES (INCOME)
  Gain on sale of division..................................           --    (4,402,076)            --
  Interest expense..........................................      543,420       445,216         32,669
  Other expense (income), net...............................      (93,298)     (166,942)      (103,551)
                                                              -----------   -----------   ------------
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES.........   (4,818,342)   (1,137,128)    (9,822,964)

INCOME TAX PROVISION (BENEFIT)..............................           --            --             --
                                                              -----------   -----------   ------------
LOSS FROM CONTINUING OPERATIONS.............................   (4,818,342)   (1,137,128)    (9,822,964)
LOSS FROM DISCONTINUED OPERATIONS...........................      (62,839)      (67,012)      (497,826)
GAIN ON DISPOSAL OF DISCONTINUED BUSINESS SEGMENT...........           --            --      1,144,591
                                                              -----------   -----------   ------------

NET LOSS....................................................   (4,881,181)   (1,204,140)    (9,176,199)

DEEMED PREFERRED STOCK DIVIDEND.............................           --      (666,667)    (2,557,466)
                                                              -----------   -----------   ------------

LOSS APPLICABLE TO COMMON SHAREHOLDERS......................  $(4,881,181)  $(1,870,807)  $(11,733,665)
                                                              ===========   ===========   ============

LOSS PER SHARE--BASIC AND DILUTED...........................
  CONTINUING OPERATIONS.....................................  $     (1.86)  $     (0.42)  $      (1.96)
  DISCONTINUED OPERATIONS...................................        (0.02)        (0.02)           .10
                                                              -----------   -----------   ------------
      TOTAL.................................................  $     (1.88)  $     (0.44)  $      (1.86)
                                                              ===========   ===========   ============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
  BASIC AND DILUTED.........................................    2,602,515     4,287,183      6,324,791
                                                              ===========   ===========   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                          HOMECOM COMMUNICATIONS, INC.

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1999

                                            PREFERRED STOCK         COMMON STOCK        ADDITIONAL
                                          -------------------   ---------------------     PAID-IN     SUBSCRIPTIONS   ACCUMULATED
                                           SHARES     AMOUNT     SHARES      AMOUNT       CAPITAL      RECEIVABLE       DEFICIT
                                          --------   --------   ---------   ---------   -----------   -------------   ------------
BALANCE, December 31, 1996..............       --        --     1,923,063   $     192   $   472,726     $(468,004)    $  (625,583)
Conversion of note payable to common
  shares................................                           33,333           3       199,997
Issuance of common shares, net of
  offering costs........................                        1,000,000         100     4,672,489
Issuance of preferred shares, net of
  offering costs........................   20,000     $ 200                               1,799,052
Issuance of warrants and compensatory
  stock options.........................                                                     89,611
Cancellation of subscriptions receivable
  under employment agreements...........                                                                  130,503
Beneficial conversion feature of
  convertible debentures................                                                    566,667
Net loss................................       --        --            --          --            --            --      (4,881,181)
                                          -------     -----     ---------   ---------   -----------     ---------     ------------
BALANCE, December 31, 1997..............   20,000       200     2,956,396         295     7,800,542      (337,501)     (5,506,764)

Issuance of stock.......................                          443,085          45       884,086
Conversion of convertible debentures to
  common shares.........................                          961,460          96     1,699,904
Conversion of preferred stock to common
  shares................................  (20,000)     (200)      711,456          71           129
Cancellation of subscriptions receivable
  under employment agreements...........                                                                  140,623
Other...................................                                                    (28,937)
Net loss................................       --        --            --          --            --            --      (1,204,140)
                                          -------     -----     ---------   ---------   -----------     ---------     ------------
BALANCE, December 31, 1998..............       --        --     5,072,397         507    10,355,724      (196,878)     (6,710,904)

Issuance of preferred stock and
  warrants, net of offering costs.......      250         3                               5,265,031
Common stock issued in conjunction with
  the acquisition of FIMI...............                        1,252,174         125     4,235,979
Common stock issued in conjunction with
  the acquisition of Ganymede...........                          185,342          19     1,248,167
Warrant exercises.......................                          106,875          11       427,489
Conversion of preferred stock to common
  shares................................      (37)                344,777          34       141,263
Stock option exercises..................                           53,278           5       209,450
Cancellation of subscription receivable
  under employment agreements...........                                                                  132,191
Other...................................                           25,682           3        48,178
Net loss................................                                                                               (9,176,199)
                                          -------     -----     ---------   ---------   -----------     ---------     ------------
BALANCE, December 31, 1999..............      213     $   3     7,040,525   $     704   $21,931,281     $ (64,687)    $(15,887,103)
                                          =======     =====     =========   =========   ===========     =========     ============

                                              TOTAL
                                          STOCKHOLDERS'
                                             EQUITY
                                            (DEFICIT)
                                          -------------
BALANCE, December 31, 1996..............   $  (620,669)
Conversion of note payable to common
  shares................................       200,000
Issuance of common shares, net of
  offering costs........................     4,672,589
Issuance of preferred shares, net of
  offering costs........................     1,799,252
Issuance of warrants and compensatory
  stock options.........................        89,611
Cancellation of subscriptions receivable
  under employment agreements...........       130,503
Beneficial conversion feature of
  convertible debentures................       566,667
Net loss................................    (4,881,181)
                                           -----------
BALANCE, December 31, 1997..............     1,956,772
Issuance of stock.......................       884,131
Conversion of convertible debentures to
  common shares.........................     1,700,000
Conversion of preferred stock to common
  shares................................            --
Cancellation of subscriptions receivable
  under employment agreements...........       140,623
Other...................................       (28,937)
Net loss................................    (1,204,140)
                                           -----------
BALANCE, December 31, 1998..............     3,448,449
Issuance of preferred stock and
  warrants, net of offering costs.......     5,265,034
Common stock issued in conjunction with
  the acquisition of FIMI...............     4,236,104
Common stock issued in conjunction with
  the acquisition of Ganymede...........     1,248,186
Warrant exercises.......................       427,500
Conversion of preferred stock to common
  shares................................       141,297
Stock option exercises..................       209,455
Cancellation of subscription receivable
  under employment agreements...........       132,191
Other...................................        48,181
Net loss................................    (9,176,199)
                                           -----------
BALANCE, December 31, 1999..............   $ 5,980,198
                                           ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                          HOMECOM COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 1997          1998          1999
                                                              -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(4,881,181)  $(1,204,140)  $(9,176,199)
  Adjustments to reconcile net loss to cash used in
    operating activities:
    Depreciation and amortization...........................      457,113       542,269     1,916,170
    Amortization of debt discount...........................      443,889       122,778            --
    Amortization of debt issue costs........................       22,578       283,754            --
    Forgiveness of subscriptions receivable.................      130,501       140,623       132,189
    Expense recorded for issuance of warrants...............           --        36,093        11,797
    Non-cash compensation expense...........................           --        44,933        68,071
    Gain on sale of division................................           --    (4,402,076)   (1,144,591)
    Provision for bad debts.................................      244,893       167,675       228,000
    Deferred rent expense...................................       45,717       (52,135)      (31,532)
    Change in operating assets and liabilities:
      Accounts receivable...................................     (227,478)     (309,248)     (499,466)
      Accounts payable and accrued expenses.................     (221,908)       (3,793)      542,947
      Accrued payroll liabilities...........................      (74,274)       36,747       (45,700)
      Unearned revenue......................................       57,808       187,367       167,974
      Other.................................................      (21,674)        4,963       128,054
                                                              -----------   -----------   -----------
    Net cash used in operating activities...................   (4,024,016)   (4,404,190)   (7,702,286)
                                                              -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of furniture, fixtures and equipment.............     (387,209)     (362,689)     (507,117)
  Cash from acquisition.....................................           --            --       136,938
  Loans to related parties..................................           --            --      (474,583)
  Proceeds from sale of division, net of restricted cash of
    $250,000................................................           --     4,000,000            --
  Payment of acquisition costs..............................           --      (152,407)           --
  Software development costs................................     (168,834)           --            --
  Release of Restricted cash................................                                  250,000
                                                              -----------   -----------   -----------
    Net cash provided by (used in) investing activities.....     (556,043)    3,484,904      (594,762)
                                                              -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payment of deferred offering costs........................     (415,448)      (28,937)           --
  Payment of deferred debt issue costs......................     (220,937)      (35,395)           --
  Repayment of capital lease obligations....................      (51,010)     (144,492)     (133,691)
  Proceeds from issuance of common shares and exercise of
    warrants................................................           --       232,094       648,682
  Payment of preferred stock issue costs....................     (190,748)           --            --
  Proceeds from issuance of convertible debentures and
    warrants................................................    1,700,000            --            --
  Proceeds from issuance of preferred shares and warrants...    2,000,000            --     6,987,801
  Proceeds from notes payable to stockholders...............      490,000            --            --
  Repayment of notes payable to stockholders................   (1,335,581)           --            --
  Proceeds from note payable................................           --            --            --
  Repayment of note payable.................................      (60,646)           --            --
  Proceeds from sale of stock, net of underwriting discounts
    and commissions.........................................    5,520,000            --            --
                                                              -----------   -----------   -----------
  Net cash provided by financing activities.................    7,435,630        23,270     7,502,792
                                                              -----------   -----------   -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........    2,855,571      (896,016)      794,256
CASH AND CASH EQUIVALENTS at beginning of period............      332,377     3,187,948     2,291,932
                                                              -----------   -----------   -----------
CASH AND CASH EQUIVALENTS at end of period..................  $ 3,187,948   $ 2,291,932   $ 1,497,676
                                                              ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION AND NON
  CASH INVESTING AND FINANCING ACTIVITIES:
  Interest paid.............................................  $    56,365   $    16,277   $    32,400
                                                              ===========   ===========   ===========
  Capital lease obligations incurred during year on lease of
    computer equipment......................................  $   119,346   $   208,065   $   308,093
                                                              ===========   ===========   ===========
  Conversion of notes payable to affiliate to common
    stock...................................................  $   200,000   $        --   $        --
                                                              ===========   ===========   ===========
  Issuance of warrants and compensatory stock options.......  $    89,611   $        --   $        --
                                                              ===========   ===========   ===========

                          HOMECOM COMMUNICATIONS, INC.

    During 1999, the Company issued 1,252,174 shares of common stock for the net assets of First Institutional Marketing, Inc. and certain of its affiliates.

    During 1999, the Company issued 185,342 shares of common stock for the net assets of Ganymede Corporation.

    During 1999, 47 shares of preferred stock were converted into 344,777 shares of common stock.

    During 1998, the Company issued 351,391 shares of common stock for the net assets of The Insurance Resource Center, Inc.

    During 1998, 1,700,000 of convertible debentures were converted into 961,460 shares of common stock.

  The accompanying notes are an integral part of these consolidated financial statements.

                          HOMECOM COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    HomeCom Communications, Inc. (the "Company") develops and markets specialized software applications, products and services that enable financial institutions and their customers to use the Internet and intranets/extranets to obtain and communicate important business information, conduct commercial transactions and improve business productivity. HomeCom derives revenue from professional web development services, software licensing, application development, insurance and securities sales commissions, hosting fees and transactions fees. HomeCom Financial Applications, Solutions and Technology ("FAST") creates Internet and intranet business applications, solutions and technology focused on the banking, insurance and brokerage client markets. HomeCom's Software Products Group provides cost effective, one-stop web-based financial service applications to the banking, credit union and brokerage industries that allow its clientele to deploy competitive e-commerce platforms at far less cost than custom application development. HomeCom's InsureRate-TM-provides turnkey online insurance programs to financial institutions, particularly banks, credit unions, brokerage houses and financial web portals.

BASIS OF PRESENTATION--GOING CONCERN

    The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplate the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred significant losses since its incorporation, resulting in an accumulated deficit at December 31, 1999 of approximately
$15.9 million. The Company continues to experience negative cash flows from operations and is dependent on continued financing from investors to sustain its activities. There is no assurance that such financing will be available. These factors raise substantial doubt about the Company's ability to continue as a going concern. During 1999, the Company completed a workforce reduction and the sale of its security division in order to reduce its expenses. The Company's continued existence as a going concern is dependant upon adequate future debt or equity funding and successful commercialization of its products and services.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, subsequent to acquisition, after the elimination of all significant intercompany accounts and transactions.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    For purposes of the statement of cash flows, management considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

                          HOMECOM COMMUNICATIONS, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RESTRICTED CASH

    Under the terms of the sale of the Company's HostAmerica division in June, 1998, $250,000 of the proceeds of the sale were to be held in escrow until May 1, 1999 for the purpose of indemnifying the Purchaser for representations and warranties made by the Company under the Asset Purchase Agreement. During the year ended December 31, 1999 these restricted funds were released from escrow to the Company.

ACCOUNTS RECEIVABLE, NET

    Accounts receivable are shown net of the allowance for doubtful accounts. The allowance was approximately $95,000 and $215,000 at December 31, 1998 and 1999, respectively. Write-offs were approximately $233,000 and $108,000 for the year ended December 31, 1998 and 1999, respectively.

    Concentration of credit risk with respect to trade accounts receivable is generally diversified due to the large number of entities comprising and the quality of its customer base. The Company provides an allowance for accounts which are estimated to be uncollectible. The Company's sales to its five largest customers represented approximately 15%, 27% and 51% of total revenues for the years ended December 31, 1997, 1998 and 1999, respectively. During 1999, two customers each accounted for more than 10% of the revenues of the Company. No customer accounted for more than 10% of the revenues of the Company in 1998 or 1997.

FURNITURE, FIXTURES AND EQUIPMENT, NET

    Furniture, fixtures and equipment are recorded at cost less accumulated depreciation, which is computed using the straight-line method over the estimated useful lives of the related assets. Furniture and fixtures are depreciated over a 5 year life; computer equipment is depreciated over a 3 year life. Assets recorded under capital leases are amortized over the shorter of their useful lives or the term of the related leases using the straight-line method. Maintenance and repairs are charged to expense as incurred. Upon sale, retirement or other disposition of these assets, the cost and the related accumulated depreciation are removed from the respective accounts and any gain or loss on the disposition is included in income.

SOFTWARE DEVELOPMENT COSTS, NET

    The Company capitalizes internal software development costs in accordance with Statement of Financial Accounting Standards No. 86, "Accounting For Costs of Computer Software To Be Sold, Leased, or Otherwise Marketed". The capitalization of these costs begins when a product's technological feasibility has been established and ends when the product is available for general release to customers. Amortization is computed on an individual product basis and is the greater of (a) the ratio of current gross revenues for a product to the total current and anticipated future growth revenues for the product or (b) the straight-line method over the estimated economic life of the product. Amortization of capitalized software development costs totaled approximately $219,000 and $32,000 in 1997 and 1998, respectively. These expenses are included in cost of sales. At December 31, 1998, capitalized software development costs had been fully amortized.

                          HOMECOM COMMUNICATIONS, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INTANGIBLE ASSETS

    Intangible assets represent identifiable and unidentifiable intangible assets relating to acquired businesses. Amounts assigned to certain relationships and licenses are amortized on a straight-line basis over three years; amounts assigned to retail insurance operations are amortized on a straight-line basis over seven years costs in excess of net tangible and identifiable intangible assets acquired are recorded as goodwill and are amortized on a straight-line basis over periods ranging from three to five years. The lives established for these assets are a composite of many factors which are subject to change because of the nature of the Company's operations. This is particularly true for costs in excess of net assets acquired which reflect value attributable to the going concern nature of the acquired businesses, the stability of their operations, market presence and reputation. Accordingly, at each balance sheet date, a determination is made by management to ascertain whether the intangible assets have been impaired based on several criteria, including, but not limited to, sales trends and undiscounted cash flows.

    Impairment of value, if any, is recognized in the period in which it is determined. The Company does not believe there are any facts or circumstances indicating impairment of intangible assets at December 31, 1999.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of the Company's financial instruments approximates fair value.

REVENUE RECOGNITION

    The Company recognizes revenues on web site development and specialized software application contracts using the percentage-of-completion method. Earned revenue is based on the percentage that incurred hours to date bear to total estimated hours after giving effect to the most recent estimates of total hours. Earned revenue reflects the original contract price adjusted for agreed upon claim and change order revenue, if any. If estimated total costs on any of these contracts indicate a loss, the entire amount of the estimated loss is recognized immediately. Revenues related to other services are recognized as the services are performed. Revenues related to insurance product commissions are recognized upon receipt. Revenues from equipment sales and related costs are recognized when products are shipped to the customer. Unearned revenue, as reflected on the accompanying balance sheet, represents the amount of billings recorded on contracts in advance of services being performed.

ADVERTISING EXPENSES

    Advertising costs are expensed when incurred. Advertising expenses were approximately $724,000, $263,000, and $1,147,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

INCOME TAXES

    The Company accounts for income taxes using the asset and liability method as described by Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES ("SFAS No. 109").

    Under SFAS 109 the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and

                          HOMECOM COMMUNICATIONS, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

    The Company provides a valuation allowance for deferred tax assets which are determined by management to be below the threshold for realization established by SFAS 109.

BASIC AND DILUTED LOSS PER SHARE

    Basic and diluted loss per share are calculated according to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128"). Due to the net loss position of the Company for each of the three years in the period ending December 31, 1999, the numerator and denominator are the same for both basic and diluted loss per share.

    The table below illustrates the calculation of the loss per share amounts attributable to continuing and discontinued operations applicable to common shareholders.

                                                                 YEAR ENDED DECEMBER 31
                                                        ----------------------------------------
                                                           1997          1998           1999
                                                        -----------   -----------   ------------
Loss from continuing operations.......................  $(4,818,342)  $(1,137,128)  $ (9,822,964)
Less: Deemed Preferred stock dividend.................           --      (666,667)    (2,557,466)
                                                        -----------   -----------   ------------
Loss from continuing operations applicable to common
  shareholders........................................   (4,818,342)   (1,803,795)   (12,380,430)
Discontinued operations...............................      (62,839)      (67,012)       646,765
                                                        -----------   -----------   ------------
Net loss applicable to common shareholders............  $(4,881,181)  $(1,870,807)  $(11,733,665)
                                                        ===========   ===========   ============
Weighted average common shares outstanding--
  Basic and diluted...................................    2,602,515     4,287,183      6,324,791
                                                        -----------   -----------   ------------
Loss per share--continuing operations.................  $     (1.86)  $     (0.42)  $      (1.96)
Loss per share--discontinued operations...............        (0.02)        (0.02)           .10
                                                        -----------   -----------   ------------
                                                        $     (1.88)  $     (0.44)  $      (1.86)
                                                        ===========   ===========   ============

    The Company has not declared or paid any dividends to the shareholders of the Preferred Stock. However, the Preferred Stock possess conversion rights (the "Beneficial Conversion Feature") that are analogous to dividends. Accordingly, the Beneficial Conversion Feature is accounted for as a Deemed Preferred Stock Dividend. (See footnotes 7, 8, and 9.)

OTHER MATTERS

    Certain prior year amounts have been reclassified to conform to current year presentation.

                          HOMECOM COMMUNICATIONS, INC.

2. FURNITURE, FIXTURES AND EQUIPMENT, NET

    Furniture, fixtures and equipment, net, are comprised of the following as of:

                                                             DECEMBER 31,
                                                        ----------------------
                                                          1998         1999
                                                        ---------   ----------
Furniture and fixtures................................  $ 257,424   $  399,845
Computer equipment....................................    861,400    1,195,234
Computer equipment under capital leases...............    382,055      810,917
                                                        ---------   ----------
                                                        1,500,879    2,405,996
Less: accumulated depreciation and amortization.......   (703,616)  (1,274,792)
                                                        ---------   ----------
                                                        $ 797,263    1,131,204
                                                        =========   ==========

3. INTANGIBLE ASSETS

    Intangible assets consist of the following at December 31, 1998 and 1999:

                                                          1998         1999
                                                        ---------   ----------
Licenses and training programs........................         --   $  172,269
Bank and carrier relationships........................         --      450,000
Retail insurance operations...........................         --    1,500,000
Goodwill..............................................    459,510    3,830,888
                                                        ---------   ----------
                                                          459,510    5,953,157
Less: Accumulated amortization........................   (108,190)    (986,335)
                                                        ---------   ----------
                                                        $ 351,320   $4,966,822
                                                        =========   ==========

    Amortization expense relating to intangible assets was $0, $108,190 and $1,337,655 for the years ended December 31, 1997, 1998 and 1999, respectively.

4. SEGMENT INFORMATION

    During 1998, HomeCom reorganized into five separate business units, organized on the basis of products and services. Prior to that time, the Company operated in a single business segment. The Company has determined that its reportable segments are those that are based on the Company's method of internal reporting, which disaggregates its business by product and service category into business units. HomeCom's reportable segments are: custom Web development
(FAST), Internet outsourcing services (HostAmerica), Internet security services
(HISS), software products, and InsureRate/FIMI. On June 9, 1998, the Company sold substantially all of the assets of its HostAmerica Internet outsourcing services business unit to Sage Acquisition Corp. On October 1, 1999 the Company sold all of the assets of its HISS unit to Infrastructure Defense, Inc.

                          HOMECOM COMMUNICATIONS, INC.

4. SEGMENT INFORMATION (CONTINUED)
    The table below presents information about the reported business unit income for HomeCom Communications, Inc. for the years ended December 31, 1998 and 1999 (in thousands):

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                            -------------------
                                                              1998       1999
                                                            --------   --------
                                                              (IN THOUSANDS)
Revenues:
  FAST....................................................  $ 1,950    $ 3,903
  HostAmerica.............................................      531         --
  InsureRate/FIMI.........................................       --      2,467
  Software Products.......................................       29        186
                                                            -------    -------
    Totals................................................  $ 2,510    $ 6,556
                                                            =======    =======
  HISS (Discontinued Operation)...........................  $   782    $   257
                                                            =======    =======
Business Unit Net Income (Loss):
  FAST....................................................     (363)      (458)
  HostAmerica.............................................      256         --
  InsureRate/FIMI.........................................     (357)    (2,737)
  Software Products.......................................     (443)    (1,396)
                                                            -------    -------
Business Unit Net Income (Loss):..........................  $  (907)   $(4,591)
                                                            =======    =======
  HISS (Discontinued Operation)...........................  $   (67)   $  (498)
                                                            =======    =======
Adjustments to reconcile Business unit net income (loss)
  with consolidated net income (loss):
  Corporate Expenses......................................   (4,354)    (5,303)
  Gain on Sale of Division................................    4,402
  Interest expense........................................     (445)       (33)
  Other Income, Net.......................................      167        104
                                                            -------    -------
Loss From Continuing Operations...........................  $(1,137)   $(9,823)
                                                            =======    =======

    The Company evaluates the performance of its segments based on segment revenue and identifiable segment direct expenses, consisting primarily of salaries and wages, travel and other costs of segment operating and sales personnel. Common expenses for general and administrative costs, facilities, equipment, telecommunications, and depreciation and amortization expenses are not allocated to the business segments but are included in Corporate expenses.

    Revenues for the years ended December 31, 1997 were as follows:

                                                                                           HISS
                                                SOFTWARE                CONSOLIDATED   (DISCONTINUED
                         FAST     HOSTAMERICA   PRODUCTS   INSURERATE      TOTALS       OPERATIONS)
                       --------   -----------   --------   ----------   ------------   -------------
                                                      (IN THOUSANDS)
Revenues--1997.......   $1,792       $691         $ 20     $      --       $2,503          $375

                          HOMECOM COMMUNICATIONS, INC.

4. SEGMENT INFORMATION (CONTINUED)
    For the year 1997, operating income (loss) by segment is not presented as the information is not available.

    Asset information by reportable segment is not reported since the Company does not produce such information internally.

5. COMMITMENTS AND CONTINGENCIES

    The Company leases office space and equipment under noncancelable operating lease agreements expiring through 2004. The Company has entered into capital leases of computer equipment.

    Future minimum lease payments under capital and operating leases are as follows as of December 31, 1999:

                                                     CAPITAL
                                                     LEASES     OPERATING LEASES
                                                    ---------   ----------------
2000..............................................  $ 264,685      $  625,050
2001..............................................    170,271         426,895
2002..............................................     98,255         363,357
2003..............................................     44,358         235,550
2004..............................................     16,358         161,715
                                                    ---------      ----------
Total minimum lease payments......................    593,927      $1,812,567
                                                                   ==========
Less: amount representing interest................    (74,374)
                                                    ---------
Present value of minimum lease payments...........    519,553
Less: current portion.............................   (204,278)
                                                    ---------
                                                    $ 315,275
                                                    =========

    The Company leases office space in New York City, Chicago, Houston, and Atlanta. The total amount of the base rent payments is being charged to expense on a straight-line method over the term of these leases. The Company has recorded a deferred credit to reflect the excess of rent expense over cash payments since inception of the leases.

    Rental expense under operating leases was approximately $507,000, $440,000 and $588,000 for the years ended December 31, 1997, 1998, 1999 respectively.

                          HOMECOM COMMUNICATIONS, INC.

5. COMMITMENTS AND CONTINGENCIES (CONTINUED)

    Various legal proceedings may arise in the normal course of business. Additionally, the Company's software and equipment are vulnerable to computer viruses or similar disruptive problems caused by customers or other Internet users. Computer viruses or problems caused by third parties could lead to interruptions, delays or cessation in service to the Company's customers. Moreover, customers of the Company could use computer files and information stored on or transmitted to Web server computers maintained by the Company to engage in illegal activities that may be unknown or undetectable by the Company, including fraud and misrepresentation, and unauthorized access to computer systems of others. Furthermore, inappropriate use of the Internet by third parties could also jeopardize the security of customers' confidential information that is stored in the Company's computer systems. Any such actions could subject the Company to liability to third parties. The Company does not have errors and omissions, product liability or other insurance to protect against risks caused by computer viruses or other misuse of software or equipment by third parties. The Company does maintain errors and omissions to protect it from malfunctions or nonmerchantability of its software products and from potential market conduct liabilities relating to its insurance and securities operations. Although the Company attempts to limit its liability to customers for these types of risks through contractual provisions, there can be no assurance that these provisions will be enforceable. Management does not believe that there are currently any asserted or unasserted claims that will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

6. EQUITY AND CONVERTIBLE DEBT TRANSACTIONS

    In May 1997, the Company completed an initial public offering of its common stock. The Company issued 1,000,000 shares at an initial public offering price of $6.00 per share. The total proceeds of the offering, net of underwriting discounts, commissions and offering expenses, were approximately $4,700,000. The Company used a portion of the proceeds from the initial public offering to repay outstanding principal amounts of approximately $1,300,000 loaned to the Company by stockholders and affiliates plus accrued interest of approximately $65,000. The Company issued 33,333 shares of common stock as payment in full of the outstanding principal balance of a $200,000 loan from an investor.

    In connection with the completion with the Company's initial public offering, the Company granted its underwriter warrants to acquire 100,000 shares of the Company's common stock at an exercise price of $7.20 per share. The exercise price is subject to adjustment under certain circumstances. These warrants expire on May 12, 2002 if not earlier exercised.

    In September 1997, the Company issued $1,700,000 of 5% convertible debentures due September 22, 2000. Net proceeds to the Company from the issuance of the debentures totaled approximately $1,500,000. During 1998, the full principal amount of the debentures was fully converted into 961,460 shares of common stock. As of December 31, 1999, $44,596 of interest has been accrued for the debentures, and is payable on September 22, 2000. Due to the beneficial conversion feature of the debentures, a portion of the proceeds ($566,667) was allocated to additional paid-in capital. The corresponding discount on the debentures was amortized in 1998 as a non-cash charge to interest expense.

    In connection with the issuance of the debentures, the Company issued to a broker designated by the purchaser of the debentures three-year warrants to acquire an aggregate 400,000 shares of common

                          HOMECOM COMMUNICATIONS, INC.

6. EQUITY AND CONVERTIBLE DEBT TRANSACTIONS (CONTINUED) stock. These warrants were issued in October 1997. Of these warrants, 43,125 and 200,000 at exercise prices of $4.00 and $6.00 per share, respectively, are outstanding at December 31, 1999. If not earlier exercised, the warrants expire on October 27, 2000.

    In December 1997, the Company issued 20,000 shares of its Series A preferred stock for an aggregate purchase price of $2,000,000. Net proceeds to the Company from the Series A preferred stock issuance were approximately $1,800,000. As of December 31, 1998, the preferred stock had been fully converted into 711,456 shares of common stock. A discount of $666,667 results from an allocation of the proceeds to the beneficial conversion feature. This discount is analogous to a dividend and was recognized as a return to the Series A preferred holders over the period the preferred stock was outstanding.

    In connection with the issuance and sale of the Series A preferred stock, the Company granted the Series A preferred warrants to acquire an aggregate of 75,000 shares of Common Stock, with warrants to purchase 62,500 shares of common stock having an exercise price per share equal to $14.50625 and warrants to purchase 12,500 shares of common stock having an exercise price per share equal to $15.825. The Company also granted 50,000 warrants to a placement agent at an exercise price of $15.825 per share. The Series A preferred stock warrants will expire on December 31, 2000.

    At December 31, 1998, 600,000 warrants were outstanding at a weighted average exercise price of $7.51. At December 31, 1999, 1,261,960 warrants are outstanding at a weighted average exercise price of $6.30.

    On April 16, 1998, the Company issued 351,391 shares of common stock to acquire all of the outstanding capital stock of The Insurance Resource Center, Inc.

    On October 7, 1998, the Company issued 18,959 shares of common stock to the former holders of HISS's capital stock as an earnout payment, which was recorded as compensation expense. In October, 1999, in connection with the sale of the HISS business unit, the Company issued 18,959 shares of common stock to the former shareholders of HISS as an earnout payment. In addition, the Company committed to issue another 18,959 shares of common stock to the former shareholders of HISS in the event that the Company's equity stake in the acquiring entity becomes worth over $5 million and is freely tradable.

    During 1999, the Company issued 1,252,174 shares of common stock for the net assets of First Institutional Marketing, Inc. and certain of its affiliates.

    During 1999, the Company issued 185,342 shares of common stock for the net assets of Ganymede Corporation.

7. ISSUANCE OF SERIES B PREFERRED STOCK

    The Company issued Series B Preferred Stock totaling $2,500,000 on
March 25, 1999 (the "Issuance Date"). The Series B Preferred Stock investors were issued 125 shares of preferred stock, having a stated value of $20,000 per share, and 225,000 warrants to purchase common stock at $5.70 per share. The Company paid offering costs of $216,250 cash plus 25,000 warrants to purchase common stock at $5.70 per share, resulting in net proceeds to the Company of $2,283,750 for the preferred shares and warrants.

                          HOMECOM COMMUNICATIONS, INC.

7. ISSUANCE OF SERIES B PREFERRED STOCK (CONTINUED)
    The Series B Preferred Stock bears no dividends and is convertible at the option of the holder at the earlier of 90 days after issuance or the effective date of a registration statement covering the shares. The warrants are exercisable at any time and expire five years from the date of issuance.

    The Series B Preferred Stock is convertible into common stock at a conversion price equal to the lower of (a) the average of the closing price for four consecutive trading days in the twenty-five consecutive trading days ending one day prior to the conversion date ($4.86 at the Issuance date) and (b) $5.23. The number of common shares into which the Series B Preferred Stock is convertible is determined by dividing the stated value of the Series B Preferred Stock, increased by 5% annually, by the conversion price. As the Series B Preferred Stock is automatically convertible on March 24, 2002, the most beneficial conversion ratio was determined to include the additional common shares attributable to the 5% annual increase for the three year period ending in 2002. After adjustment for this additional benefit the $4.86 conversion price is reduced to $4.23, the most beneficial conversion price at the Issuance Date.

    In determining the accounting for the beneficial conversion feature, the Company first allocated the net proceeds of $2,283,750 to the preferred stock and the warrants based on their relative fair values at the Issuance Date, resulting in $1,766,217 assigned to the preferred stock and $517,533 assigned to the warrants as of March 24, 1999. The Company then allocated $899,284 of the Series B net proceeds to additional paid in capital for the beneficial conversion feature. The beneficial conversion feature will be recognized as a deemed dividend to the preferred shareholders over the minimum period in which the preferred shareholders can realize that return. Approximately $792,000 of the beneficial conversion was amortized in 1999. The balance of the beneficial conversion feature will be recognized through March, 2002. During 1999, 10 shares of Series B Preferred Stock were converted into 63,317 shares of common stock.

    The Company has the option to redeem the Series B Preferred Stock after 110 days for 120% of face value. Additionally, if the Company has issued common stock upon conversion of the Series B Preferred Stock such that 19.99% of the common stock outstanding is held by the preferred shareholders, the Company must obtain approval of the shareholders before any more preferred shares can be converted. If such approval is not obtained within 60 days of notice, the preferred shareholders may require the Company to repurchase the remaining Series B Preferred Stock at 120% of face value. The Series B Preferred Stock is presented outside of permanent equity as the outcome of the shareholder vote, and possible redemption, is outside of the control of the Company.

8. ISSUANCE OF SERIES C PREFERRED STOCK

    On July 28, 1999, the Company completed a private placement of $3,500,000 principal amount of the Company's Series C Convertible Preferred Stock, par value $.01 per share (the "Series C Preferred Stock") and warrants to acquire up to 59,574 shares of Common Stock (the "Series C Preferred Warrants"). The
Series C Preferred Stock has an initial stated value of $20,000 per share, which stated value increases at the rate of 6% per year (such stated value, as increased from time to time, is referred to as the "Series C Stated Value"). Each Series C Preferred Share is convertible, from and after 120 days following the date of issuance, at the option of the holder, into such number of shares of Common Stock as is determined by dividing the Series C Stated Value by the lesser of (a) $5.875, and (b) 82.5% of the average of the closing bid prices for the five trading days preceding the date of

                          HOMECOM COMMUNICATIONS, INC.

8. ISSUANCE OF SERIES C PREFERRED STOCK (CONTINUED) conversion. Any Series C Preferred Stock issued and outstanding on July 22, 2002 will automatically be converted into Common Stock at the conversion price then in effect.

    In determining the accounting for the beneficial conversion feature, the Company first allocated the net proceeds of $3,323,748 to the preferred stock and the warrants based on their relative fair values at the Issuance Date, resulting in $3,170,904 assigned to the preferred stock and $152,844 assigned to the warrants as of July 27, 1999. The Company then allocated $1,678,505 of the Series C net proceeds to additional paid in capital for the beneficial conversion feature. The beneficial conversion feature will be recognized as a deemed dividend to the preferred shareholders over the minimum period in which the preferred shareholders can realize that return. Approximately $1,485,000 of the beneficial conversion was amortized in 1999. The balance of the beneficial conversion feature will be recognized through July, 2002. During 1999, 37 shares of Series C Preferred Stock were converted into 281,460 shares of common stock.

    The Company has the right, in its sole discretion, to redeem, from time to time, any or all of the Series C Preferred Stock; provided that certain conditions are met, including the availability of cash, credit or standby underwriting facilities available to fund the redemption at 120% of the original purchase price.

    The Series C Preferred Warrants expire on July 27, 2004 and have an exercise price of $7.34 per share, subject to adjustment under certain circumstances.

9. ISSUANCE OF SERIES D PREFERRED STOCK

    On September 28, 1999, the Company completed a private placement of $1,500,000 principal amount of the Company's Series D Convertible Preferred Stock, par value $.01 per share (the "Series D Preferred Stock") and warrants to acquire up to 25,000 shares of Common Stock (the "Series D Preferred Warrants"). The Series D Preferred Stock has an initial stated value of $20,000 per share, which stated value increases at the rate of 6% per year (such stated value, as increased from time to time, is referred to as the "Series D Stated Value"). Each Series D Preferred Share is convertible, from and after 120 days following the date of issuance, at the option of the holder, into such number of shares of Common Stock as is determined by dividing the Series D Stated Value by the lesser of (a) $5.875, and (b) 82.5% of the average of the closing bid prices for the five trading days preceding the date of conversion. Any Series D Preferred Stock issued and outstanding on September 22, 2002 will automatically be converted into Common Stock at the conversion price then in effect.

    In determining the accounting for the beneficial conversion feature, the Company first allocated the net proceeds of $1,423,750 to the preferred stock and the warrants based on their relative fair values at the Issuance Date, resulting in $1,387,477 assigned to the preferred stock and $36,273 assigned to the warrants as of September 28, 1999. The Company then allocated $642,084 of the Series D net proceeds to additional paid in capital for the beneficial conversion feature. The beneficial conversion feature will be recognized as a deemed dividend to the preferred shareholders over the minimum period in which the preferred shareholders can realize that return. Approximately $280,000 of the beneficial conversion was amortized in 1999. The balance of the beneficial conversion feature will be recognized through September, 2002.

                          HOMECOM COMMUNICATIONS, INC.

9. ISSUANCE OF SERIES D PREFERRED STOCK (CONTINUED)
    The right of the holders of the Series D Preferred Stock to convert their shares is also subject to the following restrictions: (i) during the period beginning on the issuance date through the following 90 days, each holder may not convert more than 25% of the Series D Preferred Stock purchased by such holder; (ii) during the period beginning on the issuance date through the following 120 days, each holder may not convert more than 50% of the Series D Preferred Stock purchased by such holder; and (iii) during the period beginning on the issuance date through the following 150 days, each holder may not convert more than 75% of the Series D Preferred Stock purchased by such holder. At any time after the issuance date, the Company shall have the right, in its sole discretion, to redeem, from time to time, any or all of the Series D Preferred Stock; provided that certain conditions are met, including the availability of cash, credit or standby underwriting facilities available to fund the redemption. The redemption price will be calculated as (i) 105% of the original purchase price for the first 30 days following the issuance date; (ii) 110% of the original purchase price for the next 90 days thereafter and (iii) 120% of the original purchase price after 120 days from the issuance date.

    The Series D Preferred Warrants expire on September 27, 2004 and have an exercise price of $7.34 per share, subject to adjustment under certain circumstances.

10. STOCK OPTION PLANS

    The Company's Employee Stock Option Plan (the "Stock Option Plan") was adopted by the Company's stockholders in September 1996. Shares of common stock may be sold or awarded to officers, key employees and consultants. On March 3, 1999 at a Special Meeting of Stockholders, the Company's stockholders approved an amendment to the Stock Option Plan which increased the number of shares reserved for issuance under the Stock Option Plan to 2,000,000. Options granted under the Stock Option Plan may be either (i) options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code or (ii) non-qualified stock options.

    The options granted to purchase shares under the Stock Option Plan. The options vest 25% per year and expire ten years after the grant date. The exercise price of the options was at or above the fair market value of the stock on the grant date.

    The Company's Non-Employee Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Company's stockholders in September 1996. Shares of common stock may be sold or awarded to directors who are not officers or employees of the Company ("Non-Employee Directors"). The Company has reserved 300,000 shares of common stock for issuance under the Directors' Plan.

    The Directors' Plan provides for the automatic granting of an option to purchase 10,000 shares of common stock to each Non-Employee Director who is first appointed or elected to the Board of Directors. Also, each Non-Employee Director is automatically granted an option to purchase 5,000 shares of common stock on the date of each annual meeting of the Company's stockholders. Furthermore, the Directors' Plan allows the Board of Directors to make extraordinary grants of options to Non-Employee Directors.

    Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123") requires that companies with stock-based compensation plans either recognize compensation expense based on new fair value accounting method or continue to apply the provisions of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees"

                          HOMECOM COMMUNICATIONS, INC.

10. STOCK OPTION PLANS (CONTINUED)
("APB 25") and disclose pro forma net income and earnings per share assuming the fair value method had been applied.

    The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options. The Company has recognized no compensation expense for options issued to employees and non-employee directors. For the years ended December 31, 1998 and 1999, the Company recognized approximately $5,000, $36,000, and $0, respectively, in expense for stock issued to non-employees.

    Pro forma information regarding loss per share is required by FAS 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement.

    The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

                                                             DECEMBER 31,
                                                    ------------------------------
                                                      1997       1998       1999
                                                    --------   --------   --------
Risk-free interest rate...........................    5.93%      5.11%      5.58%
Volatility factors of the expected market price of
  the Company's common stock......................      90%       110%        85%
Weighted average expected life of the options.....  5 years    5 years    5 years
Expected dividend yield...........................       0%         0%         0%

    Had compensation cost for the Company's stock-based compensation plans been determined under the provisions consistent with FAS 123, the Company's net loss and loss per share for the years ended December 31, 1997, 1998 and 1999 would have been the pro forma amounts listed below:

                                                YEAR ENDED DECEMBER 31,
                                        ----------------------------------------
                                           1997          1998           1999
                                        -----------   -----------   ------------
Loss applicable to common
  shareholders:
  As reported.........................  $(4,881,181)  $(1,870,807)  $(11,733,665)
  Pro forma...........................   (5,012,634)   (2,351,259)   (12,591,580)
Basic and diluted loss per share:
  As reported.........................        (1.88)        (0.44)         (1.86)
  Pro forma...........................        (1.93)        (0.55)         (1.99)

                          HOMECOM COMMUNICATIONS, INC.

10. STOCK OPTION PLANS (CONTINUED)
    Option activity under all of the stock option plans is summarized as follows:

                                                                  YEAR ENDED DECEMBER 31,
                                  ----------------------------------------------------------------------------------------
                                             1997                          1998                           1999
                                  ---------------------------   ---------------------------   ----------------------------
                                             WEIGHTED-AVERAGE              WEIGHTED-AVERAGE               WEIGHTED-AVERAGE
                                   SHARES     EXERCISE PRICE     SHARES     EXERCISE PRICE     SHARES      EXERCISE PRICE
                                  --------   ----------------   --------   ----------------   ---------   ----------------
Outstanding at beginning of
  year..........................   220,543        $6.30          421,160        $4.95           558,610        $4.59
Granted.........................   599,555         5.26          312,700         3.35         1,067,958         4.31
Exercised.......................         0           --           (4,375)        4.06           (53,278)        3.93
Forfeited.......................  (398,938)        5.80         (170,875)        3.34          (418,031)        4.25
                                  --------                      --------                      ---------
Outstanding at end of year......   421,160         4.95          558,610         4.59         1,155,259         4.49
                                  ========                      ========        =====         =========
Options exercisable at year
  end...........................     3,090         4.95          127,791         4.98           251,112         4.85
                                  ========                      ========                      =========
Shares available for future
  grant.........................   178,840                        41,390                        912,912
                                  ========                      ========                      =========
Weighted-average fair value of
  options granted during the
  year at the shares' fair
  value.........................  $   3.71                      $   2.79                      $    3.10
                                  ========                      ========                      =========

    The following table summarizes information about fixed options outstanding at December 31, 1999.

                                                                          WEIGHTED
                                                                          AVERAGE
                                                                         REMAINING
EXERCISE PRICES                                            SHARES     CONTRACTUAL LIFE
---------------                                           ---------   ----------------
$1.91-2.81.............................................     392,900          9.6
$3.22-4.55.............................................     246,550          7.8
$5.06-6.50.............................................     505,809          8.8
$8.06..................................................      10,000          8.0
                                                          ---------
                                                          1,155,259
                                                          =========

11. ACQUISITIONS AND DIVESTITURES

    On April 16, 1998, the Company acquired all of the outstanding capital stock of The Insurance Resource Center, Inc. ("IRC") for total consideration of approximately $571,000, consisting of 351,391 shares of the Company's common stock. IRC provides Internet development and hosting services to the insurance industry. The Company accounted for this acquisition as a purchase transaction. Approximately $460,000 was recorded as an intangible asset. At December 31, 1998, the net unamortized balance of this intangible asset was $351,000, net of $109,000 of accumulated amortization. As of December 31, 1999, the intangible assets related to IRC had been fully amortized.

    On June 9, 1998, the Company sold substantially all of the assets of its HostAmerica Internet network outsourcing services division to Sage Acquisition Corp. ("Sage") for cash of $4,250,000 and Sage's assumption of approximately $250,000 of unearned revenue. The Company recorded a gain on the sale of approximately $4,402,000. The assets sold consisted of computer network equipment and service contracts.

    On March 24, 1999, the Company acquired First Institutional Marketing, Inc., and certain of its affiliates ("FIMI") of Houston, Texas for total consideration of $4,236,104, consisting of 1,252,174

                          HOMECOM COMMUNICATIONS, INC.

11. ACQUISITIONS AND DIVESTITURES (CONTINUED) shares of common stock. The acquisition has been accounted for as a purchase transaction. The value of the shares was determined by using the average closing stock price of the two days before and after the definitive agreement was publicly announced. The resulting intangible assets will be amortized over a period of approximately 3 to 7 years. Results of operations for FIMI are included with those of the Company subsequent to the date of acquisition. Prior to the closing of the acquisition, the Company loaned the shareholders of FIMI $370,000. The note is due in 2000 and bears interest of 9%. The loan may be repaid in cash or common stock. In connection with the acquisition, the principal shareholders of FIMI were granted 300,000 warrants to acquire HomeCom common stock at an exercise price of $3.74 per share. Vesting of the warrants is contingent upon FIMI meeting certain operating goals as defined in the agreement. If the operating results are obtained, the warrants vest ratably over a three-year period on the anniversary date of the acquisition.

    On April 23, 1999, the Company acquired all of the outstanding shares of Ganymede Corporation ("Ganymede") for total consideration of $1,348,186, consisting of 185,342 shares of common stock and $100,000 cash. The number of shares was determined by dividing the total non-cash consideration by the average closing price of the Company's stock for the 20 trading days prior to April 9, 1999. The value of the shares was determined by using the average closing stock price of the two days before and after the definitive agreement was publicly announced. In addition, the Company entered into employment agreements with the three principals of Ganymede, calling for them to continue in their current roles for the acquired company. The acquisition has been accounted for as a purchase transaction. The purchase price has been allocated to assets acquired and liabilities assumed based on their estimated fair values. The resulting intangible assets will be amortized over a period of approximately 3 to 5 years. Results of operations for Ganymede have been included with those of the Company for periods subsequent to the date of acquisition.

    The following unaudited pro forma information for the years ended
December 31, 1998 and 1999 have been prepared to reflect adjustments to the Company's historical results of operations to give effect to the acquisition of FIMI and Ganymede and the divestiture of HostAmerica and HISS as if each transaction had occurred on January 1, 1998.

    This pro forma information is not necessarily indicative of the results of operations which would have been attained had each of the aforementioned transactions been consummated on the dates indicated or which may be attained in the future.

                                                        1998           1999
                                                    ------------   ------------
                                                    (UNAUDITED)    (UNAUDITED)
Net revenue.......................................  $  7,113,162   $  7,277,164
Gross profit......................................     1,292,832      2,232,059
Loss from continuing operations...................    (1,366,197)    (9,439,054)

12. DISPOSITION OF INTERNET SECURITY SERVICES DIVISION

    On October 1, 1999, the Company sold substantially all of the assets of its HomeCom Internet Security Services ("HISS") division to Infrastructure Defense, Inc. ("iDefense") for $823,175 in common stock of the non-public acquiror, certain security audit rights and $200,000 cash, paid in January, 2000. The purchase price was established through arms' length negotiations between the Company and iDefense.

                          HOMECOM COMMUNICATIONS, INC.

12. DISPOSITION OF INTERNET SECURITY SERVICES DIVISION (CONTINUED)
    The Company has removed the results of this discontinued operation from the continuing operations of the Company for all periods presented. The Company recorded a gain of approximately $1.14 million on the sale of the HISS unit in 1999.

13. INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows, as of:

                                                           DECEMBER 31,
                                                     -------------------------
                                                        1998          1999
                                                     -----------   -----------
Temporary differences:
Allowance for uncollectibles.......................  $    36,246   $    82,052
Vacation accrual...................................       33,586        29,812
Depreciation.......................................        4,826       113,930
Deferred rent expense..............................       25,462        19,490
Cash to accrual adjustment.........................           --       100,278
Other accruals.....................................           --       160,000
Software development expenses......................       35,138        32,620
Net operating loss carryforward....................    2,357,670     5,043,323
                                                     -----------   -----------
Deferred tax asset.................................    2,492,928     5,581,505
Valuation allowance................................   (2,492,928)   (4,896,133)
                                                     -----------   -----------
Net deferred tax asset.............................           --       685,372

Acquired intangibles...............................           --      (685,372)
                                                     -----------   -----------
Deferred tax liability.............................           --      (685,372)
                                                     -----------   -----------
Net deferred tax asset (liability).................           --            --
                                                     ===========   ===========

    At December 31, 1999, the Company had net operating loss carryforwards for income tax purposes of approximately $13,300,000 which begin to expire in 2011. Realization of these assets is contingent on having future taxable earnings. In addition, certain stock transactions during 1997 resulted in the Company incurring an ownership change as defined in Internal Revenue Code Section 382. The result of this ownership change is to substantially limit the future utilization of the Company's net operating loss carryforwards as of the change date. Certain stock transactions occurring in 1998 and 1999 may have resulted in the Company incurring an ownership change, which may result in a limitation on the Company's future utilization of net operating loss carryforwards generated in 1998 and 1999. Based on the cumulative losses in recent years and the limitation and the use of the company's net operating losses management believes that a full valuation allowance should be recorded against the deferred tax asset.

    The income tax benefit differs from the amounts computed by applying the Federal statutory rate of 34% to loss before taxes principally as a result of the recording of the valuation allowance.

                          HOMECOM COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                  (UNAUDITED)

                                                                JUNE 30,     DECEMBER 31,
                                                                  2000           1999
                                                              ------------   ------------
                           ASSETS
Current Assets:
  Cash and cash equivalents.................................  $  1,030,253   $  1,497,678
  Accounts receivable, net..................................     1,351,567      1,160,114
  Employee loans............................................       470,958        474,583
  Receivable from related parties...........................                      200,000
  Other current assets......................................       177,214        189,648
                                                              ------------   ------------
  Total current assets......................................     3,029,992      3,522,023
Furniture, Fixtures and Equipment, Net......................       899,434      1,131,204
Deposits....................................................        82,485         92,494
Intangible Assets, Net......................................     3,477,408      4,966,822
Investment..................................................       823,175        823,175
                                                              ------------   ------------
    Total Assets............................................  $  8,312,494   $ 10,535,718
                                                              ============   ============
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses.....................  $  1,328,298   $  1,697,210
  Accrued payroll liabilities...............................       433,194        290,414
  Unearned revenue..........................................                      296,319
  Current portion of obligations under capital leases.......       182,910        204,278
                                                              ------------   ------------
  Total Current Liabilities.................................     1,944,402      2,488,221
Other Liabilities...........................................       109,060        127,104
Obligations Under Capital Lease.............................       273,341        315,275
                                                              ------------   ------------
    Total Liabilities.......................................     2,326,803      2,930,600
                                                              ------------   ------------
Redeemable Preferred Stock--Series B, $.01 par value, 125
  shares authorized, 25 and 115 shares outstanding at June
  30, 2000 and December 31, 1999, respectively;
  participating; $531,575 liquidation value at June 30,
  2000......................................................       282,695      1,624,920
                                                              ------------   ------------
Stockholders' Equity:
  Common stock, $.0001 par value, 50,000,000 shares
    authorized, 8,786,247 shares and 7,040,525 shares issued
    and outstanding at June 30, 2000 and December 31, 1999,
    respectively............................................           879            704
  Preferred stock, Series C, $.01 par value, 175 shares
    authorized, 104.6 and 137.5 shares outstanding at June
    30, 2000 and December 31, 1999, respectively,
    convertible, participating; $2,208,383 liquidation value
    at June 30, 2000........................................             1              2
  Preferred stock, Series D, $.01 par value, 75 shares
    authorized, 1.3 and 75 shares outstanding at June 30,
    2000 and December 31, 1999 respectively; convertible,
    participating; $26,991 liquidation value at June 30,
    2000....................................................             1              1
  Preferred stock, Series E, $.01 par value, 106.4 shares
    authorized, 106.4 shares issued and outstanding as June
    30, 2000, convertible, participating, $2,162,897
    liquidation value at June 30,2000.......................             1
  Additional paid-in capital................................    25,449,071     21,931,281
  Subscriptions Receivable..................................       (64,687)       (64,687)
  Accumulated Deficit.......................................   (19,682,270)   (15,887,103)
                                                              ------------   ------------
Total Stockholders' Equity..................................     5,702,996      5,980,198
                                                              ------------   ------------
    Total Liabilities and Stockholders' Equity..............  $  8,312,494   $ 10,535,718
                                                              ============   ============

   The accompanying notes are an integral part of these financial statements

                          HOMECOM COMMUNICATIONS, INC.

                            STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                              THREE MONTHS ENDED JUNE 30,     SIX MONTHS ENDED JUNE 30,
                                             -----------------------------   ---------------------------
                                                 2000            1999            2000           1999
                                             -------------   -------------   ------------   ------------
Revenues...................................   $ 2,236,486     $ 1,912,052    $ 4,619,957    $ 2,819,282
Cost of Revenues...........................     1,154,648       1,193,440      2,183,324      1,903,380
                                              -----------     -----------    -----------    -----------
Gross Profit...............................     1,081,838         718,612      2,436,633        915,902
                                              -----------     -----------    -----------    -----------
Operating Expenses:
  Sales and marketing......................       701,601         948,213      1,593,417      1,318,010
  Product development......................        69,292         165,280        278,523        350,579
  General and administrative...............     1,327,276       1,407,992      2,603,792      2,169,873
  Depreciation and amortization............     1,336,734         457,104      1,832,491        608,823
                                              -----------     -----------    -----------    -----------
    Total operating expenses...............     3,434,903       2,978,589      6,308,223      4,447,285
                                              -----------     -----------    -----------    -----------
Operating loss.............................    (2,353,065)     (2,259,977)    (3,871,590)    (3,531,383)
Other Expenses
  Interest expense (income)................       (34,529)         11,444        (30,464)        16,153
  Other income, net........................       (14,537)        (27,383)       (45,959)       (39,910)
                                              -----------     -----------    -----------    -----------
Loss From Continuing Operations Before
  Income Taxes.............................    (2,303,999)     (2,244,038)    (3,795,167)    (3,507,626)
Income Tax Provision (Benefit).............            --              --             --             --
                                              -----------     -----------    -----------    -----------
Loss From Continuing Operations............    (2,303,999)     (2,244,038)    (3,795,167)    (3,507,626)
Loss from Discontinued Operations..........                      (143,000)                     (251,000)
                                              -----------     -----------    -----------    -----------
Net Loss...................................    (2,303,999)     (2,387,038)    (3,795,167)    (3,758,626)
Deemed Preferred Stock Dividend............      (871,318)       (792,390)    (1,182,740)      (792,390)
                                              -----------     -----------    -----------    -----------
Net Loss Applicable to Common
  Shareholders.............................   $(3,175,317)    $(3,179,428)   $(4,977,907)   $(4,551,016)
                                              ===========     ===========    ===========    ===========
Loss Per Share--Basic and Diluted
  Continuing Operations....................   $     (0.38)    $     (0.46)   $     (0.63)   $     (0.73)
  Discontinued Operations..................                         (0.02)                        (0.04)
                                              -----------     -----------    -----------    -----------
Loss Per Share--Basic and Diluted..........   $     (0.38)    $     (0.48)   $     (0.63)   $     (0.77)
                                              ===========     ===========    ===========    ===========
Weighted Average Common Shares
  Outstanding..............................     8,353,619       6,585,603      7,891,021      5,912,072
                                              ===========     ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                          HOMECOM COMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                               SIX MONTHS ENDED JUNE 30,
                                                              ---------------------------
                                                                  2000           1999
                                                              ------------   ------------
Cash Flows From Operating Activities:
  Net loss..................................................  $(3,795,167)   $(3,758,626)
  Adjustments to reconcile net loss to cash used in
    operating activities:
    Depreciation and amortization...........................    1,814,449        608,823
    Provision for bad debts.................................         (386)       133,500
    Deferred rent expense...................................      (18,043)       (21,571)
    Change in operating assets and liabilities:
      Accounts receivable...................................     (226,480)      (406,158)
      Prepaid expenses......................................                    (562,382)
      Accounts payable and accrued expenses.................     (106,653)       779,516
      Accrued payroll liabilities...........................      142,780        102,157
      Unearned revenue......................................     (296,319)       (76,319)
      Other.................................................       61,480       (270,718)
                                                              -----------    -----------
    Net cash used in operating activities...................   (2,424,339)    (3,471,778)
                                                              -----------    -----------
Cash Flows From Investing Activities:
  Purchase of furniture, fixtures and equipment.............      (93,265)      (252,793)
  Cash from acquisition.....................................                     136,938
  Employee loans............................................                    (370,000)
  Payment of acquisition costs..............................                    (356,285)
                                                              -----------    -----------
    Net cash used in investing activities...................      (93,265)      (842,140)
                                                              -----------    -----------
Cash Flows From Financing Activities:
  Repayment of receivable from a related party..............      200,000
  Proceeds from issuance of preferred shares and warrants...    1,898,750      2,283,750
  Repayment of capital lease obligations....................      (63,302)      (146,516)
  Proceeds from issuance of common shares and exercise of
    warrants................................................       14,731        448,487
                                                              -----------    -----------
    Net cash provided by financing activities...............    2,050,179      2,585,721
                                                              -----------    -----------
Net Decrease in cash and cash Equivalents...................     (467,425)    (1,728,197)
Cash and Cash Equivalents at Beginning of Period............    1,497,678      2,541,932
                                                              -----------    -----------
Cash and Cash Equivalents at End of Period..................  $ 1,030,253    $   813,735
                                                              ===========    ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION AND NON CASH INVESTING AND FINANCING ACTIVITIES

    During the six months ended June 30, 2000 the Company issued 59,559 shares of common stock relating to penalties on preferred stock accrued during 1999.

    During the six months ended June 30, 2000, the Company issued 15,077 shares of common stock for legal costs incurred in 1999.

   The accompanying notes are an integral part of these financial statements.

                          HOMECOM COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. BASIS OF PRESENTATION

    Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to Article 10 of Regulation S-X of the Securities and Exchange Commission. The accompanying unaudited financial statements reflect, in the opinion of management, all adjustments necessary to achieve a fair statement of the financial position and results of operations of HomeCom Communications, Inc. (the "Company") for the interim periods presented. All such adjustments are of a normal and recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K.

2. GOING CONCERN MATTERS

    The company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplate the realization of assets and liquidations of liabilities in the normal course of business. The Company has incurred significant losses since its incorporation, resulting in an accumulated deficit at June 30, 2000 of approximately $19.7 million. The Company continues to experience negative cash flows from operations and has been dependent on continued financing from investors to sustain its activities. There is no assurance that such financing will be available in the future. These factors raise substantial doubt about the Company's ability to continue as a going concern. During 1999 the Company completed a workforce reduction and the sale of its security division in order to reduce expenses. Additionally, the Company has taken measures to reduce its corporate overhead. The Company's continued existence as a going concern is dependent upon its ability to generate cash flows sufficient to cover its corporate overhead or to secure adequate debt or equity funding.

3. SEGMENT INFORMATION

    During 1999, HomeCom was organized into four separate business units, organized on the basis of products and services. The Company has determined that its reportable segments are those that are based on the Company's method of internal reporting, which disaggregates its business by product and service category into business units. HomeCom's reportable segments are: custom Web development (FAST), Internet security services (HISS), software products, and InsureRate/FIMI. On October 1, 1999 the Company sold all of the assets of its HISS unit to Infrastructure Defense, Inc and discontinued operations for this business. On August 4, 2000, the Company announced that it had entered into an agreement to sell the InsureRate division and the FIMI companies. The transaction is subject to the execution of a definitive purchase agreement and is subject to a number of conditions, not limited to the completion of financing satisfactory to complete the transaction.

                          HOMECOM COMMUNICATIONS, INC.

                                  (UNAUDITED)

3. SEGMENT INFORMATION (CONTINUED)
    The table below presents information about the reported business unit revenues, income (loss) for HomeCom Communications, Inc. for the three months and six months ended June 30, 2000 and 1999 (in thousands):

                                                      THREE MONTHS        SIX MONTHS ENDED
                                                     ENDED JUNE 30,           JUNE 30,
                                                   -------------------   -------------------
                                                     2000       1999       2000       1999
                                                   --------   --------   --------   --------
Revenues
  FAST...........................................  $ 1,488    $ 1,071    $ 2,655    $ 1,846
  InsureRate/FIMI................................      744        826      1,500        893
  Software Products..............................        4         15        465         80
                                                   -------    -------    -------    -------
    Totals.......................................    2,236      1,912      4,620      2,819
  HISS (Discontinued Operation)..................                  93                   228
                                                   -------    -------    -------    -------
Total Revenue....................................    2,236      2,005      4,620      3,047
                                                   =======    =======    =======    =======
Business Unit Net Income (Loss)
  FAST...........................................      942        153      1,464        267
  InsureRate/FIMI................................     (561)      (820)    (1,168)      (959)
  Software Products..............................      (80)      (109)       286       (249)
                                                   -------    -------    -------    -------
Business Unit Net Income (Loss)..................      301       (776)       582       (941)
Adjustments to reconcile Business unit net income
  (loss) with consolidated net income (loss):
  Corporate Expenses.............................   (2,588)    (1,461)    (4,359)    (2,265)
  Interest expense...............................                 (11)        (4)       (16)
  Net Other......................................      (17)         4        (14)      (286)
                                                   -------    -------    -------    -------
Loss from Continuing Operations..................   (2,304)    (2,244)    (3,795)    (3,508)
  HISS (Discontinued Operation)..................                (143)                 (251)
                                                   -------    -------    -------    -------
Net Loss.........................................  $(2,304)   $(2,387)   $(3,795)   $(3,759)
                                                   =======    =======    =======    =======

    The Company evaluates the performance of its segments based on segment revenue and identifiable segment direct expenses, consisting primarily of salaries and wages, travel and other costs of segment operating and sales personnel. Common expenses for general and administrative costs, facilities, equipment, telecommunications, and depreciation and amortization expenses are not allocated to the business segments but are included in Corporate expenses.

4. BASIC AND DILUTED LOSS PER SHARE

    Earnings (loss) per common share ("EPS") is computed by dividing net income
(loss) available to common shareholders by the weighted average number of shares of common stock outstanding for the

                          HOMECOM COMMUNICATIONS, INC.

                                  (UNAUDITED)

4. BASIC AND DILUTED LOSS PER SHARE (CONTINUED) period then ended. The effect of the Company's stock options and convertible securities is excluded from the computations for the three and six months ended June 30, 2000 and 1999, as it is antidilutive.

                                      THREE MONTHS ENDED JUNE 30,     SIX MONTHS ENDED JUNE 30,
                                     -----------------------------   ---------------------------
                                         2000            1999            2000           1999
                                     -------------   -------------   ------------   ------------
Loss from continuing operations....   $(2,303,999)    $(2,244,038)   $(3,795,167)   $(3,507,626
  Less: Deemed preferred stock
    dividend.......................      (871,318)       (792,390)    (1,182,740)      (792,390)
                                      -----------     -----------    -----------    -----------
Loss from continuing operations
  applicable to common
  shareholders.....................   $(3,175,317)    $(3,036,428)   $(4,977,907)   $(4,300,016)
                                      -----------     -----------    -----------    -----------
Loss from discontinued
  operations.......................                      (143,000)                     (251,000)
Net loss applicable to common
  shareholders.....................   $(3,175,317)    $(3,179,428)   $(4,977,907)   $(4,551,016)
                                      -----------     -----------    -----------    -----------
Loss per share-continuing
  operations.......................   $     (0.38)    $     (0.46)   $     (0.63)   $     (0.73)
Loss per share-discontinued
  operations.......................                         (0.02)                        (0.04)
                                      -----------     -----------    -----------    -----------
                                      $     (0.38)    $     (0.48)   $     (0.63)   $     (0.77)
                                      ===========     ===========    ===========    ===========
Weighted average common shares
  outstanding-basic and diluted....     8,353,619       6,585,603      7,891,021      5,912,072
                                      ===========     ===========    ===========    ===========

5. ISSUANCE OF SERIES E PREFERRED STOCK

    On April 14, 2000, the Company completed a private placement of $2,127,000 principal amount of the Company's Series E Convertible Preferred Stock, par value $.01 per share (the "Series E Preferred Stock") and warrants to acquire 66,667 shares of common stock (the "Series E Preferred Warrants"). The Series E Preferred Stock has an initial stated value of $20,000 per share, which stated value increases at the rate of 8% per year. Each Series E Preferred Share is convertible 120 days following the date of issuance, at the option of the holder, into such number of shares of common stock as is determined by dividing the Series E Stated Value by the lesser of (a) $3.53, or (b) 82.5% of the average of the closing bid prices for the five trading days preceding the date of conversion. Any Series E Preferred Stock issued and outstanding on April 14, 2003 will automatically be converted into common stock at the conversion price then in effect.

    Pursuant to certain registration rights granted to the investors in the private placement, we are obligated to file a registration statement under the Securities Act of 1933 with respect to a minimum of 1,808,293 shares of common stock issuable upon conversion of the Series E Preferred Stock and exercise of the Series E Preferred Warrants. The Company is obligated to pay penalties if the Registration Statement is not filed and/or declared effective within the specified time periods. The Company may at its option at any time after the 90th day following the issuance of the Series E Preferred Stock through April 14, 2002, prohibit holders of the Series E Preferred Stock from exercising any conversion rights for up to 90 days, provided that certain conditions are met. If the Company exercises that right, the Company is required to compensate the holders of the Series E Preferred Stock in cash in an amount equal to 3% of the principal amount of the Series E Preferred

                          HOMECOM COMMUNICATIONS, INC.

                                  (UNAUDITED)

5. ISSUANCE OF SERIES E PREFERRED STOCK (CONTINUED)
Stock held by each holder for each thirty days that prohibition is in effect (pro rated for partial months) or, at the Company's option, deliver common stock in payment of such amount (based on the average closing bid prices for the common stock for the twenty trading days preceding the end of each calendar month during the period conversion is so prohibited).

    At any time after the issuance date, the Company shall have the right, in its sole discretion, to redeem, from time to time, any or all of the Series E Preferred Stock; provided that certain conditions are met, including the availability of cash, credit or standby underwriting facilities available to fund the redemption. The redemption price will be calculated as (i) 105% of the original purchase price for the first 30 days following the issuance date; (ii) 110% of the original purchase price for the next 90 days thereafter and (iii) 120% of the original purchase price after 120 days from the issuance date.

    In determining the accounting for the beneficial conversion feature, the Company first allocated the net proceeds of $1,855,426 to the Series E Preferred Stock and the Series E Preferred Warrants based on their relative fair values at the issuance date, resulting in $1,791,211 assigned to the Series E Preferred Stock and $64,215 assigned to the Series E Preferred Warrants as of April 14, 2000. The Company then allocated $1,059,347 of the Series E Preferred Stock net proceeds to additional paid in capital for the beneficial conversion feature. The beneficial conversion feature will be recognized as a deemed dividend to the preferred shareholders over the minimum period in which the preferred shareholders can realize that return. Approximately $854,000 of the beneficial conversion was amortized in the second quarter of 2000. The balance of the beneficial conversion feature is being recognized from the issuance date through April 14, 2003.

    The Series E Preferred Warrants expire on April 14, 2005 and have an exercise price of $3.35 per share, subject to adjustment under certain circumstances.

6. INTANGIBLE IMPAIRMENT

    Management of the Company evaluates the recoverability of its long-lived assets at each balance sheet date. Among other factors considered in such evaluation is the historical and projected operating performance of business operations. In June 2000, the company recognized a goodwill impairment charge of approximately $831,000 with no associated tax benefit, related to the 1999 acquisition of Ganymede Corporation ("Ganymede"). The review for impairment at these operations was triggered by recent cash flow losses and forecasted operating cash flows below those expected at the time that Ganymede was acquired. Accordingly, management has concluded that intangible assets in the amount of approximately $831,000 are no longer recoverable through future operations and such amount has been written off in the Company's financial statements for the quarter ended June 30, 2000.

7. TAXES

    There was no provision for or cash payment of income taxes for the three and six months ended June 30, 2000 and 1999, respectively, as the Company anticipates a net taxable loss for the year ended December 31, 2000.

                          HOMECOM COMMUNICATIONS, INC.

                                  (UNAUDITED)

8. CAPITAL STRUCTURE

    On June 29, 2000, our shareholders voted to amend our articles of incorporation to increase the number of authorized shares of common stock from 15,000,000 to 50,000,000.

    For the quarter ended June 30, 2000, 32.89 shares of Series C Preferred Stock were converted into 386,698 shares of common stock and 73.71 shares of Series D Preferred Stock were converted into 262,596 shares of common stock.

9. OTHER MATTERS

    Certain prior period amounts have been reclassified to conform to current period presentation.

                          INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS
Premier Financial Services, Inc.
First Institutional Marketing, Inc.
All Things Financial, Inc.
Houston, Texas

    We have audited the accompanying statements of financial condition of Premier Financial Services, Inc., First Institutional Marketing, Inc., All Things Financial, Inc., as of December 31, 1998 and 1997, and the related statements of income, and changes in financial condition for the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Premier Financial Services, Inc., First Institutional Marketing, Inc., All Things Financial, Inc., as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the period then ended in conformity with generally accepted accounting principles.

Andrew Shebay & Company, PLLC
Houston, Texas

June 4, 1999

                        PREMIER FINANCIAL SERVICES, INC.
                      FIRST INSTITUTIONAL MARKETING, INC.
                           ALL THINGS FINANCIAL, INC.
                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997

                                                                1998       1997
                                                              --------   --------
                                     ASSETS
CURRENT ASSETS:
  Cash and Cash Equivalents.................................  $ 17,447   $ 55,912
  Certificates of Deposit...................................    52,901     50,325
  Accounts Receivable.......................................   164,173    265,465
                                                              --------   --------
      Total current assets..................................   234,521    371,702
                                                              --------   --------
PROPERTY AND EQUIPMENT:
  Computer Equipment........................................   281,621    207,448
  Office Equipment and Fixtures.............................   120,734    120,660
  Automobiles...............................................    30,853     30,853
                                                              --------   --------
                                                               433,208    358,961
  Less: Accumulated Depreciation............................   313,558    290,326
                                                              --------   --------

      Net Property and Equipment............................   119,650     68,635

OTHER ASSETS:...............................................     1,879      1,879
                                                              --------   --------

TOTAL ASSETS................................................  $356,050   $442,216
                                                              ========   ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Accounts Payable........................................  $279,520   $217,646
    Bank Overdraft..........................................    25,007         --
    Commissions Payable.....................................    71,037     73,547
    Payroll Taxes Payable...................................     6,135      7,561
    Other Accrued Liabilities...............................    13,166      2,738
    Current Portion of Capital Leases.......................    13,242      1,925
    Note Payable............................................    15,815     15,815
                                                              --------   --------
        Total Current Liabilities...........................   423,922    319,232
LONG-TERM LEASE OBLIGATION-NET..............................    68,933         --
STOCKHOLDERS' EQUITY:
    Premier Financial Services, Inc. -Common stock
      authorized 100,000 shares of $1 par value, 930 shares
      issued................................................       930        930
    First Institutional Marketing, Inc.--Common stock
      authorized 10,000 shares of $1 par value, 930 shares
      issued                                                       930        930
    All Things Financial, Inc.,--Common stock authorized
      10,000 shares of $1 par value, 930 shares issued......       895        895
Paid in Capital--Premier Financial Services, Inc............       100        100
Retained earnings...........................................  (139,660)   120,129
                                                              --------   --------
        Total stockholders' equity..........................  (136,805)   122,984
                                                              --------   --------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY................  $356,050   $442,216
                                                              ========   ========

   The accompanying notes are an integral part of these financial statements.

                        PREMIER FINANCIAL SERVICES, INC.
                      FIRST INSTITUTIONAL MARKETING, INC.
                           ALL THINGS FINANCIAL, INC.
               COMBINED STATEMENT OF INCOME AND RETAINED EARNINGS
                FOR THE YEARS ENDING DECEMBER 31, 1998 AND 1997

                                                                 1998         1997
                                                              ----------   ----------
REVENUE.....................................................  $3,944,618   $4,277,324
COST OF REVENUES............................................   3,155,312    3,211,206
                                                              ----------   ----------
GROSS PROFIT................................................     789,306    1,066,118
OPERATING EXPENSES..........................................     883,180      986,771
                                                              ----------   ----------
NET OPERATING INCOME........................................     (93,874)      79,347
OTHER INCOME (EXPENSE)
    Interest Income.........................................       3,854        2,495
    Interest Expense........................................      (2,788)        (815)
                                                              ----------   ----------
        Total Other Income..................................       1,066        1,680
                                                              ----------   ----------
COMBINED NET INCOME.........................................     (92,808)      81,027
    Retained Earnings--beginning of year....................     120,129      151,298
    Stockholder Distributions...............................    (166,981)    (112,196)
                                                              ----------   ----------
RETAINED EARNINGS--END OF YEAR..............................  $ (139,660)  $  120,129
                                                              ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                        PREMIER FINANCIAL SERVICES, INC.
                      FIRST INSTITUTIONAL MARKETING, INC.
                           ALL THINGS FINANCIAL, INC.
                        COMBINED STATEMENT OF CASH FLOWS
                FOR THE YEARS ENDING DECEMBER 31, 1998 AND 1997

                                                                1998       1997
                                                              --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...........................................  $(92,808)  $ 81,027
    Adjustments to Reconcile Combined Net Income to Net Cash
      Provided by Operating Activities: Depreciation........    39,761     23,895
    Decrease (Increase) In:
      Accounts Receivable...................................   101,292    231,537
      Employee Advances.....................................        --     16,433
      Due from Affiliate....................................        --      2,437
    (Decrease) Increase In:
      Accounts Payable......................................    59,365   (111,578)
      Bank Overdraft........................................    25,007         --
      Commission Payable....................................        --    (52,709)
      Payroll Taxes Payable.................................     9,002      2,824
      Other Accrued Liabilities.............................        --    (15,340)
                                                              --------   --------
    Net cash provided by operating activities...............   141,619    178,526
                                                              --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
    Increase in CD..........................................    (2,579)
    Purchase of Equipment...................................   (94,022)   (10,176)
                                                              --------   --------
      Net Cash (used) in Investing Activities...............   (96,601)   (10,176)
                                                              --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
    Distributions to Shareholders...........................  (163,733)        --
    Proceeds from New Notes and Leases......................    80,250     15,000
    Repayments of Capital Lease Obligations.................              (23,521)
                                                              --------   --------
      Net Cash (used) in Financing Activities...............   (83,483)    (8,521)
                                                              --------   --------
NET INCREASE IN CASH........................................   (38,465)   159,829
    Cash Balance--beginning of year.........................    55,912   (103,917)
                                                              --------   --------
CASH BALANCE--END OF YEAR...................................  $ 17,447   $ 55,912
                                                              ========   ========

   The accompanying notes are an integral part of these financial statements.

                        PREMIER FINANCIAL SERVICES, INC.
                      FIRST INSTITUTIONAL MARKETING, INC.
                           ALL THINGS FINANCIAL, INC.

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

                 FOR THE YEAR ENDED DECEMBER 31, 1998 AND 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Nature of the Business--Premier Financial Services, Inc., First Institutional Marketing, Inc., All Things Financial, Inc., (the Companies) began operations in 1989. The Companies are marketing organizations dedicated to providing fixed and variable annuities, insurance products and full service brokerage to banks, savings and loan and credit unions. Associated brokerage services are provided by FIMI Securities, Inc., an uncombined company related through common ownership. First Institutional Marketing, Inc., (FIMI), Premier Financial Services, Inc., (PFS), and All Things Financial, Inc., (ATF) operated exclusively in the United States.

    Principles of Combination--The combined financial statements include the combined accounts of the Companies, which are related through common ownership. All material intercompany transactions have been eliminated.

    Cash and Cash Equivalents--The Companies define cash equivalents as short-term, highly liquid investments that are readily convertible to cash with a maturity of less than three months.

    Property and Equipment--Property and equipment are stated at cost less accumulated depreciation. Depreciation expense is provided using accelerated and straight-line methods for financial reporting purposes. Major classifications and estimated useful lives are as follows:

Computer equipment..........................................  5-7 years
Office equipment and fixtures...............................    7 years
Automobiles.................................................    5 years

    Cost of assets includes capital expenditures, which improve the efficiency of the assets or lengthen their useful lives. Normal or recurring expenditures for repair and maintenance and capital expenditures of insignificant amounts are expensed, when incurred. Cost and related accumulated depreciation of assets sold or retired are eliminated from the accounts, and gains or losses on disposal are reflected in income. Depreciation expense totaled $39,761 and $23,895 in 1998 and 1997, respectively, and includes amortization of capital leases.

    Advertising costs--Advertising costs are charged to operations when the advertising first takes place. No direct-response advertising is used by the Companies. Total advertising expense for the years ending December 31, 1998 and 1997 was $43,038 and $59,468, respectively.

    Use of estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

2. LEASES

    Operating lease--The Companies currently lease office space in a Houston, Texas facility under a five year operating lease. The lease continues through July 14, 2002, and provides for minimum

                        PREMIER FINANCIAL SERVICES, INC.
                      FIRST INSTITUTIONAL MARKETING, INC.
                           ALL THINGS FINANCIAL, INC.

             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

                 FOR THE YEAR ENDED DECEMBER 31, 1998 AND 1997

2. LEASES (CONTINUED)
monthly rental payments of $2,998, plus an annual increase based on the increase in building operating costs. Rental expense for the year ending December 31, 1998 and 1997 was $85,825 and $83,792.

    Capital leases--The Companies lease computer equipment under capital leases expiring 1998 through 2004. At December 31, 1998 and 1997 the lease obligations were as follows:

                                                               1998       1997
                                                             --------   --------
Capital lease for equipment payable to Bevenco, dated June
  1995, interest at 10%, payable in 36 monthly installments
  of $330..................................................  $    --     $1,925
Capital lease for equipment payable to Bevenco, dated May
  1998, interest at 15%, payable in 60 monthly installments
  of $657..................................................   25,357         --
Capital lease for equipment payable to Bevenco, dated May
  1998, interest at 15%, payable in 60 monthly installments
  of $1,417................................................   56,818         --
                                                             -------     ------
      Total Lease Obligation...............................   82,175
Less amount shown as current...............................   13,242      1,925
                                                             -------     ------
Long-term obligation.......................................  $68,933     $   --
                                                             =======     ======

    Future minimum commitments, by year and in the aggregate related to capital and non-cancelable operating leases at December 31, 1998, is as follows:

                                                           CAPITAL    OPERATING
                                                            LEASE       LEASE
                                                           --------   ---------
Year ending December 31,
1999.....................................................  $13,921    $ 35,976
2000.....................................................   15,433      35,976
2001.....................................................   17,987      35,976
2002.....................................................   20,963      17,988
2003.....................................................   13,871
                                                           -------    --------
Total minimum lease payments.............................  $82,175    $161,892
                                                           =======    ========

3. LONG-TERM DEBT

    The note payable represents an agreement between First Institutional Marketing, Inc. and one of its insurance carriers. The unsecured note is dated April 14, 1997, and is payable in monthly installments of $1,356, beginning May, 1998. As of the date of this report no payments have been made on the note because of a dispute with the insurance carrier. The note is reflected as a current liability on the combined balance sheet.

4. INCOME TAXES

    The Companies have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Companies do not pay Federal Corporate income taxes on

                        PREMIER FINANCIAL SERVICES, INC.
                      FIRST INSTITUTIONAL MARKETING, INC.
                           ALL THINGS FINANCIAL, INC.

             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

                 FOR THE YEAR ENDED DECEMBER 31, 1998 AND 1997

4. INCOME TAXES (CONTINUED)
its taxable income. Instead, the stockholders are liable for individual federal income taxes on their respective shares of income.

5. TREASURY STOCK

    During the year the Companies canceled all common stock held in treasury, resulting in a reduction to the capital stock accounts and additional paid in capital. Shares in treasury consisted of 405 shares of Premium Financial Services, Inc.; 320 shares of First Institutional Marketing, Inc.; and 255 shares of All Things Financial, Inc.

6. RELATED PARTY TRANSACTIONS

    Pursuant to informal agreements, Premier Financial Services, Inc. processes payroll, contract labor charges, and various other general and administrative expenses for affiliated companies. Premier Financial Services, Inc, is reimbursed for this expense on a regular basis. Amounts paid by First Institutional Marketing and All Things Financial, Inc. have been eliminated in the combination. Additional reimbursements of $607,000 and $922,879 for the years ending December 31, 1998 and 1997, are recorded in revenues.

7 EMPLOYEE BENEFITS

    The Companies maintain a 401(k)-retirement plan that covers all eligible employees. This defined contribution plan provides matching Company contributions equal to 50% of the employee contribution to a maximum Company contribution of 3%. Additionally, the Companies may make discretionary contributions. Contributions by the Companies totaled $3,005 and $25,143, for 1998 and 1997 and are included in employee benefits.

8. NON-CASH TRANSACTIONS

    During 1997, the Companies reclassified various shareholder loans and advances to stockholder distributions. These reclassifications totaled $112,196 in 1997.

9. PROPOSED SALE OF THE COMPANY

    On June 15, 1998 the shareholders of the Company signed a letter of intent, along with the shareholders of other affiliated Companies, to exchange all of the their common stock for common stock in HomeCom Communications, Inc. HomeCom is a Company whose stock is listed on the NASDAQ. In November 1998 a merger agreement was executed. On March 1, 1999, HomeCom filed a registration statement with the Securities and Exchange Commission to cover one-half of the stock to be issued in the merger. The merger was closed and became effective on March 24, 1999.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
FIMI Securities, Inc.
Houston, Texas

    We have audited the accompanying statements of financial condition of FIMI Securities, Inc. (an S corporation), as of December 31, 1998 and 1997, and the related statements of income, changes in stockholders' equity, and changes in financial condition for the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FIMI Securities, Inc., as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the period then ended in conformity with generally accepted accounting principles.

    Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The additional information contained in Schedules I, II, and III is presented for purposes of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by rule 17a-5 of the Securities and Exchange Commission. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Andrew Shebay & Company, PLLC

March 2, 1999

                             FIMI SECURITIES, INC.

                       STATEMENTS OF FINANCIAL CONDITION

                           DECEMBER 31, 1998 AND 1997

                                     ASSETS

                                                                1998       1997
                                                              --------   --------
Current Assets:
    Cash....................................................  $44,339    $29,621
    Prepaid expense.........................................       --
                                                              -------    -------
      Total current assets..................................   44,339     29,621
Other Assets:
    Organizational Cost.....................................   15,268     15,269
                                                              -------    -------
                                                              $59,607    $44,890
                                                              =======    =======
Common stock--authorized 10,000 shares
  of $1 par value, 1,000 shares issued and outstanding......  $ 1,000    $ 1,000
Contributed capital.........................................   19,000     19,000
Retained earnings...........................................   39,607     24,890
                                                              -------    -------
      Total stockholders' equity............................  $59,607    $44,890
                                                              =======    =======

   The accompanying notes are an integral part of these financial statements.

                             FIMI SECURITIES, INC.

                              STATEMENTS OF INCOME

                FOR THE YEARS ENDING DECEMBER 31, 1998 AND 1997

                                                                1998       1997
                                                              --------   --------
REVENUE
    Commissions.............................................  $634,336   $868,823
    Interest and other income...............................        95      4,001
                                                              --------   --------
      TOTAL REVENUE.........................................   634,431    872,824
                                                              --------   --------

EXPENSES
    Management fee..........................................   607,000    947,000
    Broker fees.............................................         0      1,448
    Accounting..............................................     3,800      3,000
    Licenses & permits......................................     8,115      1,220
    Office supplies & expense...............................       248        214
    Taxes...................................................       101        331
    Professional fees.......................................       450        500
                                                              --------   --------

      TOTAL EXPENSES........................................   619,714    953,713
                                                              --------   --------
NET INCOME..................................................  $ 14,717   $(80,889)
                                                              ========   ========

   The accompanying notes are an integral part of these financial statements.

                              FIMI SECURITIES, INC

                 STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                FOR THE YEARS ENDING DECEMBER 31, 1998 AND 1997

                                                                  ADDITIONAL
                                                        COMMON     PAID IN     RETAINED
                                                        STOCK      CAPITAL     EARNINGS    TOTAL
                                                       --------   ----------   --------   --------
BALANCE, December 31, 1996...........................  $  1,000    $ 19,000    $105,779   $125,779
    Net income (loss)................................   (80,889)    (80,889)
                                                       --------    --------    --------   --------
BALANCE, December 31, 1997...........................     1,000      19,000      24,890     44,890
    Net income (loss)................................    14,717      14,717
                                                       --------    --------    --------   --------
BALANCE, December 31, 1998...........................  $  1,000    $ 19,000    $ 39,607   $ 59,607
                                                       ========    ========    ========   ========

   The accompanying notes are an integral part of these financial statements.

                              FIMI SECURITIES, INC

                            STATEMENTS OF CASH FLOWS

                FOR THE YEARS ENDING DECEMBER 31, 1998 AND 1997

                                                                1998       1997
                                                              --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income (loss).......................................  $14,717    $(80,889)
    Change in prepaid expenses..............................       --       3,000
                                                              -------    --------
    Net cash provided (used) by operating activities........   14,717     (77,889)
                                                              -------    --------
CASH
    Net increase (decrease) in cash.........................   14,717     (77,889)
    Balance--beginning of year..............................   29,622     107,511
                                                              -------    --------
    Balance--end of year....................................  $44,339    $ 29,622
                                                              =======    ========

   The accompanying notes are an integral part of these financial statements.

                             FIMI SECURITIES, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Nature of the business--The Company was formed in 1994 primarily for the purpose of qualifying and operating as a broker-dealer. The Company is a member of the National Association of Security Dealers and is registered with the Securities and Exchange Commission and with various states' securities commissions. The Company's primary business is in the wholesale brokerage of variable annuities.

    Income taxes--The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the stockholders are liable for individual federal income taxes on their respective shares of income.

    Use of estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

2. NET CAPITAL REQUIREMENTS

    Pursuant to the net capital provisions of Rule 15c3-1 of the Securities Exchange Act of 1934, the Company is required to maintain a minimum net capital, as defined under such provisions. Net capital and the related net capital ratio may fluctuate on a daily basis. At December 31, 1997, the Company had net capital and net capital requirements of approximately $29,621 and $5,000 respectively. At December 31, 1998, the Company had net capital and net capital requirements of approximately $44,338 and $5,000 respectively. The net capital rules may effectively restrict the payment of cash dividends.

3. TRANSACTIONS WITH AFFILIATES

    The management fee reported on the Statements of Income represents billings from various affiliated companies for the fair market value of management and administrative services rendered.

4. SIGNIFICANT CUSTOMER

    A significant portion of the commission income is derived from transactions with one company. Approximately 79% in 1998 and 20% in 1997 of commission income is attributable to one unrelated Brokerage Company.

5. LITIGATION

    During 1998 the Company was named in a lawsuit with certain affiliated companies arising from a breach of contract dispute. At this time no estimate of the potential outcome can be made by the Company's legal counsel. The Company intends to vigorously defend its position.

                             FIMI SECURITIES, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

6. PROPOSED SALE OF THE COMPANY

    On June 15, 1998 the shareholders of the Company signed a letter of intent, along with the shareholders of other affiliated Companies, to exchange all of the their common stock for common stock in HomeCom Communications, Inc. HomeCom is a Company whose stock is listed on the NASDAQ. In November 1998 a merger agreement was executed. In March 1999, HomeCom filed a registration statement with the Securities and Exchange Commission to cover the stock to be issued in the merger. The merger is expected to be closed in early 1999.

                             FIMI SECURITIES, INC.

                  COMPUTATION OF NET CAPITAL UNDER RULE 15C3-1
                   OF THE SECURITIES AND EXCHANGE COMMISSION

                FOR THE YEARS ENDING DECEMBER 31, 1998 AND 1997

SCHEDULE I

                                                                1998       1997
                                                              --------   --------
Net capital:
  Stockholders' Equity......................................  $59,607    $44,890
  Less non-allowable assets:................................   15,268     15,269
                                                              -------    -------
    Net capital before haircuts on securities position......   44,339     29,621
                                                              -------    -------
Haircuts on securities:.....................................      -0-        -0-
                                                              -------    -------
    Net capital.............................................  $44,339    $29,621
                                                              =======    =======
Net capital requirement.....................................  $ 5,000    $ 5,000
Net capital in excess of required amount....................   39,339     24,621
                                                              -------    -------
    Net capital.............................................  $44,339    $29,621
                                                              =======    =======
Aggregate indebtedness......................................      -0-        -0-
                                                              =======    =======
Ratio of aggregate indebtedness to net capital..............   0 to 1     0 to 1
                                                              =======    =======

    Note--This computation does not differ from the computation of net capital under Rule 15c3-1 as of December 31, 1998 filed by FIMI Securities, Inc. with the National Association of Securities Dealers on part II of Form X-17A-5.

                             FIMI SECURITIES, INC.

                        COMPUTATION FOR DETERMINATION OF
                     RESERVE REQUIREMENT UNDER RULE 15C3-3
                   OF THE SECURITIES AND EXCHANGE COMMISSION

                        AS OF DECEMBER 31, 1998 AND 1997

SCHEDULE II

    The Company is in compliance with the exemptive provisions of SEC Rule 15c3-3(k)(2)(i) in that it carried no margin accounts, handled no customers' funds or securities, and held no funds or securities for or owed no money or securities to its customers.

                             FIMI SECURITIES, INC.

                        COMPUTATION FOR DETERMINATION OF
                     RESERVE REQUIREMENT UNDER RULE 15C3-3
                   OF THE SECURITIES AND EXCHANGE COMMISSION

                        AS OF DECEMBER 31, 1998 AND 1997

SCHEDULE III

    NONE

                             FIMI SECURITIES, INC.
                        PREMIER FINANCIAL SERVICES, INC.
                      FIRST INSTITUTIONAL MARKETING, INC.
                           ALL THINGS FINANCIAL, INC.
           COMBINED STATEMENT OF INCOME (LOSS) AND RETAINED EARNINGS
FOR THE PERIOD FROM JANUARY 1, 1999 THROUGH MARCH 23, 1999 (DATE OF ACQUISITION)
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                  (UNAUDITED)

                                                                JANUARY 1,
                                                                   1999           NINE MONTHS
                                                                 THROUGH             ENDED
                                                              MARCH 23, 1999   SEPTEMBER 30, 1998
                                                              --------------   ------------------
REVENUE.....................................................    $ 682,933          $3,038,606
COST OF REVENUES............................................      498,350           1,388,693
                                                                ---------          ----------
GROSS PROFIT................................................      184,583           1,649,913
OPERATING EXPENSES..........................................      332,329           1,705,065
                                                                ---------          ----------
NET OPERATING INCOME (LOSS).................................     (147,746)            (55,152)
OTHER INCOME (EXPENSE)
    Interest Income.........................................           --                  --
    Interest Expense........................................           --                 348
                                                                ---------          ----------
        Total Other Income..................................           --                  --
COMBINED NET INCOME (LOSS)..................................     (147,746)            (55,500)
    (Accumulated Deficit) Retained Earnings--beginning of
      year..................................................     (100,053)            165,019
    Stockholder Distributions...............................           --                  --
                                                                ---------          ----------
(ACCUMULATED DEFICIT) RETAINED EARNINGS--END OF PERIOD......    $(247,799)         $  109,519
                                                                =========          ==========

   The accompanying notes are an integral part of these financial statements.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Ganymede Corporation
Chicago, Illinois

    We have audited the accompanying balance sheet of Ganymede Corporation as of December 31, 1998, and the related statements of income and deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ganymede Corporation as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Ostrow Reisin Berk & Abrams, Ltd

February 8, 1999

                              GANYMEDE CORPORATION

                                 BALANCE SHEET

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
                             ASSETS (NOTE 4)
Current assets:
  Cash and equivalents (Notes 1 and 2)......................    $  46,108
  Accounts receivable, trade, less allowance for doubtful
    accounts of $2,500......................................      111,123
                                                                ---------
    Total current assets....................................      157,231
                                                                ---------
Property and equipment:
  Computer equipment and furniture..........................       72,885
  Less accumulated depreciation.............................       34,595
                                                                ---------
    Property and equipment, net.............................       38,290
                                                                ---------
Other asset:
  Security deposits.........................................        1,820
                                                                ---------
Total assets................................................    $ 197,341
                                                                =========
             LIABILITIES AND SHAREHOLDERS' EQUITY DEFICIENCY
Current liabilities:
  Accounts payable, trade...................................    $  55,509
  Accrued compensation......................................      142,845
  Note payable, bank (Note 2)...............................       43,554
  Notes payable, stockholders (Note 3)......................      134,300
                                                                ---------
    Total current liabilities...............................      376,208
                                                                ---------
Shareholders' equity deficiency:
  Common stock, no par value; authorized 10,000,000 shares,
    issued and outstanding 980,000 shares (Notes 4 and 8)...      200,000
  Additional paid-in capital................................        4,175
  Deficit...................................................     (383,042)
                                                                ---------
    Total shareholders' equity deficiency...................     (178,867)
                                                                ---------
Total liabilities and shareholders' equity deficiency.......    $ 197,341
                                                                =========

                       See notes to financial statements.

                              GANYMEDE CORPORATION

                         STATEMENT OF LOSS AND DEFICIT

                                                                    JANUARY 1, 1999      NINE MONTHS
                                                   YEAR ENDED           THROUGH             ENDED
                                                DECEMBER 31, 1998   APRIL 23, 1999    SEPTEMBER 30, 1998
                                                -----------------   ---------------   ------------------
                                                                      (UNAUDITED)        (UNAUDITED)
Service revenue...............................      $ 665,359          $ 275,619           $ 524,785
Operating expenses............................        716,458            341,508             542,255
                                                    ---------          ---------           ---------
Loss from operations..........................        (51,099)           (65,889)            (17,470)
                                                    ---------          ---------           ---------
Other income (expense):
  Interest expense............................        (20,915)            (7,729)                 --
  Interest income.............................          2,765                 --              (1,423)
                                                    ---------          ---------           ---------
    Total other expense, net..................        (18,150)            (7,729)                 --
                                                    ---------          ---------           ---------
Net loss......................................        (69,249)           (73,618)            (16,047)
Deficit, beginning of year....................       (313,793)          (383,042)           (313,793)
                                                    ---------          ---------           ---------
Deficit, end of year..........................      $(383,042)         $(456,660)          $(329,840)
                                                    =========          =========           =========

                       See notes to financial statements.

                              GANYMEDE CORPORATION

                            STATEMENT OF CASH FLOWS

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1998
                                                              -----------------
Operating activities:
  Net loss..................................................      $(69,249)
  Adjustments to reconcile above to cash used in operating
    activities:
    Depreciation............................................        15,963
    (Increase) decrease in operating assets:
      Accounts receivable, trade............................       (43,380)
      Security deposits.....................................         1,539
    Increase (decrease) in operating liabilities:
      Accounts payable, trade...............................        23,869
      Accrued expenses......................................         9,342
                                                                  --------
        Cash used in operating activities...................       (61,916)
                                                                  --------
Investing activities:
  Purchase of property and equipment........................       (10,309)
                                                                  --------
        Cash used in investing activities...................       (10,309)
                                                                  --------
Financing activities:
  Proceeds from notes payable, stockholders.................        66,280
  Proceeds from notes payable, bank, net....................         2,239
                                                                  --------
        Cash provided by financing activities...............        68,519
                                                                  --------
Decrease in cash and equivalents............................        (3,706)

Cash and equivalents:
Beginning of year...........................................        49,814
                                                                  --------
End of year.................................................      $ 46,108
                                                                  ========
Supplemental disclosures of cash flow information:
  Cash paid during the year for interest....................      $ 20,915
                                                                  ========

                       See notes to financial statements.

                              GANYMEDE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BUSINESS DESCRIPTION:

    The Company is engaged in the development and maintenance of Internet web sites and related consulting services. The Company also provides for host site development and Internet connection. The Company's customers are in the greater Chicagoland area.

    CASH AND EQUIVALENTS:

    Cash and equivalents consist of checking accounts and certificates of deposit with maturities of three months or less.

    PROPERTY, PLANT, EQUIPMENT AND RELATED DEPRECIATION AND AMORTIZATION:

    Property and equipment are stated at cost. The Company provides for depreciation and amortization of the various classes of assets over their estimated useful lives, using primarily accelerated methods.

    REVENUE RECOGNITION:

    The Company recognizes revenue at the time services are performed.

    ADVERTISING AND PROMOTION COSTS:

    Advertising and promotion costs are charged to operations during the period in which they are incurred. For the year ended December 31, 1998, such costs were nominal.

    USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

2. NOTE PAYABLE, BANK

    A bank line of credit agreement provides for a $54,107 revolving line of credit, with interest due monthly at 8.44% per annum. The note is secured by a certificate of deposit at the bank in the amount of $54,107. The line of credit matures March 1, 1999.

3. NOTES PAYABLE, STOCKHOLDERS

    At December 31, 1998, the Company has unsecured notes payable to two stockholders. The notes are due on demand and bear interest at the rate of 15%.

4. COMMITMENTS AND CONTINGENCIES

    In October 1998, the Company entered into an Accounts Receivable Purchase Agreement with Silicon Valley Financial Services. The agreement allows for the Company to sell its receivables. No receivables have been sold as of December 31, 1998. In conjunction with the agreement, the Company has pledged its assets and issued stock warrants for 3,750 shares of common stock to Silicon Valley

                              GANYMEDE CORPORATION

4. COMMITMENTS AND CONTINGENCIES (CONTINUED)
Financial Services. The warrants have an initial exercise price of $2.00 per share, were all outstanding and exercisable at December 31, 1998 and expire in November 2003.

5. INCOME TAXES

    The Company elected S Corporation status for income tax purposes. Under this election, the shareholders report corporate income, if any, on their personal income tax return. Accordingly, at December 31, 1998, no provision was made for federal or state income taxes.

6. EMPLOYEES' SALARY DEFERRAL PLAN

    The Company maintains an employee salary deferral plan. Participation is voluntary, and all employees who meet prescribed service requirements are eligible to participate up to 15% of their salaries. The Company did not contribute to the plan during the year ended December 31, 1998.

7. OPERATING LEASE OBLIGATIONS

    The Company leases its premises in Chicago for monthly rent of $2,970 plus maintenance costs. The lease expires on July 31, 2000. Total rental expense for all operating leases covering real estate was $34,660.

    The Company leases computer equipment from a company controlled by a stockholder on a month-to-month basis. Total rent paid to the related party was $9,897 for the year ending December 31, 1998. The Company also leases computer equipment under various terms from unrelated parties. Total rent paid to unrelated parties was $9,223 for the year ended December 31, 1998. The leases are secured by the leased equipment.

    Future minimum rental payments under noncancelable operating leases are as follows:

YEAR ENDING DECEMBER 31,                                       AMOUNT
------------------------                                      --------
1999........................................................  $46,078
2000........................................................   27,147
                                                              -------
Total.......................................................  $73,225
                                                              =======

8. STOCK OPTIONS

    The Company has a stock option plan which was adopted in 1997. Under the plan, the Company may grant options to its employees for up to 50,000 shares of common stock. The original exercise price for options granted under the plan was $2.00, and the options are exercisable immediately without restrictions. The options expire 10 years after the date of grant for shareholders owning less then 10% and expire 5 years after the date of grant for shareholder owning 10% or more. The fair value of the options is determined by the board of directors. In October 1998, the board of directors granted 1,000 options to two employees.

    The Company applies Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which establishes financial accounting and reporting standards for stock-based employee compensation plans. The Company elected to continue to account

                              GANYMEDE CORPORATION

8. STOCK OPTIONS (CONTINUED)
for employee stock-based compensation as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." and to provide pro forma disclosures in the Notes to Financial Statements of the effects of SFAS No. 123 on net income. There was no material effect on the results of operations as a result of adopting SFAS No. 123. Compensation costs are recognized as the difference between the exercise price of each option and the market price of the Company's stock, and no compensation costs were charged to expense in 1998.

    The following table summarizes information about stock options outstanding and exercisable under the plan at December 31, 1998:

                         YEAR ENDED DECEMBER 31, 1998
       SHARES           ------------------------------      SHARES
     OUTSTANDING                     OPTION EXERCISED,   OUTSTANDING     REMAINING
    DECEMBER 31,         OPTIONS         FORFEITED       DECEMBER 31,   CONTRACTUAL   EXERCISE
        1997             GRANTED        OR EXPIRED           1998          LIFE        PRICE
---------------------   ----------   -----------------   ------------   -----------   --------
 21,500                                                     21,500            4        $2.00
 10,500                                                     10,500            9        $2.00
                           1,000                             1,000           10        $2.00
       ------             ------                            ------
 32,000                    1,000                            33,000
       ======             ======                            ======

    The Company granted options for an additional 10,000 shares in January 1999. The options have an exercise price of $2.00 per share and expire in 2009.

9. SUBSEQUENT EVENT

    As shown in the accompanying financial statements, the Company incurred a net loss of $69,249 during the year ended December 31, 1998 and, as of that date, the Company's current liabilities exceeded its current assets by $218,977 and its total liabilities exceeded its total assets by $178,867. Those factors create an uncertainty about the Company's ability to continue as a going concern. Management of the Company has received a letter of intent to purchase all of the outstanding stock of the Company which, if the transaction is carried out, will provide the Company additional financing. The purchase price is based on a multiple of one and a half times total revenues, and the transaction is expected to close in April, 1999. The financial statements do not include any adjustments that might be necessary if the Company does not consummate the transaction and become unable to continue as a going concern.

10. RELATED PARTY TRANSACTION, ACCRUED SHAREHOLDERS' COMPENSATION

    As of December 31, 1998, the Company has accrued $125,000 to certain shareholders as compensation for past services rendered. Total compensation expense to shareholder-officers was $218,000 for the year ended December 31, 1998.

    The following unaudited pro forma financial statements give effect to the acquisition by the Company of Ganymede in a transaction accounted for as a purchase. The unaudited pro forma balance sheet is based on the individual balance sheets of the Company appearing in the Company's Annual Report on Form 10-K, and of Ganymede, appearing elsewhere in this Current Report on Form 8-K, and has been prepared to reflect the acquisition by the Company of Ganymede as of December 31, 1998. The unaudited pro forma statements of income are based on the individual statements of income

                              GANYMEDE CORPORATION

10. RELATED PARTY TRANSACTION, ACCRUED SHAREHOLDERS' COMPENSATION (CONTINUED) of the Company appearing in the Company's Annual Report on Form 10-K and of Ganymede, appearing elsewhere in this Current Report on Form 8-K, and combines the results of operations of the Company and of Ganymede (acquired by the Company as of April 23, 1999) for the year ended December 31, 1998 and for the three months ended March 31, 1999, as if the acquisition occurred on January 1, 1998. These unaudited pro forma financial statements should be read in conjunction with the historical financial statements and notes thereto of the Company appearing in the Company's Annual Report on Form 10-K, and of Ganymede, appearing elsewhere in this Current Report on Form 8-K.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN SO AUTHORIZED BY HOMECOM. THIS PROSPECTUS DOES NOT CONSTITUTE ANY OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HOMECOM SINCE THAT DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
Prospectus Summary....................       1
Summary Financial Information.........       2
Risk Factors..........................       3
Issuance of Shares to Selling
  Shareholders........................      11
Use of Proceeds.......................      11
Price Range of common stock...........      12
Dividend Policy.......................      13
Selected Financial Data...............      14
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................      15
Business..............................      22
Management............................      29
Principal and Selling Stockholders....      37
Description of Capital Stock..........      40
Plan of Distribution..................      55
Legal Matters.........................      56
Experts...............................      56
Available Information.................      56
Index to Financial Statements.........     F-1

                                    HOMECOM
                              COMMUNICATIONS, INC.
                        2,645,000 SHARES OF COMMON STOCK
                       ISSUABLE UPON CONVERSION OF SHARES
                       OF HOMECOM'S SERIES E CONVERTIBLE
                              PREFERRED STOCK AND
                         UPON THE EXERCISE OF WARRANTS
                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                August 28, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee.........  $   567.35
Nasdaq SmallCap Market additional listing fee...............   26,450.00
Accountants' fees and expenses..............................   10,000.00
Legal fees and expenses.....................................   15,000.00
Blue Sky fees and expenses..................................    5,000.00
Transfer Agent's fees and expenses..........................      500.00
Printing and engraving expenses.............................      500.00
Miscellaneous...............................................    1,000.00
                                                              ----------
      Total expenses........................................  $59,017.35
                                                              ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Delaware General Corporation Law (the "DGCL") permits a corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of duty of care or other duty as a director, provided that no provision shall eliminate or limit the liability of a director: (A) for an appropriation, in violation of his duties, of any business opportunity of the corporation; (B) for acts or omissions which involve intentional misconduct or a knowing violation of law; (C) for unlawful corporate distributions; or (D) for any transaction from which the director received an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Delaware corporate law (and not for violation of other laws, such as the federal securities laws). Our Restated Certificate of Incorporation (the "Restated Certificate") exonerates our directors from monetary liability to the extent permitted by this statutory provision.

    Our Restated Certificate of Incorporation and Restated Bylaws (the "Restated Bylaws") also provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of HomeCom), by reason of the fact that such person is or was a director or officer of HomeCom, or is or was serving at the request of HomeCom as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of HomeCom (and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person's conduct was unlawful), to the maximum extent permitted by, and in the manner provided by, the DGCL.

    Notwithstanding any provisions of our Restated Certificate of Incorporation and Restated Bylaws to the contrary, the DGCL provides that we shall not indemnify a director or officer for any liability incurred in a proceeding in which the director is adjudged liable to HomeCom or is subjected to injunctive relief in favor of HomeCom: (1) for any appropriation, in violation of his duties, of any business opportunity of HomeCom; (2) for acts or omissions which involve intentional misconduct or a knowing violation of law; (3) for unlawful corporate distributions; or (4) for any transaction from which the director or officer received an improper personal benefit.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    The following list describes sales by the Registrant of securities in the past three years which were not registered under the Securities Act.

    1. In September 1997, the Registrant issued and sold 5% convertible debentures (the "Debentures") to four private investors for an aggregate purchase price of $1,700,000. The Debentures were issued pursuant to the terms of a 5% Convertible Debenture Purchase Agreement dated effective as of September 19, 1997 (the "Debenture Agreement"). All of the 5% Convertible Debentures have been converted into an aggregate of 961,460 shares of our common stock. In connection with the issuance of the Debentures, the Registrant granted to an entity designated by the investors aggregate warrants to acquire 400,000 shares of common stock, with warrants to acquire 200,000 of such shares exercisable at a price of $4.00 per share and warrants to acquire the remaining 200,000 of such shares exercisable at a price of $6.00 per share. If not earlier exercised, these warrants expire on October 27, 2000.

    2. In December 1997, the Registrant issued 20,000 shares of its Series A Convertible preferred stock (the "Series A preferred stock") to private investors (the "Series A Preferred Holders") for an aggregate purchase price of $2,000,000. Net proceeds to the Registrant were approximately $1.8 million. All of the Series A preferred stock has been converted into an aggregate of 711,456 shares of our common stock.

    In connection with the issuance and sale of the Series A preferred stock, the Registrant granted warrants to the Series A Preferred Holders to acquire an aggregate of 75,000 shares of common stock, with warrants to purchase 62,500 shares of common stock having an exercise price per share equal to $14.50625 and warrants to purchase 12,500 shares of common stock having an exercise price per share equal to $15.825. The Registrant also granted 50,000 warrants to a placement agent, the Malachi Group, at an exercise price of $15.825 per share. These warrants to purchase an aggregate 125,000 shares of common stock (the "Series A preferred stock Warrants") will expire on December 31, 2000 and are eligible to be exercised at any time on or after June 23, 1998.

    3. On April 16, 1998, we acquired all of the outstanding capital stock of The Insurance Resource Center, Inc. ("IRC") for 351,391 shares of our common stock. Pursuant to the Agreement and Plan of Reorganization, we filed a registration statement for 175,696 of such shares on June 12, 1998.

    4. In March 1999, the Registrant issued 125 shares of its Series B convertible preferred stock (the "Series B Preferred Stock") to private investors (the "Series B Preferred Holders") for an aggregate purchase price of $2,500,000. Net proceeds to the Registrant were approximately $2.3 million. In connection with the issuance and sale of the Series B Preferred Stock, the Registrant granted warrants to the Series B Preferred Holders to acquire an aggregate of 225,000 shares of common stock having an exercise price per share equal to $5.70. The Registrant also granted 25,000 warrants to a placement agent, J.P. Turner & Company, L.L.C., at an exercise price of $5.70 per share. These warrants to purchase an aggregate of 250,000 shares of common stock will expire on March 24, 2004.

    5. In March 1999, we acquired all of the outstanding shares of the First Institutional Marketing companies for 1,252,174 shares of common stock. In connection with that acquisition, we filed a registration statement covering the resale of one-half of those shares.

    6. In April 1999, we acquired all the outstanding shares of Ganymede Corporation for total consideration of 185,342 shares of common stock and $100,000 cash. In connection with that acquisition, we filed a registration statement covering the resale of one-half of those shares.

    7. In July 1999, the Registrant issued 175 shares of its series C convertible preferred stock (the "Series C Preferred Stock") to a private investor for an aggregate purchase price of $3,500,000. Net proceeds to the Registrant were approximately $3.3 million. In connection with the issuance and sale of the Series C Preferred Stock, the Registrant issued to the investor warrants to acquire an aggregate of 59,574 shares of common stock having an exercise price per share equal to $7.34. These warrants will expire on July 27, 2004. The Registrant also issued warrants to acquire an aggregate of 77,000 shares of common stock having an exercise price per share equal to $5.813 to the Delphi Group in satisfaction of their claim that they were entitled to compensation in connection with the issuance of the Series C Preferred Stock. These warrants will expire on July 30, 2004.

    8. In September 1999, the Registrant issued 75 shares of its series D convertible preferred stock (the "Series D Preferred Stock") to a private investor for an aggregate purchase price of $1,500,000. Net proceeds to the Registrant were approximately $1.4 million. In connection with the issuance and sale of the Series D Preferred Stock, the Registrant issued to the investor warrants to acquire an aggregate of 25,000 shares of common stock having an exercise price per share equal to $7.34. These warrants will expire on September 27, 2004.

    9. In April 2000, the Registrant issued 106.35 shares of its series E convertible preferred stock (the "Series E Preferred Stock") to a private investor for an aggregate purchase price of $2,000,000. Net proceeds to the Registrant were approximately $1.9 million. In connection with the issuance and sale of the Series E Preferred Stock, the Registrant issued to the investor warrants to acquire an aggregate of 66,667 shares of common stock having an exercise price per share equal to $3.35. These warrants will expire on April 14, 2005.

    The sales and issuance of shares listed above were exempt from registration under the Securities Act by virtue of Sections 4(2) and 3(b) thereof and in reliance on Rule 501 and Regulation D promulgated thereunder. The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate restrictive legends were affixed to stock certificates and warrants issued in such transactions.

ITEM 16.  EXHIBITS

       EXHIBIT                                  DESCRIPTION
---------------------   ------------------------------------------------------------
         1.1            -- Form of Underwriting Agreement.*

         3.1            -- Restated Certificate of Incorporation of the Registrant.*

         3.2            -- Restated Bylaws of the Registrant.*

         3.3            -- Certificate of Designation of Series A Convertible
                        Preferred Stock.***

         3.4            -- Certificate of Designation of Series B Convertible
                        Preferred Stock.**

         3.5            -- Certificate of Designation of Series C Convertible
                        Preferred Stock ####

         3.6            -- Certificate of Designation of Series D Convertible
                        Preferred Stock ####

         3.7            -- Amended Certificate of Designations, Preferences and
                        Rights of Series E Convertible Preferred Stock of HomeCom
                        Communications, Inc. dated as of April 14, 2000 #####

         4.1            -- See Exhibits 3.1 and 3.2 for provisions of the Restated
                        Certificate of Incorporation and Bylaws of the Registrant defining rights of the holders of common stock of the Registrant.*

         4.2            -- Specimen Stock Certificate.*

         4.3            -- Form of Warrant.*

         5.1            -- Opinion of Sims Moss Kline & Davis LLP, Counsel to the
                        Registrant, as to the legality of the shares being registered (previously filed).

        10.1 -- HomeCom Communications, Inc. Stock Option Plan and form of Stock Option Certificate.*

       EXHIBIT                                  DESCRIPTION
---------------------   ------------------------------------------------------------
        10.2            -- HomeCom Communications, Inc. Non-Employee Directors Stock
                        Option Plan and form of Stock Option Certificate.*

        10.3            -- Employment Agreement between the Registrant and Harvey W.
                        Sax, dated January 1, 1996.*

        10.4 -- Form of Employment Agreement entered into between the Registrant and each of its executive officers except
                        Harvey W. Sax.*

        10.5            -- Lease Agreement between Property Georgia OBJLW One
                        Corporation and the Registrant dated January 22, 1996.*

        10.6            -- Lease and Services Agreement between Alliance Greensboro,
                        L.P. and the Registrant, dated June 25, 1996.*

        10.7            -- Business Alliance Program Agreement between Oracle
                        Corporation and the Registrant, dated May 30, 1996, together with the Sublicense Addendum, Application Specific
                        Sublicense Addendum, Full Use and Deployment Sublicense
                        Addendum and License Transfer Policy, each dated May 30,
                        1996.*

        10.8            -- Network Enrollment Agreement between Apple Computer, Inc.
                        and the Registrant, effective May 1996.*

        10.9            -- Member Level Agreement between Microsoft Corporation and the Registrant, effective May 1996.*

        10.10 -- Master Agreement for internet Services and Products between BBN Planet Corporation and the Registrant, dated
                        February 1, 1996.*

        10.11           -- Authorized Business Partners Agreement between BBN Planet
                        Corporation and the Registrant, dated May 14, 1996.*

        10.12 -- Stock Purchase Agreement between the Registrant and the stockholders of HomeCom Internet Security Services, Inc., dated August 31, 1996.*

        10.13 -- Form of Promissory Notes issued by the Registrant and held by Mark Germain.*

        10.14 -- Form of Promissory Notes issued by the Registrant and held by Esther Blech and the Edward A. Blech Trust.*

        10.15           -- Marketing Associate Solution Alliance Agreement dated
                        February 6, 1997 between the Registrant and Unisys
                        Corporation.*

        10.16 -- Marketing Associate Agreement dated February 6, 1997 between the Registrant and Unisys Corporation.**

        10.17           -- Letter agreement dated January 16, 1997 between the
                        Registrant, David A. Blech, Esther Blech and the Edward A.
                        Blech Trust.*

        10.18           -- HomeCom Communications, Inc. Employee Stock Purchase
                        Plan.*

        10.19 -- 5% Convertible Debenture Purchase Agreement dated effective September 19, 1997 between the Registrant, Euro
                        Factors International, Inc., Beauchamp Finance, FTS
                        Worldwide Corporation and COLBO.***

        10.20           -- Form of 5% Convertible Debenture issued by the Registrant and held by Euro Factors International, Inc., Beauchamp
                        Finance, FTS Worldwide Corporation and COLBO.***

       EXHIBIT                                  DESCRIPTION
---------------------   ------------------------------------------------------------
        10.21           -- Registration Rights Agreement dated effective
                        September 19, 1997 between the Registrant, Euro Factors
                        International, Inc., Beauchamp Finance, FTS Worldwide
                        Corporation and COLBO.***

        10.22           -- Letter agreement dated September 23, 1997 between the
                        Registrant, Euro Factors International, Inc., Beauchamp
                        Finance, FTS Worldwide Corporation and COLBO.***

        10.23           -- Letter agreement dated September 27, 1997 between the
                        Registrant, Euro Factors International, Inc., Beauchamp
                        Finance, FTS Worldwide Corporation and COLBO.***

        10.24           -- Form of Warrant to purchase 200,000 shares of common
                        stock at an exercise price of $4.00 per share issued by the
                        Registrant to First Granite Securities, Inc.***

        10.25           -- Form of Warrant to purchase 200,000 shares of common
                        stock at an exercise price of $6.00 per share issued by the
                        Registrant to First Granite Securities, Inc.***

        10.26           -- Form of Securities Purchase Agreement between the
                        Registrant, Sovereign Partners, L.P. and Dominion Capital
                        Fund, LTD. dated as of December 23, 1997.***

        10.27           -- Form of Registration Rights Agreement between the
                        Registrant, Sovereign Partners, L.P. and Dominion Capital
                        Fund, LTD. dated as of December 23, 1997.***

        10.28           -- Form of Warrant to purchase 18,750 shares of common stock issued by the Registrant to Sovereign Partners, L.P.***

        10.29           -- Form of Warrant to purchase 56,250 shares of common stock issued by the Registrant to Dominion Capital Fund, LTD.***

        10.30           -- Common Stock Purchase Agreement dated January 23, 1998 by and among InsureRate, Inc., the Registrant, Jerome R. Corsi and Hamilton Dorsey Alston Company.***

        10.31           -- Escrow Agreement dated as of January 23, 1998 by and
                        among InsureRate, Inc., Hamilton Dorsey Alston Company, the
                        Registrant, Jerome R. Corsi and SunTrust Bank, Atlanta.***

        10.32 -- Shareholders Agreement dated January 23, 1998 by and among Hamilton Dorsey Alston Company, the Registrant and
                        InsureRate, Inc.***

        10.33           -- Web Development and Hosting Services Agreement dated
                        January 23, 1998, by and among InsureRate, Inc. and Hamilton
                        Dorsey Alston Company.***

        10.34           -- Form of Warrant to purchase 25,000 shares of common stock for an aggregate purchase price of $92,500 by the Registrant to Hamilton Dorsey Alston Company.***

        10.35           -- Loan Agreement dated January 23, 1998 by and between
                        InsureRate, Inc. and the Registrant.***

        10.36           -- Form of Master Note issued by the Registrant to
                        InsureRate, Inc.***

        10.37           -- Form of Warrant to purchase 50,000 shares of common stock issued by the Registrant to The Malachi Group, Inc.+

        10.38           -- Letter Agreement, dated April 8, 1998 by and among
                        HomeCom, Eurofactors International Inc., Blauchamp France,
                        FTS Worldwide Corporation and COLBO.****

        10.39           -- Letter Agreement, dated April 8, 1998 by and between
                        First Granite Securities, Inc. and HomeCom.****

        10.40           -- Letter Agreement, dated April 17, 1998 by and among
                        Sovereign Partners, L.P., Dominion Capital Fund and
                        HomeCom.****

       EXHIBIT                                  DESCRIPTION
---------------------   ------------------------------------------------------------
        10.41           -- Agreement and Plan of Reorganization by and among The
                        Insurance Resource Center, Inc., Tim Strong, James Higham,
                        Cameron M. Harris & HomeCom and HomeCom, dated as of
                        April 15, 1998.***

        10.42           -- Employment Agreement by and between HomeCom and Tim
                        Higham, dated as of April 16, 1998.***

        10.44           -- Asset Purchase Agreement by and between HomeCom and Sage
                        Networks Acquisition Corp. dated as of June 10, 1998. #

        10.45           -- Escrow Agreement by and between HomeCom and Sage Networks
                        Acquisition Corp. dated as of June 10, 1998. #

        10.46 -- Transitional Services Agreement by and between HomeCom and Sage Networks Acquisition Corp. dated as of June 10,
                        1998. #

        10.47           -- Co-Location Agreement by and between HomeCom and Sage
                        Networks, Inc. dated as of June 10, 1998. #

        10.48           -- Agreement and Plan of Merger by and among HomeCom
                        Communications, Inc, FIMI Securities Acquisitions Corp.,
                        Inc., ATF Acquisition Corp., Inc. and Daniel A. Delity,
                        James Wm. Ellsworth, and David B. Frank dated as of
                        November 6, 1998, together with exhibits. ##

        10.50           -- Securities Purchase Agreement dated as of March 25, 1999 by and among HomeCom Communications, Inc. and CPR (USA),
                        Inc., Liberty View Funds, L.P., and Liberty View Fund,
                        L.L.C.++

        10.51           -- Registration Rights Agreement dated as of March 25, 1999 by and among HomeCom Communications, Inc. and CPR (USA),
                        Inc., Liberty View Funds, L.P., and Liberty View Fund,
                        L.L.C.++

        10.52           -- Transfer Agent Instructions dated as of March 25, 1999.++

        10.53           -- Transfer Agent Legal Opinion dated as of March 25,
                        1999.++

        10.54           -- Placement Agency Agreement dated as of March 25, 1999 by and between HomeCom Communications, Inc. and J.P. Turner &
                        Company, L.L.C.++

        10.55           -- Stock Purchase Agreement by and among HomeCom
                        Communications, Inc. and Richard L. Chu, Joseph G. Rickard,
                        John R. Winans, Mario D'Agostino, Karen Moore, and John
                        Kokinis, dated as of April 23, 1999.+++

        10.56           -- Employment Agreement Between Ganymede Corporation and
                        Richard L. Chu, dated as of April 23, 1999.+++

        10.57           -- Employment Agreement between Ganymede Corporation and
                        John Winans, dated as of April 23, 1999.+++

        10.58           -- Employment Agreement between Ganymede Corporation and
                        Joseph G. Rickard, dated as of April 23, 1999.+++

        10.59           -- Escrow Agreement by and among HomeCom Communications,
                        Inc. and Richard L. Chu, Joseph G. Rickard, John R. Winans,
                        Mario D'Agostino, Karen Moore, and John Kokinis, dated as of
                        April 23, 1999.+++

        10.60           -- Pledge and Security Agreement by and between HomeCom
                        Communications, Inc. and Richard L. Chu, Joseph G. Rickard,
                        John R. Winans, Mario D'Agostino, Karen Moore, and John
                        Kokinis, dated as of April 23, 1999.+++

       EXHIBIT                                  DESCRIPTION
---------------------   ------------------------------------------------------------
        10.61           -- Warrant Agreement, dated as of March 25, 1999, by and
                        among CPR (USA), Inc. and HomeCom Communications, Inc.++++

        10.62           -- Warrant Agreement, dated as of March 25, 1999, by and
                        among Liberty View Fund, L.L.C. and HomeCom Communications,
                        Inc.++++

        10.63           -- Warrant Agreement, dated as of March 25, 1999, by and
                        among Liberty View, Funds, L.P. and HomeCom Communications,
                        Inc.++++

        10.64 -- Warrant Agreement, dated as of March 25, 1999, by and among J.P. Turner & Company, L.L.C and HomeCom
                        Communications, Inc.++++

        10.65 -- Securities Purchase Agreement dated as of July 23, 1999 by and among HomeCom Communications, Inc. and MacNab LLC ####

        10.66 -- Registration Rights Agreement dated as of July 23, 1999 by and among HomeCom Communications, Inc. and MacNab LLC ####

        10.67           -- Transfer Agent Instructions dated as of September 28,
                        1999 ####

        10.68           -- Transfer Agent Legal Opinion dated as of July 23,
                        1999 ####

        10.69 -- Placement Agency Agreement dated as of July 23, 1999 by and between HomeCom Communications, Inc. and Greenfield
                        Capital Partners ####

        10.70 -- Warrant Agreement, dated as of July 23, 1999, by and between HomeCom Communications, Inc. and MacNab LLC

        10.71           -- Securities Purchase Agreement dated as of September 27,
                        1999 by and among HomeCom Communications, Inc. and Jackson LLC ####

        10.72           -- Registration Rights Agreement dated as of September 27,
                        1999 by and among HomeCom Communications, Inc. and Jackson LLC ####

        10.73           -- Transfer Agent Instructions dated as of September 28,
                        1999 ####

        10.74           -- Transfer Agent Legal Opinion dated as of September 28,
                        1999 ####

        10.75           -- Placement Agency Agreement dated as of September 27, 1999 by and between HomeCom Communications, Inc. and Greenfield
                        Capital Partners ####

        10.76           -- Warrant Agreement, dated as of September 27, 1999, by and between HomeCom Communications, Inc. and Jackson LLC ####

        10.77 -- Asset Purchase Agreement, dated October 1, 1999, by and between HomeCom Communications, Inc. and Infrastructure
                        Defense, Inc.+++++

        10.78           -- Bill of Sale and Assignment, dated October 1, 1999, by
                        and between HomeCom Communications, Inc. and Infrastructure
                        Defense, Inc.+++++

        10.79           -- Non-solicitation and Non-compete Agreement, Dated
                        October 1, 1999, by and between HomeCom Communications, Inc.
                        and Infrastructure Defense, Inc.+++++

        10.80 -- Registration Rights Agreement, October 1, 1999, by and between HomeCom Communications, Inc. and Infrastructure
                        Defense, Inc.+++++

        10.81           -- Form of Opinion of Purchaser's Counsel.+++++

        10.82           -- Form of Opinion of Seller's Counsel.+++++

       EXHIBIT                                  DESCRIPTION
---------------------   ------------------------------------------------------------
        10.83           -- Referral and Service Agreement, dated October 1, 1999, by and between HomeCom Communications, Inc. and Infrastructure
                        Defense, Inc.+++++

        10.84           -- Value Added Distributor Agreement, dated October 1, 1999 by and between HomeCom Communications, Inc. and
                        Infrastructure Defense, Inc.+++++

        10.85           -- Resignation Letter of Krishan Puri, dated November 1,
                        1999.++++++

        10.86           -- Securities Purchase Agreement dated as of April 14, 2000, by and among HomeCom Communications, Inc. and McNab
                        LLC #####

        10.87           -- Registration Rights Agreement dated as of April 14, 2000, by and among HomeCom Communications, Inc. and McNab
                        LLC #####

        10.88           -- Transfer Agent Instructions dated as of April 14,
                        2000 #####

        10.89           -- Transfer Agent Legal Opinion dated as of April 14,
                        2000 #####

        10.90 -- Warrant Agreement, dated as of April 14, 2000, by and among MacNab LLC and HomeCom Communications, Inc.

        21.1            -- List of Subsidiaries.***

        23.1            -- Consent of PricewaterhouseCoopers LLP

        23.2            -- Consent of Andrew Shebay & Company, PLLC

        23.3            -- Consent of Andrew Shebay & Company, PLLC

        23.4            -- Consent of Ostrow Reisin Berk & Abrams, Ltd.

        23.5            -- Consent of Sims Moss Kline & Davis LLP (included in
                        Exhibit 5.1) (previously filed).

        24.1            -- Powers of Attorney (previously filed).

        27.1            -- Financial Data Schedule (for SEC use only). ###

------------------------

     * Incorporated herein by reference to exhibit of the same number in the Form S-1 Registration Statement of the Registrant (Registration No. 333-12219).

    ** Incorporated herein by reference to exhibit of the same number in the Form 10-K of the Registrant filed with the Commission on March 31, 1998.

   *** Incorporated herein by reference to exhibit of the same number in the Form S-1 Registration Statement of the Registrant (Registration No. 333-42599).

  **** Incorporated herein by reference to exhibit of the same number in Form 8-K of the Registrant filed with the Commission on April 28, 1998.

     # Incorporated herein by reference to exhibit of the same number in Form 8-K of the Registrant filed with the Commission on June 25, 1998.

    ## Incorporated herein by reference to exhibit of the same number in Form 8-K of the Registrant filed with the Commission on November 18, 1998.

   ### Incorporated herein by reference to exhibit of the same number in Form 10-Q of the Registrant filed with the Commission on August 14, 2000.

  #### Incorporated herein by reference to exhibit of the same number in Form S-1 Registration Statement of the Registrant
         (Registration No. 333-88491).

 ##### Incorporated herein by reference to exhibit of the same number in Form S-3 Registration Statement of the Registrant
         (Registration No. 333-38326).

     + Incorporated herein by reference to exhibit of the same number in Form S-1 Registration Statement of the Registrant
         (Registration No. 333-45383).

    ++ Incorporated herein by reference to exhibit of the same number in Form 10-K of the Registrant filed with the Commission on March 31, 1999.

   +++ Incorporated herein by reference to exhibit of the same number in Form 8-K of the Registrant filed with the Commission on May 10, 1999.

  ++++ Incorporated herein by reference to Registration Statement on Form S-3 of the Registrant (Registration No. 333-79761)

 +++++ Incorporated herein by reference to exhibit of the same number on Form 8-K of the Registrant filed with the Commission on October 18, 1999.

++++++ Incorporated herein by reference to exhibit of the same number on Form 8-K of the Registrant filed with the Commission on November 5, 1999.

ITEM 17.  UNDERTAKINGS

    (a) The Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "1993 Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

    (c) The Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the 1933 Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

        (2) For purposes of determining any liability under the 1933 Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 28th day of August, 2000.

                                                       HOMECOM COMMUNICATIONS, INC.

                                                       By:              /s/ HARVEY W. SAX
                                                            -----------------------------------------
                                                                          Harvey W. Sax
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                              DATE
                      ---------                                   -----                              ----
                  /s/ HARVEY W. SAX                    President and Chief
     -------------------------------------------       Executive Officer (Principal             August 28, 2000
                    Harvey W. Sax                      Executive Officer)

                  /s/ HARVEY W. SAX                    Chief Technical Officer and
     -------------------------------------------       Director                                 August 28, 2000
                    Harvey W. Sax

                  /s/ HARVEY W. SAX                    Director
                 As Attorney-In-Fact
     -------------------------------------------                                                August 28, 2000
                     Roger Nebel

                  /s/ HARVEY W. SAX                    Director
                 As Attorney-In-Fact
     -------------------------------------------                                                August 28, 2000
                 James Wm. Ellsworth

                  /s/ HARVEY W. SAX                    Director
                 As Attorney-In-Fact
     -------------------------------------------                                                August 28, 2000
                  Daniel A. Delity

                  /s/ HARVEY W. SAX                    Director
                 As Attorney-In-Fact
     -------------------------------------------                                                August 28, 2000
                  Claude A. Thomas

                /s/ TIMOTHY ROBINSON                   Executive Vice President and
     -------------------------------------------       Chief Financial Officer                  August 28, 2000
                 Timothy R. Robinson